                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement        / /  Confidential, for Use of the Commission
                                        Only
/X/  Definitive Proxy Statement         as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             AM International, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5)  Total fee paid:

- --------------------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

- --------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------

     (3)  Filing Party:

- --------------------------------------------------------------------------------

     (4)  Date Filed:

- --------------------------------------------------------------------------------

                             AM International Logo

                                 August 2, 1996

DEAR AM INTERNATIONAL
STOCKHOLDERS:

     I am pleased to invite you to a special meeting of the stockholders of AM International, Inc. (the "Company") called for August 26, 1996 to consider the approval of the sale by the Company of substantially all of the assets of the Sheridan Systems division (the "Proposed Sale") pursuant to an Asset Purchase Agreement dated as of July 9, 1996 among the Company, AM Graphics International Limited and Heidelberger Druckmaschinen AG for $50 million in cash and the assumption of substantially all of the liabilities of the Sheridan Systems division.

     We previously announced that we had retained Bear, Stearns & Co., Inc. to review strategic options including the sale of all or part of the operating units of the Company or the Company as a whole. The management and Board of Directors believes it is in the best interests of the stockholders to sell Sheridan Systems now and to use the net proceeds to repay indebtedness, reduce other liabilities, provide working capital, and for other general corporate purposes.

     Enclosed with this letter are a Notice of Special Meeting and Proxy Statement which describes in detail the Proposed Sale, its background and other relevant information. Also enclosed is a form of proxy solicited by the Board of Directors of the Company in connection with the special meeting.

     YOUR BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSED SALE.

     You should carefully consider all of the information in the proxy statement and execute and return the enclosed form of proxy as soon as possible, whether or not you expect to attend the special meeting. The giving of a proxy by a stockholder will not prevent voting in person at the special meeting. The vote of every stockholder of AM International is important. Your Board of Directors and management appreciates your support and cooperation.

     We look forward to seeing you on August 26, 1996.

                                          Cordially,
                                          Jerome D. Brady
                                          Jerome D. Brady
                                          Chairman, President and
                                          Chief Executive Officer

                             AM INTERNATIONAL, INC.
                       9399 WEST HIGGINS ROAD, SUITE 900
                               ROSEMONT, IL 60018

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 26, 1996

To The Stockholders of AM International, Inc.:

     A Special Meeting of Stockholders of AM International, Inc. will be held at the Riverway Auditorium, 6133 North River Road, Rosemont, Illinois on August 26, 1996 at 8:30 a.m. (Central Time) for the following purposes:

     (1) To consider and vote upon a proposal to approve the sale by the Company of substantially all of the assets of its Sheridan Systems division pursuant to an Asset Purchase Agreement dated as of July 9, 1996 among the Company, AM Graphics International Limited and Heidelberger Druckmaschinen AG, a copy of which appears as Appendix I to the accompanying Proxy Statement.

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on July 31, 1996 has been fixed as the record date for the meeting. All holders of record of Common Stock on such date are entitled to notice of and to vote at the meeting.

     Each stockholder, even though he or she now plans to attend the meeting, is requested to sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting.

                                          By Order of the Board of Directors,

                                          Steven R. Andrews, Secretary
Rosemont, Illinois
August 2, 1996
                            ------------------------

                                   IMPORTANT

     TO ASSURE PROPER REPRESENTATION AT THE MEETING, ALL STOCKHOLDERS ARE EARNESTLY REQUESTED TO FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                         THANK YOU FOR ACTING PROMPTLY.

                               TABLE OF CONTENTS

                                                                                        PAGE
Introduction..........................................................................    1
Summary...............................................................................    2
Voting Rights and Proxy Information...................................................    6
The Proposed Sale.....................................................................    7
  Background of the Proposed Sale.....................................................    7
  Opinion of the Company's Financial Advisor..........................................   10
  Recommendation of the Company's Board of Directors; Reasons for the Proposed Sale...   13
  Stockholder Approval................................................................   14
  Purchase Price......................................................................   15
  Use of Proceeds.....................................................................   16
  Representations and Warranties......................................................   16
  Certain Covenants Prior to Closing..................................................   17
  Cash Management Prior to Closing....................................................   18
  Conditions to Closing; Waiver.......................................................   19
  Amendment; Termination; Assignment..................................................   20
  Employee Arrangements...............................................................   20
  Covenant Not to Compete.............................................................   21
  Interests of Certain Persons in the Proposed Sale...................................   21
  Certain Federal Income Tax Consequences.............................................   22
  Regulatory Requirements.............................................................   22
  Possibility that the Proposed Sale Will Not be Consummated..........................   23
  Accounting Treatment................................................................   23
  Fees and Expenses...................................................................   23
  No Dissenter's Rights of Appraisal..................................................   24
Certain Information Concerning Buyer..................................................   24
AM International, Inc. Unaudited Pro Forma Consolidated Financial Statements..........   25
  Unaudited Pro Forma Consolidated Statements of Operations From Continuing
     Operations.......................................................................   25
  Unaudited Pro Forma Consolidated Balance Sheet......................................   26
  Unaudited Pro Forma Capitalization..................................................   27
  Notes to Unaudited Pro Forma Consolidated Financial Statements......................   28
Selected Financial Data...............................................................   29
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................   30
Market Prices of Common Stock; Dividends..............................................   36
The Company's Business and Properties.................................................   37
Principal Stockholders................................................................   43
Security Ownership of Directors and Executive Officers................................   44
Independent Accountants...............................................................   45
Stockholder Proposals For 1996 Annual Meeting.........................................   45
Other Business........................................................................   45
Index to Financial Statements of AM International, Inc. ..............................  F-1

APPENDICES

Appendix I  -- Asset Purchase Agreement

Appendix II -- Opinion of Bear, Stearns & Co. Inc.

                             AM INTERNATIONAL, INC.
                       9399 WEST HIGGINS ROAD, SUITE 900
                            ROSEMONT, ILLINOIS 60018

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 26, 1996

                                  INTRODUCTION

     This Proxy Statement is being furnished to the stockholders of AM International, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders of the Company to be held on August 26, 1996 at 8:30 a.m. (Central Time) and at any adjournment thereof (the "Special Meeting"). This Proxy Statement, the accompanying Notice of Special Meeting of Stockholders and the enclosed form of proxy are being initially mailed to holders of the Company's Common Stock on or about August 2, 1996.

     At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the sale (the "Proposed Sale") by the Company of substantially all of the assets of its Sheridan Systems division pursuant to the Asset Purchase Agreement dated as of July 9, 1996 (the "Asset Purchase Agreement") among the Company, AM Graphics International Limited, a corporation organized under the laws of the United Kingdom and a wholly-owned subsidiary of the Company (the "Subsidiary"), and Heidelberger Druckmaschinen AG, a corporation organized under the laws of the Federal Republic of Germany ("Heidelberg" or "Buyer"). The Asset Purchase Agreement (without Schedules and Exhibits) is attached to this Proxy Statement as Appendix I.

     The Asset Purchase Agreement provides for the sale by the Company to Buyer of substantially all of the assets of its Sheridan Systems division ("Sheridan Systems") for cash in an amount equal to $50 million and the assumption of substantially all of the liabilities of Sheridan Systems by Buyer (collectively, the "Purchase Price"). See "THE PROPOSED SALE -- Purchase Price." The Company intends to use the net proceeds of the Proposed Sale primarily to repay indebtedness, reduce other liabilities, provide working capital, and for other general corporate purposes. See "THE PROPOSED SALE -- Use of Proceeds; Repayment of Indebtedness."

     All information contained herein concerning Buyer has been supplied by Buyer. Except as otherwise indicated, all other information contained in the Proxy Statement has been furnished by the Company.

                                    SUMMARY

     Certain significant matters discussed in the Proxy Statement are summarized below. This Summary is not intended to be complete and is qualified in all respects by reference to the more detailed information appearing or incorporated by reference in this Proxy Statement. Stockholders are urged to review carefully the entire Proxy Statement (including the Appendices and the documents incorporated herein by reference).

                              GENERAL INFORMATION

AM INTERNATIONAL,
INC.....................The Company manufactures, sells and services a broad range of printing and graphics arts production, newspaper mailroom, and commercial and publication bindery products, and provides supplies and services to the global graphics industry. The Company currently conducts its business in two business segments: Sheridan Systems and AM Multigraphics. Earlier this year, the Company discontinued its third business segment -- AM Multigraphics-International. The mailing address of its principal executive offices is 9399 West Higgins Road, Suite 900, Rosemont, Illinois 60018, and its telephone number is (847) 292-0600. See "THE COMPANY'S BUSINESS AND PROPERTIES."

ASSET PURCHASE
  AGREEMENT.............On July 9, 1996, the Company, the Subsidiary and
                        Heidelberg signed the Asset Purchase Agreement, a copy of which is attached hereto as Appendix I, providing for the sale by the Company to Buyer of substantially all of the assets of Sheridan Systems. See "THE PROPOSED SALE."

DATE, TIME AND PLACE OF
  THE SPECIAL MEETING...The Special Meeting of Stockholders of the Company is to
                        be held on Monday, August 26, 1996, at the Riverway Auditorium, 6133 North River Road, Rosemont, Illinois at 8:30 a.m. (Central Time) (the "Special Meeting").

PURPOSES OF THE SPECIAL
  MEETING...............The purposes of the Special Meeting are (1) to consider and vote upon a proposal to approve the Asset Purchase Agreement; and (2) to transact any other business that may properly come before the Special Meeting.

RECORD DATE.............Only holders of record of shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") at the close of business on July 31, 1996 (the "Record Date") are entitled to vote at the Special Meeting. On that date, 7,010,000 shares of Common Stock were outstanding.

VOTE REQUIRED...........Pursuant to Section 271 of the General Corporation Law
                        of the State of Delaware (the "Delaware GCL"), approval of the Proposed Sale will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. See "THE PROPOSED SALE -- Stockholder Approval."

                               THE PROPOSED SALE

GENERAL.................The Asset Purchase Agreement provides for the sale by the Company to Buyer of substantially all of the assets of Sheridan Systems.

SHERIDAN SYSTEMS........Sheridan Systems designs, manufactures and distributes equipment, software and related control systems through two business units: the Bindery Systems unit and the Newspaper Mailroom Systems unit. These products are manufactured at facilities in Dayton, Ohio and Slough, England. The products are largely capital equipment items and include: (i) bindery equipment, systems and components used to assemble and collate a broad variety of printed materials (bindery includes post press collating, binding and trimming of multiple pages) and
                        (ii) equipment, software and related control systems used for material handling and inserting in newspaper mailroom facilities.

PURCHASE PRICE..........The Asset Purchase Agreement provides that the purchase price for Sheridan Systems is cash in an amount equal to $50 million. In addition, Buyer will assume substantially all of the liabilities of Sheridan Systems. See "THE PROPOSED SALE -- Purchase Price."

USE OF PROCEEDS.........The Company intends to use the net proceeds of the
                        Proposed Sale primarily to repay all of the indebtedness outstanding under its credit facility, to reduce other liabilities (including extended trade payables), to provide working capital, and for other general corporate purposes. See "THE PROPOSED SALE -- Use of Proceeds and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

RECOMMENDATION OF THE
  COMPANY'S BOARD OF
  DIRECTORS.............The Board of Directors of the Company believes that the
                        Proposed Sale is in the best interests of the Company and its stockholders and has approved the Asset Purchase Agreement. The Board of Directors of the Company recommends that its stockholders approve the Proposed Sale. The Board of Directors' recommendation is based upon a number of factors discussed in this Proxy Statement. See "THE PROPOSED SALE -- Recommendation of the Company's Board of Directors; Reasons for the Proposed Sale."

OPINION OF THE COMPANY'S
  FINANCIAL ADVISOR.....Bear, Stearns & Co. Inc. has rendered an opinion to the
                        Board of Directors of the Company to the effect that the Purchase Price is fair to the Company from a financial point of view. See "THE PROPOSED SALE -- Opinion of Company's Financial Advisor." A copy of such opinion is contained in Appendix II to this Proxy Statement (the "Opinion"), which Opinion sets forth the assumptions made, the matters considered and limitations on the review undertaken in rendering such Opinion.

CLOSING DATE OF THE
  PROPOSED SALE.........If the Asset Purchase Agreement is approved by the requisite vote of stockholders of the Company and the other conditions to the Proposed Sale are satisfied or waived, it is expected that, subject to the satisfaction of these conditions, the Proposed Sale will be consummated promptly after the Special Meeting (the "Closing Date").

CERTAIN FEDERAL INCOME
  TAX CONSEQUENCES......Consummation of the Proposed Sale will not be a taxable event for federal income tax purposes for the stockholders of the Company. Although the consummation of the Proposed Sale will be a taxable event for the Company, the Company does not expect to incur any significant income tax liability as a result of the Proposed Sale. See "THE PROPOSED SALE -- Certain Federal Income Tax Consequences."

CONDITIONS OF THE
PROPOSED SALE;
  TERMINATION...........The consummation of the Proposed Sale is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the Asset Purchase Agreement. See "THE PROPOSED SALE -- Conditions to Closing; Waiver." The Asset Purchase Agreement may be terminated (i) by mutual written agreement of Buyer and the Company, (ii) by either Buyer or the Company if the Proposed Sale has not been consummated on or before October 31, 1996 and (iii) in certain other situations. See "THE PROPOSED SALE -- Amendment; Termination."

ACCOUNTING TREATMENT....The Proposed Sale has been reflected in the Company's financial statements as a disposal of a segment of business within the meaning of Accounting Principles Board Opinion No. 30.

NO DISSENTER'S RIGHTS OF
  APPRAISAL.............Under the Delaware GCL, holders of Common Stock will not be entitled to rights of appraisal in connection with the Proposed Sale.

                         SUMMARY FINANCIAL INFORMATION

     The following is a summary of certain consolidated financial information of the Company (restated to reflect Sheridan Systems and the AM
Multigraphics -- International Operations as discontinued operations.) This summary has been derived in part from, and should be read in conjunction with, the consolidated financial statements of the Company and the related notes thereto. Results of interim periods are not necessarily indicative of results to be expected for the year. See "INDEX TO FINANCIAL STATEMENTS." Due to the reorganization of the Company and the implementation of Fresh Start Reporting, financial statements for the Reorganized Company (period starting September 30, 1993) are not comparable to those of the Predecessor Company. See Note 14 to "Notes to Consolidated Financial Statements."

                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                           REORGANIZED COMPANY
                           ---------------------------------------------------
                                                                                               PREDECESSOR COMPANY
                             NINE MONTHS ENDED                                   ------------------------------------------------
                                                                                 AUG. 1, 1993
                           ---------------------   YEAR ENDED   SEPT. 30, 1993      THROUGH             YEAR ENDED JULY 31
                           APRIL 27,   APRIL 29,    JULY 31,       THROUGH         SEPT. 19,     --------------------------------
                             1996        1995         1995      JULY 31, 1994        1993          1993        1992        1991
                           ---------   ---------   ----------   --------------   -------------   ---------   ---------   --------
                                (UNAUDITED)
Historical Data:
 Results of operations:
   Net sales.............. $128,220    $138,324     $191,485       $163,816        $  26,532     $ 195,698   $ 202,419   $193,827
   Income (loss) from
     continuing
     operations........... $ (5,296)   $ (3,399)    $ (4,151)      $  2,082        $  21,795     $ (43,787)  $ (83,069)  $  2,872
   Income (loss) from
     discontinued
     operations...........   (5,874)      4,127        8,764          4,570          (27,810)      (81,891)    (41,709)     5,941
                           --------    --------     --------       --------        ---------     ----------  ---------   --------
   Net income (loss)...... $(11,170)   $    728     $  4,613       $  6,652        $  (6,015)    $(125,678)  $(124,778)  $  8,813
                           ========    ========     ========       ========        =========     ==========  =========   ========
 Financial position:
   Assets of continuing
     operations........... $156,829    $168,333     $163,072       $169,274        $ 164,438     $ 175,432   $ 271,802   $369,800
   Assets of discontinued
     operations, net......   48,589     118,391      114,592        133,957          139,710       100,515     169,609    230,652
                           --------    --------     --------       --------        ---------     ----------  ---------   --------
   Total assets........... $205,418    $286,724     $277,664       $303,231        $ 304,148     $ 275,947   $ 441,411   $600,452
                           ========    ========     ========       ========        =========     ==========  =========   ========
   Long-term debt......... $ 10,902    $ 15,727     $ 14,915       $ 19,359        $  25,505     $ 129,000   $  62,592   $ 73,342
   Stockholders' equity...   36,368      44,715       48,301         42,776           36,000       (49,651)     69,337    187,503
 Per share of common
   stock:
   Income (loss) from
     continuing
     operations........... $  (0.76)      (0.49)    $  (0.59)      $   0.30              N/A           N/A         N/A        N/A
   Income (loss) from
     discontinued
     operations...........    (0.83)       0.59         1.25           0.65              N/A           N/A         N/A        N/A
                           --------    --------     --------       --------        ---------     ----------  ---------   --------
   Net income (loss)...... $  (1.59)   $   0.10     $   0.66       $   0.95              N/A           N/A         N/A        N/A
                           ========    ========     ========       ========        =========     ==========  =========   ========
   Book value per share... $   5.19    $   6.38     $   6.88       $   6.11              N/A           N/A         N/A        N/A

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma consolidated information illustrates the effect of certain adjustments to the historical consolidated financial statements (after restatement to reflect Sheridan Systems and the AM Multigraphics -- International Operations as discontinued operations) of the Company that result from the Proposed Sale of Sheridan Systems. The pro forma information is not necessarily indicative of future operations or actual results had the Proposed Sale and related transaction occurred at the beginning of the periods presented for the Consolidated Statements of Operations and the Consolidated Balance Sheets. See "AM INTERNATIONAL, INC. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS"

                                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                      NINE MONTHS ENDED              YEAR ENDED
                                                                                       APRIL 27, 1996               JULY 31, 1995
                                                                                      -----------------             -------------
Pro Forma Information:
 Net sales..........................................................................      $ 128,220                   $ 191,485
 Income (loss) from continuing operations...........................................         (4,769)                     (3,951)
 Total assets.......................................................................        124,408                           *
 Long-term debt.....................................................................         10,902                           *
 Total stockholders' equity.........................................................         17,472                           *
 Income (loss) per common share from continuing operations..........................          (0.68)                      (0.57)
 Book value per share...............................................................           2.49                           *

- ---------------
* Not applicable

                      VOTING RIGHTS AND PROXY INFORMATION

     Proxies in the accompanying form are solicited on behalf of and at the direction of the Board of Directors of the Company, which has fixed the close of business on July 31, 1996 as the record date (the "Record Date") for the determination of holders of outstanding shares of Common Stock entitled to notice of and to vote at the Special Meeting or any adjournment(s) thereof. On the Record Date, there were 7,010,000 shares of Common Stock issued and outstanding, which were held of record on such date by approximately 1,230 registered holders. Each stockholder is entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held of record on the Record Date. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required for approval of the Proposed Sale. The presence, either in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. A vote to abstain from voting on a proposal has the effect of a vote against the proposal. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular matter, such nonvoted shares will not be considered present and entitled to vote on such matter, although such shares may be considered present and entitled to vote on other matters and will count for the purpose of determining the presence of a quorum.

     All shares of Common Stock represented by properly executed proxies will be voted at the Special Meeting in accordance with the direction indicated on the proxies unless such proxies have previously been revoked. If no direction is indicated, the shares will be voted FOR approval of the Proposed Sale. The Board recommends that stockholders vote FOR the Proposed Sale. See "THE PROPOSED
SALE -- Recommendation of the Company's Board of Directors; Reasons for the Proposed Sale." If any other matters are properly presented at the Special Meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The Special Meeting may be adjourned, and additional proxies solicited, if at the time of the Special Meeting the vote necessary to approve the Proposed Sale has not been obtained. Any adjournment of the Special Meeting will require the affirmative vote of the holders of at least a majority of the shares of Common Stock represented at the Special Meeting (regardless of whether such shares constitute a quorum).

     A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Special Meeting, by giving written notice of revocation to the Secretary prior to the vote at the Special Meeting or by appearing in person at the Special Meeting and voting in person the shares to which the proxy relates. Any written notice revoking a proxy should be sent to the Company, 9399 West Higgins Road, Suite 900, Rosemont, Illinois 60018, Attention: Steven R. Andrews, Secretary.

     In addition to the use of the mail, proxies may be solicited via personal interview and telephone or telegraph by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company has retained Corporate Investor Communications, Inc. to assist with the solicitation for a fee of $2,500 plus expenses.

                               THE PROPOSED SALE

     The description of the Asset Purchase Agreement set forth in this Section does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached as Appendix I to this Proxy Statement and is incorporated by reference.

BACKGROUND OF THE PROPOSED SALE

     At a regular meeting of the Company's Board of Directors on June 2, 1995, the Board determined to undertake a review of the Company's strategic alternatives to maximize stockholder value and provide liquidity to stockholders and directed management to conduct discussions with potential financial advisors. The Board further concluded that the Compensation and Nominating Committee should review measures designed to secure the continued services of the Company's executive officers in view of the potential for a transaction involving the Company.

     Two prospective financial advisors were interviewed by members of management and Jeffrey D. Benjamin, a Director of the Company. Management subsequently recommended to the Board of Directors that Bear, Stearns & Co., Inc. ("Bear Stearns") be retained as the Company's financial advisor. At a meeting of the Board of Directors on July 10, 1996, representatives of Bear Stearns, Arthur Andersen LLP, the Company's auditor and tax advisor ("Arthur Andersen"), and Sidley & Austin, the Company's counsel, reviewed with the Board of Directors a range of financial, tax and legal issues concerning various strategic alternatives. Bear Stearns addressed the four primary strategic alternatives they considered to be available to maximize and realize stockholder value, which included (1) an equity offering, (2) a leveraged recapitalization,
(3) a sale, or (4) maintaining the status quo. Bear Stearns advised that the strength of the market for acquisition candidates led them to the preliminary conclusion that a sale of the Company would likely produce the highest return to the Company's stockholders of all the available alternatives. Also at that meeting, the Board of Directors approved the agreements described under "--Interest of Certain Persons in the Proposed Sale."

     On July 19, 1995, the Company retained Bear Stearns to act as its financial advisor in connection with the consideration of possible strategic alternatives to enhance stockholder value. In light of the differences in the Company's two principal businesses that could limit a buyer's interest in acquiring the entire company, it was deemed appropriate to pursue a sale of the individual businesses as well as the Company as a whole.

     In the Fall of 1995, following the preparation of audited financial statements for the Company's fiscal year ended July 31, 1995, the Company, with the assistance of Bear Stearns, prepared a confidential memorandum describing Sheridan Systems and began to solicit indications of interest from a number of parties considered by the Company and Bear Stearns to be prospective purchasers of Sheridan Systems. Subsequently, a similar memorandum was prepared with respect to AM Multigraphics and circulated to potential interested parties.

     In December 1995, the Company reported a net loss for its first fiscal quarter ended October 28, 1995 of $3.8 million, on revenues that were $19.5 million lower than the comparable prior year period. Approximately one-half of the revenue decrease was attributed to a low beginning backlog and weak market demand for bindery and newspaper mailroom systems at Sheridan Systems. The Company did not comply with restrictive financial covenants for the quarter ended October 28, 1995 under its principal domestic credit facility but received waivers of the violations from its lenders.

     In January 1996, Directors A. Carl Mudd and Asher O. Pacholder determined to recuse themselves from further consideration by the Board of Directors of the Company's strategic alternatives in light of the relationships of these directors to an entity with a potential interest in acquiring AM Multigraphics.

     Between October 1995 and early March 1996, Bear Stearns contacted approximately one hundred companies, including Heidelberg, to solicit proposals with respect to Sheridan Systems. In connection therewith, the Company and Heidelberg entered into a Confidentiality Agreement in January 1996 pursuant to which Heidelberg agreed to maintain the confidentiality of all nonpublic information provided to it by the Company. Approximately 40 prospective purchasers entered into confidentiality agreements with the Company and reviewed the confidential memorandum, and several of those prospective purchasers conducted meetings with management and undertook limited due diligence. In January 1996, the parties which provided an expression of interest in Sheridan Systems were provided with revised forecasts reflecting lower revenue and income expectations due to the lower order intake and continued weak backlog. Of the preliminary expressions of interest received from these prospective purchasers, the Company deemed two such expressions (one of which was from Heidelberg) to be of interest and the Company terminated discussions with the remaining entities because the preliminary purchase price indications from such entities were substantially lower. No expressions of interest were received for the purchase of the entire Company.

     On February 23, 1996 the Company announced the preliminary results for its second fiscal quarter ended January 27, 1996, indicating that there would be a loss in the range of $8-9 million. The net loss resulted in part from the lower backlog at the beginning of the quarter at Sheridan Systems and weaker market conditions generally for Sheridan Systems' bindery products. As a consequence, the Company again lowered its forecasts for Sheridan Systems. The Company also did not comply with certain restrictive financial covenants in its credit agreement, received waivers from its lenders and stated that its projections indicated that it might not meet income-related financial covenants in future quarters. In granting the waivers relating to second fiscal quarter results, the Company's lenders expressed concern over the financial results and projections and the increased levels of borrowing and encouraged the Company to consummate a transaction for the sale of one or more operating divisions or for the Company as a whole.

     On February 28, 1996, Heidelberg offered its non-binding indication of interest in purchasing the assets of Sheridan Systems for $55 million, subject to due diligence and certain adjustments. On March 14, 1996, an informational meeting took place at the Company's facilities in Slough, England. Representing Heidelberg were: Mr. Ulrich Mauser, member of its Management Board, Dr. Herbert Meyer, a member of its Management Board and its Chief Financial Officer, Mr. Howard Dare, Managing Director of Heidelberg Australia, and Dr. Lutz Bucken, General Counsel and Secretary; representing the Company were: Mr. Jerome Brady, its Chairman, President and CEO, Mr. Thomas Rooney, its Vice President and Chief Financial Officer, and Mr. Ulrik Nygaard, Vice President and President of Sheridan Systems. On March 28, 1996 Heidelberg submitted to the Company a non-binding letter of intent which included a preliminary purchase price of $65 million, subject to due diligence and other conditions.

     Subsequent meetings were held on April 17 and 18 at the Sheridan Systems facility in Dayton, Ohio to discuss the terms of a proposed transaction. Among others attending were: Mr. Hartmut Mehdorn, Chairman of the Management Board of Heidelberg, Mr. Dare, Dr. Meyer, Dr. Bucken, and Messrs. Brady, Rooney and Nygaard, as well as Mr. Steven Andrews, the Company's Vice President, General Counsel and Secretary. On April 19, 1996, Dr. Bucken met in New York City at the offices of Skadden Arps, Slate, Meagher & Flom, counsel to Heidelberg in connection with this transaction ("Skadden Arps"), with representatives of Skadden Arps, Mr. Andrews and a representative from Sidley & Austin, to discuss legal issues and the scheduling of the various transactions.

     As Heidelberg's due diligence review of Sheridan Systems proceeded, issues arose which necessitated a meeting at the offices of Skadden Arps in New York City on May 9, 1996 among Messrs. Dare and Ian Lyons, Senior Vice President, Finance and Administration of Heidelberg USA, Dr. Bucken, and Messrs. Rooney and Andrews, as well as representatives of Bear Stearns, Sidley & Austin and Skadden Arps. At that meeting, Heidelberg personnel indicated that, based on further investigation and analysis, their price indication would be substantially lower than previously indicated. Mr. Nygaard and David DaRin, Chief Financial Officer of Sheridan Systems, joined the meetings on May 10 in New York and the parties continued their discussions.

     At a meeting of the Board of Directors held on May 21 and 22 at the Sheridan Systems facility in Dayton, Ohio, management reported to the Board of Directors that a review of the Company's cash resources and current revolving credit facilities had been undertaken and management did not expect that the Company's liquidity for the next twelve-month period would be adequate absent the consummation of some transaction providing capital resources to the Company. Accordingly, management had undertaken several initiatives to further reduce expenses and had obtained preliminary indications of interest from new sources of debt financing. The Board considered preliminary proposals from alternative sources of debt financing, as well as preliminary indications of interest from potential purchasers of AM Multigraphics and the current status of negotiations for the sale of Sheridan Systems. The Board also heard detailed presentations from members of the management team of Sheridan Systems as to the current status, future prospects and investment requirements for operation of their business segment for the foreseeable future. In addition, the Board of Directors received a report from Bear Stearns addressing their activities to market both Sheridan Systems and AM Multigraphics, the absence of any indications of interest for the purchase of the Company as a whole, and possible strategic alternatives which included: (1) continued operation of the Company with no sale, (2) sale of Sheridan Systems and continued operation of the remainder of the Company, (3) sale of AM Multigraphics and the continued operation of the remainder of the Company, and (4) sale of both operating segments and liquidation of the Company. At the conclusion of the meeting, the Board of Directors directed management to continue its efforts to find new sources of debt financing, but concluded that exploring the potential transaction with Heidelberg should be the top priority among the Company's existing options.

     On May 28, 1996, a meeting was held in Heidelberg, Germany, between Messrs. Brady and Rooney, and Drs. Meyer and Bucken. Mr. Mehdorn later joined the group for dinner. As a result of these meetings and further telephonic discussions between the parties, Heidelberg sent to the Company a non-binding letter of intent for the purchase by Heidelberg of the assets of the Sheridan Systems division for a total cash purchase price of $56 million, subject to certain adjustments, including a closing adjustment based on net asset value.

     At a special telephonic meeting of the Company's Board of Directors held on June 10, 1996, a representative of Sidley & Austin reviewed the terms of the letter of intent. The Board also reviewed materials from Bear Stearns concerning the proposal and received a report from Bear Stearns as to their marketing efforts and the process that Bear Stearns would follow in issuing a fairness opinion at the time of the execution of a definitive agreement. Finally, the Board considered management's recommendation that the transaction be approved. The Board of Directors then approved the letter of intent with Heidelberg, and the letter of intent was executed by the Company.

     On June 11 and 12, 1996, meetings with Heidelberg representatives continued in Dayton. Dr. Bucken and members of Heidelberg's due diligence team met with Messrs. Rooney and Andrews and representatives from Arthur Andersen. On June 24, 1996, the parties met again at the New York offices of Skadden Arps to discuss various issues raised in the course of Heidelberg's due diligence process and to discuss the draft of the Asset Purchase Agreement prepared by Skadden Arps. The discussions included Messrs. Dare and Lyons and Dr. Bucken for Heidelberg, as well as Messrs. Rooney and Andrews for the Company, along with representatives of Bear Stearns, Sidley & Austin and Skadden Arps. On June 25, the discussions included Mr. Mehdorn, Dr. Meyer and Mr. Brady. At the meeting, the parties took note of the divergent views about many of the issues raised in Heidelberg's due diligence process and discussed the need to avoid the uncertainty of potentially substantial closing adjustments. The parties agreed to discuss the possible resolution of these issues through a reduction of the purchase price to a fixed sum of $50 million, without a closing net asset value adjustment. Discussions continued over the course of the following weeks, and on July 5, 1996, Mr. Dare met at the Company's headquarters in Rosemont, Illinois with Messrs. Rooney, Nygaard and DaRin to discuss remaining open issues between the parties.

     On July 8, 1996, the parties met at the offices of Skadden Arps to discuss and document the final terms of the Asset Purchase Agreement. On July 9, 1996, the document was executed by the parties subject, among other things, to the approval of the Asset Purchase Agreement and the transactions contemplated thereby by the Company's Board of Directors. On July 10, 1996, a telephonic meeting of the Company's Board of Directors was held, at which the Directors received presentations from a representative of Sidley & Austin concerning the terms of the Asset Purchase Agreement and a presentation from Bear Stearns as to its financial analyses and its opinion as to the fairness of the proposed transaction to the Company from a financial point of view. The Board also received management's recommendation that the transaction be approved. At the conclusion of the presentations, the Board of Directors of the Company approved the Asset Purchase Agreement.

     The Company continues to explore strategic alternatives with respect to the remainder of its business (including a sale of all or part of its remaining operations), as well as the retention and operation of the remaining business.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     The Company retained Bear Stearns as its financial advisor in connection with the consideration of certain strategic alternatives and asked Bear Stearns to render its Opinion in connection with the Proposed Sale based on Bear Stearns' qualifications, expertise and reputation. Bear Stearns is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities and in rendering opinions in connection with mergers and acquisitions and other purposes.

     Bear Stearns has delivered to the Board of Directors of the Company its Opinion to the effect that, based upon and subject to the various considerations set forth in such Opinion, as of July 9, 1996, the Purchase Price was fair, from a financial point of view, to the Company. The full text of Bear Stearns' Opinion is attached as Appendix II to this Proxy Statement. The Company's stockholders are urged to, and should, read such Opinion carefully in its entirety in conjunction with this Proxy Statement for assumptions made, matters considered and limits of the review by Bear Stearns. Bear Stearns' Opinion addresses only the fairness of the Purchase Price from a financial point of view and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposal to approve the Proposed Sale. The summary of Bear Stearns' Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such Opinion.

     In rendering its Opinion, Bear Stearns, among other things: (i) reviewed the Asset Purchase Agreement and related transaction documents; (ii) reviewed certain audited and unaudited financial statements of the Company and Sheridan Systems; (iii) reviewed certain operating and financial information for Sheridan Systems; (iv) reviewed certain estimated year end financial results for the fiscal years 1996 through 2000 for Sheridan Systems which were provided to Bear Stearns by the managements of the Company and Sheridan Systems; (v) met with certain members of senior managements of the Company and Sheridan Systems to discuss Sheridan Systems' operations, historical financial statements and prospects; (vi) reviewed publicly available financial data and stock market performance of publicly traded companies in businesses that Bear Stearns deemed generally comparable to Sheridan Systems; (vii) reviewed the financial terms of recent acquisitions of companies Bear Stearns deemed generally comparable to Sheridan Systems; and (viii) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate. In addition, as part of its engagement, Bear Stearns assisted the Company in identifying and contacting various knowledgeable and qualified buyers which were given the opportunity to make a thorough evaluation of Sheridan Systems in preparation for the submission of a proposal to acquire Sheridan Systems. As a result of these efforts, the Company received various indications of interest regarding possible business transactions involving Sheridan Systems, which Bear Stearns assessed and reviewed with the senior management and the Board of Directors of the Company. However, no firm proposals were received that provided consideration equal to that of the Proposed Sale.

     In rendering its Opinion, Bear Stearns relied upon and assumed the accuracy and completeness of the financial and other information provided to Bear Stearns by the Company and Sheridan Systems. Bear Stearns did not assume any responsibility for such information and Bear Stearns relied upon the assurances of the managements of the Company and Sheridan Systems that they were unaware of any facts that would make the information provided to Bear Stearns incomplete or misleading. With respect to the projections of the future financial performance of Sheridan Systems, Bear Stearns determined not to rely on such projections in its analyses because of, among other factors, the inherent uncertainty of the projections, the numerous revisions made by management to their projections for the current fiscal year and the fact that actual results for the interim periods of the current fiscal year have differed materially from past projections for such periods for Sheridan Systems. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets of Sheridan Systems. The Board of Directors of the Company has informed Bear Stearns that it determined to sell Sheridan Systems due to the overall financial needs of the Company and other business considerations, and Bear Stearns' Opinion should not be deemed as expressing any view with respect to the appropriateness of such reasons for the Proposed Sale. Bear Stearns' Opinion is necessarily based on economic, market and other conditions, and the information made available to it, as of the date thereof.

     The following is a summary of certain of the financial and valuation analyses presented by Bear Stearns to the Board of Directors of the Company on July 10, 1996, in connection with Bear Stearns' Opinion. For each of the valuation analyses discussed below, Bear Stearns compared the multiple of enterprise value to earnings before interest, taxes, depreciation and amortization ("EBITDA") implied by the Purchase Price to a reference range of enterprise value to EBITDA multiples derived from each valuation analysis. Based on EBITDA for the latest twelve months ("LTM"), for estimated fiscal 1996 and for estimated fiscal 1997, the implied enterprise value to EBITDA multiples for the Proposed Sale are 6.4x, 7.8x and 5.0x, respectively. These multiples were considered in the context of the analyses described below and support the conclusion in the Bear Stearns Opinion.

     Analysis of Publicly Traded Comparable Companies. Bear Stearns reviewed, analyzed and compared certain operating, financial, and trading information of a variety of manufacturing and equipment companies and determined to focus on five publicly traded companies that have operations in the commercial printing machinery, bindery equipment, or related industries. These five companies included Baldwin Technology Co., Inc., General Binding, Inc., Gradco Systems, Inc., Sequa Corporation and Stevens Graphics, Inc. (collectively, the "Comparable Companies"). Bear Stearns' analysis of the Comparable Companies indicated that the Comparable Companies were trading in a range of enterprise value to LTM EBITDA multiples, as estimated from publicly available information, of 4.4x to 7.7x with a harmonic mean of 5.7x. This compared to an enterprise value to LTM EBITDA multiple for the Proposed Sale of 6.4x. In addition, Bear Stearns compared the Purchase Price to estimated fiscal 1996 EBITDA multiple and the Purchase Price to estimated fiscal 1997 EBITDA multiple of 7.8x and 5.0x, respectively, to the LTM multiple range of 4.4x to 7.7x, which had a harmonic mean of 5.7x, of the Comparable Companies. Bear Stearns noted that the Proposed Sale was valued at a significant premium, in terms of its enterprise value to EBITDA multiple, when compared to the Comparable Companies' trading parameters, and this was one of the primary factors in assessing the fairness, from a financial point of view, of the Purchase Price.

     Analysis of Selected Merger and Acquisition Transactions. Bear Stearns compared, reviewed and analyzed the publicly available financial terms of eight selected recent merger and acquisition transactions in the commercial printing machinery/binding industry which, in Bear Stearns' judgment, were reasonably comparable to the Proposed Sale, and compared the financial terms of such transactions to those of the Proposed Sale for purposes of this analysis. The eight transactions, which occurred between 1988 and 1996, included (acquirer/acquired company): The Jupiter Corporation / Elgin National Industries, Inc.; Agfa-Gevaert, Inc. / Matrix Corporation; Baldwin Technology Company, Inc. / Misomex of North America, Inc. and Misomex AB; Lee Enterprises, Inc. / NAPP Systems Inc.; Print Tech International Inc. / W.R. Grace & Co.'s Printing Products Inc.; Madge Networks N.V. / Lannet Data Communications Ltd.; Globelle Corporation / GBC Technologies, Inc.; and Stonington Partners Inc. / Rockwell International Corporation's Graphic Systems business (collectively, the "Selected Transactions"). Bear Stearns reviewed the prices paid in the Selected Transactions and analyzed various operating and financial information and imputed valuation multiples and ratios. Bear Stearns noted that none of the Selected Transactions was identical to the Proposed Sale and that, accordingly, any analysis of the Selected Transactions necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Sheridan Systems versus the acquisition values of the companies to which Sheridan Systems was being compared. Bear Stearns' analysis of the Selected Transactions indicated that the range of enterprise value to LTM EBITDA multiples, as estimated from publicly available information, was 4.9x to 7.1x with a harmonic mean of 5.8x. This compared to an enterprise value to LTM EBITDA multiple for the Proposed Sale of 6.4x. In addition, Bear Stearns compared the Purchase Price to estimated fiscal 1996 EBITDA multiple and the Purchase Price to estimated fiscal 1997 EBITDA multiple of 7.8x and 5.0x, respectively, to the LTM multiple range of 4.9x to 7.1x which had a harmonic mean of 5.8x, for the Selected Transactions. Bear Stearns noted that the Proposed Sale was valued at a more favorable EBITDA multiple range when compared to the harmonic mean multiple of the Selected Transactions and this was one of the primary factors in assessing the fairness, from a financial point of view, of the Purchase Price.

     Discounted Cash Flow Calculations. In preparing its Opinion, Bear Stearns decided to exclude a discounted cash flow analysis from its valuation methodologies. The managements of the Company and Sheridan Systems provided Bear Stearns with estimated and projected financial results through fiscal year 2000 which, in the assessment of Bear Stearns, contained a degree of risk and uncertainty that could not be quantified in a traditional discounted cash flow analysis. Bear Stearns made this assessment based on various reasons, including the following. First, the products sold by Sheridan Systems are largely capital equipment items and market demand has historically been cyclical. Orders in Sheridan Systems capital goods market can be in millions of dollars and therefore revenues, margins and customer backlogs may vary significantly from quarter to quarter or even year to year depending on the timing of customer orders. No attempt was made in the projections to reflect changes resulting from economic or industry cyclicality. Second, the managements of the Company and Sheridan Systems had downwardly revised Sheridan Systems' estimated financial results a number of times since July 1995. Third, based on the backlog and new order activity during the Company's fourth quarter through the date of the Opinion and other factors, Bear Stearns felt there was uncertainty regarding Sheridan Systems' ability to attain the latest fiscal 1996 and fiscal 1997 projections provided to Bear Stearns.

     Other Analyses. Bear Stearns conducted such other financial and valuation analyses as it deemed necessary with respect to Sheridan Systems.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the process underlying Bear Stearns'

Opinion. In arriving at its Opinion, Bear Stearns considered the results of all such reviews, calculations and analyses. The analyses were prepared solely for the purposes of providing its Opinion as to the fairness of the Purchase Price, from a financial point of view, to the Company and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may actually be sold. The foregoing summary does not purport to be a complete description of the analysis performed by Bear Stearns. As described above, Bear Stearns' Opinion and presentation to the Board of Directors of the Company was one of many factors taken into consideration by the Board of Directors of the Company in making its determination to approve the Proposed Sale.

     Pursuant to a letter dated July 19, 1995, the Company agreed to pay Bear Stearns (i) a retainer fee of $100,000; (ii) a fee of $350,000 for rendering its Opinion in connection with the Proposed Sale; and (iii) a success fee of approximately $775,000, payable upon the consummation of the Proposed Sale. Since all of the retainer fee and a certain portion of the Opinion fee are to be credited against the success fee, the total fees payable to Bear Stearns pursuant to the July 19, 1995 letter will be $1.1 million of which $450,000 has already been paid. In addition, the July 19, 1995 letter provides that in connection with the consummation of any other transaction involving the Company or AM Multigraphics, the Company will pay Bear Stearns an opinion fee for any such transaction and a success fee based on the aggregate consideration to be paid by a potential buyer. The Company also has agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel, and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with the engagement of Bear Stearns, including certain liabilities under federal securities law.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS; REASONS FOR THE PROPOSED
SALE

     The Proposed Sale, including the Asset Purchase Agreement and the transactions contemplated thereby, was submitted to the Board of Directors and approved at a meeting held on July 10, 1996. The Board of Directors believes that the Proposed Sale is in the best interests of the Company and its stockholders and recommends to the stockholders of the Company that they vote FOR the Proposed Sale. The offer to purchase Sheridan Systems received from Buyer presented the Company with the opportunity to realize value for its stockholders. In addition, the Board of Directors considered, among other things, the following factors in approving and recommending the Proposed Sale:

          1. The conclusion of Bear Stearns contained in its opinion to the Board of Directors that the consideration to be received by the Company pursuant to the Asset Purchase Agreement is fair to the Company from a financial point of view.

          2. The condition that the Proposed Sale be approved by the holders of a majority of the outstanding shares of Common Stock.

          3. The fact that the Company has solicited offers to purchase Sheridan Systems from a large number of potential purchasers, the fact that the Company received a limited number of preliminary offers to purchase Sheridan Systems pursuant to such solicitation process, and the fact that the prices and other terms of such preliminary offers were not as favorable to the Company as the Proposed Sale.

          4. The need of the Company for additional liquidity and capital resources and the limited borrowing capacity of the business of Sheridan Systems.

          5. The anticipated utilization of the cash proceeds of the Proposed Sale to reduce the Company's indebtedness and other liabilities and provide working capital.

          6. Information with respect to the historical financial condition, results of operations, business and prospects of Sheridan Systems and AM Multigraphics and of the Company as a whole, together with current industry, economic and market conditions.

          7. The recommendation of the Company's management in favor of the Proposed Sale.

          8. Recent and historical trading prices of the Common Stock relative to its trading volume, the Company's book value, and prices at which common stock of similar companies have been trading.

          9. Market statistics for selected companies in similar businesses, including market valuation and capitalization, price-earnings ratios and ratios of market capitalization to earnings and sales.

          10. The interest of executive officers of the Company in the Proposed Sale pursuant to their Change-in-Control Agreements described under "--Interest of Certain Persons in the Proposed Sale".

          11. The lack of attractive offers for the Company as a whole and the view that the Proposed Sale would enhance the ability of the Company to explore strategic alternatives involving the remainder of the Company.

     Although basing its conclusion upon the different considerations discussed above, the Board of Directors did not assign any relative weight to the various factors it considered in reaching its decision. The Board of Directors, however, placed special emphasis on the results of its solicitations of offers to purchase such operations and its belief, as supported by the Bear Stearns opinion, that the consideration to be received by the Company in the Proposed Sale is fair, from a financial point of view, to the Company. In light of such factors, the Board determined that the Proposed Sale is in the best interests of the Company and its stockholders.

     It is expected that if the Proposed Sale is not approved by the Company's stockholders, or if the other conditions to the consummation of the Proposed Sale are not satisfied or waived, the Company's management, under the general direction of the Board, will seek to continue to manage Sheridan Systems as an ongoing business and may seek other purchasers for Sheridan Systems or another strategic alternative. In light of the competitive nature of the industry and factors specific to Sheridan Systems, no assurance can be given that some other offer for Sheridan Systems might be made or, if made, whether the consideration will be more or less than that offered by Buyer. As described under "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" and Note 3 to "Notes to Consolidated Financial Statements," the Company is facing significant capital resources and liquidity issues and, based on current projections, the Company expects that its cash resources and current revolving credit facility will not provide sufficient capital resources and liquidity on an ongoing basis. Absent the closing of the Proposed Sale, the Company believes that the sale of other operations of the Company, the obtaining of new credit facilities or the consummation of another transaction which would provide capital resources to the Company would be necessary, and there is no assurance that its efforts in this regard would be successful.

     To the best of the Company's knowledge, all of its executive officers and directors, who are the beneficial owners of 2,487,712 shares (35.5%) of Common Stock outstanding as of the Record Date in the aggregate, intend to vote all such shares for the approval of the Asset Purchase Agreement.

STOCKHOLDER APPROVAL

     The Company believes that the Proposed Sale likely constitutes a sale of "all or substantially all" of the property or assets of the Company within the meaning of Section 271(a) of the General Corporation Law of the State of Delaware (the "Delaware GCL") requiring the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting.

PURCHASE PRICE

     The Asset Purchase Agreement provides for the sale by the Company to Buyer or its assignees of substantially all of the assets of Sheridan Systems for cash in an amount equal to $50 million. In addition, Buyer has agreed to assume substantially all of the liabilities of Sheridan Systems, including the following: (i) all liabilities of the type reflected in the Sheridan Systems balance sheet as of April 27, 1996, including, without limitation, Outstanding Checks, Accounts Payable-Trade and Accrued Liabilities, Customer Advances, Other Current and Long-Term Liabilities (each as defined below); (ii) all liabilities and obligations of the Company or the Subsidiary under (A) contracts related primarily to Sheridan Systems, (B) leases related primarily to Sheridan Systems and (C) leases, contracts and other agreements entered into by the Company or the Subsidiary with respect to Sheridan Systems after July 9, 1996 consistent with the terms of the Asset Purchase Agreement; (iii) all liabilities and obligations of the Company or the Subsidiary to provide parts and services on, or to repair or replace, any products manufactured or sold primarily in connection with Sheridan Systems on and after May 17, 1993 (the date on which the Company had filed for reorganization in bankruptcy, the "Petition Date");
(iv) all liabilities and obligations of the Company or the Subsidiary under any recalls after the Closing Date mandated by any governmental entity of the products manufactured or sold primarily in connection with Sheridan Systems on and after the Petition Date; (v) all liabilities and obligations primarily arising from or primarily in connection with product liability claims relating to products manufactured or sold by Sheridan Systems on and after the Petition Date and the inventories included in the Sheridan Systems assets being sold to Buyer; (vi) all liabilities for which Buyer is responsible with respect to Sheridan Systems employees (described under "-- Employee Arrangements" below);
(vii) all scheduled pending litigation of Sheridan Systems and all other product liability, contract and employee claims or proceedings of the same general type arising out of or relating to Sheridan Systems arising out of events occurring after the Petition Date; (viii) all liabilities and obligations related to, associated with or arising out of (A) the occupancy, operation, use or control of any real property of Sheridan Systems on and after the Petition Date or (B) the operation of Sheridan Systems on and after the Petition Date, in each case incurred under or imposed by any environmental law or other applicable law; and
(ix) all liabilities arising under the Change in Control and Termination Benefits Agreement dated March 1996 between the Company and Ulrik T. Nygaard (other than the Retention Bonus of $100,000 provided in Section 2 of such agreement) (see "-- Interest of Certain Persons in the Proposed Sale") or under the Supplemental Retirement Plan dated February 1, 1996 between the Company and Mr. Nygaard.

     For purposes of the Asset Purchase Agreement, (x) "Outstanding Checks" means checks issued for payment of Sheridan Systems liabilities which have not been presented for payment as of the Closing Date; (y) "Accounts Payable-Trade" means all liabilities and obligations for goods and services received or provided prior to the Closing Date; and (z) "Accrued Liabilities, Other Current and Long-Term Liabilities" means, without limitation, (1) liabilities with respect to Sheridan Systems employees for wages, salaries, holiday and vacation obligations (except for vacation accrued on or before July 31, 1995), payroll tax obligations, commissions and bonuses and other incentive compensation obligations, retirement benefit obligations, supplemental retirement benefit obligations, post-retirement benefit obligations, employment contract obligations, severance and termination pay obligations (except for the first $250,000 of any severance liability) and other fringe benefit obligations; (2) any taxes, other than income taxes attributable to the operation of Sheridan Systems up to and including the Closing Date and one-half of any sales and transfer taxes relating to the transaction; (3) interest to the extent it relates to Sheridan Systems liabilities; (4) royalty obligations; (5) customer obligations including warranty, installation, customer overpayments and returns and allowances; (6) recourse and buy back obligations (except for recourse obligations related to the Company's Forms Press business); (7) agent and dealer commissions, fees and obligations; (8) dilapidation obligations; (9) relocation obligations; (10) workers compensation obligations; (11) repurchase obligations, and (12) obligations relating to the items described in clauses (i) through (ix) above.

     Notwithstanding the foregoing, Buyer has not agreed to assume and will not be responsible for any liability owing to or relating to (i) retired or permanently disabled former employees of the Company or the Subsidiary, (ii) any facilities not currently used primarily in the business of Sheridan Systems (including without limitation any environmental liabilities related thereto),
(iii) business units of the Company or the Subsidiary which have been sold or liquidated, (iv) the Separation Agreement, dated January 19, 1996, between the Company and Richard J. Bonnie, and (v) the Letter Agreement, dated February 4, 1994, between the Company and Richard J. Bonnie (regarding supplemental retirement benefits); provided, however, that at the closing Buyer has agreed to pay in cash to the Company 50% of the net present value (discounted at 6.0%) of the Company's liability under clause (v) as of the Closing Date.

USE OF PROCEEDS

     The Company intends to use a substantial portion of the net proceeds of the Proposed Sale (after payment of taxes and expenses of approximately $2.7 million) to repay certain indebtedness, to repay other liabilities (including extended trade payables) and for working capital. Indebtedness to be repaid includes the Company's $25 million secured domestic revolving credit facility with BT Commercial Corporation and LaSalle National Bank (of which $10.1 million was outstanding at April 27, 1996). Indebtedness under this facility currently bears interest at the rate of 10%, and this facility expires (unless earlier terminated) in October 1996. In addition to reducing trade payables, the Company also intends to use the net proceeds from the Proposed Sale to discharge certain existing liabilities of the Company in the ordinary course, including pre-petition liabilities and certain other legal contingencies and commitments. See "THE COMPANY'S BUSINESS AND PROPERTIES -- Legal Proceedings" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

REPRESENTATIONS AND WARRANTIES

     The Asset Purchase Agreement contains various representations and warranties of the Company, the Subsidiary and Buyer. The representations and warranties do not survive the Closing Date. These include representations and warranties by each of the Company and the Subsidiary as to (i) its organization and good standing, (ii) equity securities owned by the Company, (iii) the Company's ownership of the capital stock of the Subsidiary, (iv) the due authorization of the Asset Purchase Agreement and the transactions contemplated thereby, (v) required governmental and third party consents to the Proposed Sale, (vi) the preparation and fair presentation of certain financial statements of Sheridan Systems, (vii) the absence of undisclosed material liabilities affecting Sheridan Systems, (viii) employee benefit plan matters, (ix) ownership of intellectual property rights, (x) compliance of Sheridan Systems with laws,
(xi) the ownership or lease of real and personal property used in Sheridan Systems, (xii) the identity and validity of contracts material to Sheridan Systems, (xiii) the inventory of Sheridan Systems, (xiv) the accounts receivable of Sheridan Systems, (xv) the absence of material adverse changes relating to Sheridan Systems since April 27, 1996, (xvi) environmental, health and safety matters, (xvii) the assets being acquired constituting all the assets of Sheridan Systems necessary to conduct the business, (xviii) tax and insurance matters, (xix) labor matters, (xx) the absence of certain legal proceedings,
(xxi) the validity of all governmental permits and (xxii) obligations for financial advisory or brokerage fees in connection with the Proposed Sale,

     The Asset Purchase Agreement also contains representations and warranties of Buyer as to (i) its organization and good standing, (ii) the due authorization of the Asset Purchase Agreement and the transactions contemplated thereby, (iii) required governmental or third party consents to the Proposed Sale, and (iv) obligations for financial advisory or brokerage fees in connection with the Proposed Sale.

CERTAIN COVENANTS PRIOR TO CLOSING

     Each of the Company and the Subsidiary has agreed that, except as otherwise expressly permitted or specifically contemplated by the Asset Purchase Agreement, it will, prior to the Closing Date, conduct the business of Sheridan Systems only in the ordinary course of business, and each of the Company and the Subsidiary has agreed to use reasonable best efforts to preserve intact all rights, privileges, franchises and other authority adequate for the conduct of the business and operations of Sheridan Systems as currently conducted, to keep available the services of the officers and employees of Sheridan Systems and to maintain satisfactory relationships with licensors, licenses, suppliers, contractors, distributors, customers and others having business relationships with Sheridan Systems.

     The Company has also agreed, except as agreed to by Buyer, that neither it nor the Subsidiary will do any of the following: (i) (x) create, incur or assume any long-term debt (including obligations in respect of capital leases), or, except in the ordinary course of business under existing lines of credit, create, incur or assume any short-term debt if, in either such case, such long-term debt or short-term debt would constitute a Sheridan Systems liability being assumed by Buyer or (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person if such assumption, guarantee, endorsement or other liability would constitute a Sheridan Systems liability being assumed by Buyer; provided that the Company and the Subsidiary may endorse negotiable instruments in the ordinary course of business of Sheridan Systems consistent with past practice; (ii) (x) increase in any manner the compensation of any of the officers or other employees of Sheridan Systems, except such increases as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance review and related compensation and benefit increases but not any general across-the-board increases), (y) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such officer or employee, whether past or present or (z) commit itself to any additional benefit plans, or, except as other expressly required or permitted by the Asset Purchase Agreement, to amend or terminate any of such plans or any of such agreements in existence on July 9, 1996; (iii) permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse if such policy covers Sheridan Systems assets or insures risks, contingencies or liabilities which could result in a Sheridan Systems liability being assumed by Buyer, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage remaining under those cancelled, terminated or lapsed are in full force and effect (it being understood that there will be no obligation to extend such insurance policies after the Closing Date); (iv)(x) sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of, any Sheridan Systems assets, except sales of products produced and distributed in the ordinary course of business consistent with past practice or (y) mortgage, pledge or otherwise encumber any Sheridan Systems assets except for such mortgages or encumbrances which constitute Permitted Exceptions (as defined in the Asset Purchase Agreement); (v) sell, transfer, license or otherwise dispose of, or agree to sell, transfer, license or otherwise dispose of any of the Sheridan Systems intellectual property; (vi) enter into any agreements, commitments or contracts relating to Sheridan Systems, except agreements, commitments or contracts made in the ordinary course of business consistent with past practice and not in excess of current requirements; (vii) voluntarily consent to the termination of any Sheridan Systems contract or Sheridan Systems lease by any other party thereto, or voluntarily withdraw any application constituting Sheridan Systems intellectual property; (viii) amend its charter documents in a manner that adversely affects the transactions contemplated by the Asset Purchase Agreement;
(ix) issue, sell, pledge, lease, dispose of, encumber or authorize the issuance, sale, pledge, lease, disposition or encumbrance of any shares of capital stock of any class or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, the Subsidiary; (x) change the accounting principles used by it with respect to Sheridan Systems unless required by GAAP

(or, if applicable with respect to the Subsidiary, U.K. GAAP); (xi) release any third party from its obligations under any confidentiality or other similar agreement entered into in respect of or otherwise relating to Sheridan Systems;
(xii) pay, discharge, satisfy, compromise, settle, grant any waiver or release any claims, liabilities or obligations (absolute or otherwise) which may be reasonably expected to be Sheridan Systems liabilities being assumed by Buyer, except in the ordinary course of business consistent with past practice; (xiii) take any action that would or is reasonably likely to result in any representation or warranty of the Company or the Subsidiary set forth in the Asset Purchase Agreement being untrue in any material respect, or in any of the conditions set forth in the Asset Purchase Agreement not being satisfied; (xiv) enter into or amend any agreement, commitment or contract, whether or not in the ordinary course of business, which would grant recourse, directly or indirectly, against any of the Sheridan Systems assets by a third party with respect to customer lease obligations; (xv) enter into or amend any master agreement, commitment or contract relating to Sheridan Systems with any person, whether or not in the ordinary course of business, which governs on an ongoing basis sales to such person; or (xvi) enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

     In addition, the Company has agreed that it will not, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any persons (including any of its officers or employees) relating to a Competing Proposal. The term "Competing Proposal" means any proposal or offer involving a liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or any significant part of the Sheridan Systems assets (other than such sales of inventory to the Company's dealers or customers in the ordinary course of business and consistent with past practices) or other similar transaction or business combination involving Sheridan Systems whether by means of acquiring the Sheridan Systems assets, the Company or otherwise.

     The Company has also agreed that Buyer, at its discretion, may locate up to three of its representatives at the offices of Sheridan Systems in Dayton, Ohio and up to two of its representatives at the offices of the Subsidiary in Slough, England. Prior to the Closing Date, the Company has agreed to cause one or more of its designated representatives to consult as requested by Buyer on a regular basis with such representatives of Buyer and to discuss the general status of ongoing operations of Sheridan Systems. The Company has also agreed to use its reasonable best efforts to insure that a Buyer's representative is given reasonable advance notice of any action or commitment which could be expected to involve a commitment, expenditure or other obligation in an amount exceeding $50,000.

     With respect to tax matters, the Company has agreed that, without the prior written consent of Buyer, if a material adverse effect on the liability for taxes of Buyer with respect to or arising from Sheridan Systems or the Sheridan Systems assets will result therefrom, none of the Company or the Subsidiary nor any of their affiliates will make or change any election, change an accounting period, adopt or change any accounting method, file any amended tax return or report, enter into any closing agreement, settle any tax claim or assessment relating to Sheridan Systems or the Sheridan Systems assets, surrender any right to claim a refund of taxes or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Sheridan Systems or the Sheridan Systems assets.

CASH MANAGEMENT PRIOR TO CLOSING

     Pending the earlier to occur of the Closing Date or a termination of the Asset Purchase Agreement, the Company has agreed that no cash payments or other disbursements will be made by Sheridan Systems' Dayton operations, except with the written authorization of one of Buyer's designated representatives (each, a "Buyer's Required Signatory"), which authorization will not be withheld in the case of specified cash disbursement requirements to the Company for general corporate requirements and otherwise will not be unreasonably withheld or delayed. The specified disbursement schedule is based on the Company's practice of allocating funding responsibility for one-half of its estimated overall corporate expenses to Sheridan Systems (with the other half being allocated to AM Multigraphics) and also allocating to Sheridan Systems the estimated amount of certain expenses (such as payroll taxes for division employees) attributable to Sheridan Systems that are paid by the corporate level. In addition, the Company has agreed to provide to a Buyer's Required Signatory cash receipt data for the Dayton operation of Sheridan Systems on a daily basis.

     Pending the earlier to occur of the Closing Date or a termination of the Asset Purchase Agreement, except as permitted by the next sentence, the Company has agreed that it will not permit the Subsidiary to, and the Subsidiary will not, transfer or otherwise disburse any cash to the Company or AM International (UK Holdings) Limited. Cash transactions between the Dayton operation of Sheridan Systems and the Subsidiary may only be conducted to or from specified bank accounts and may only be made in respect of inventory payments within standard invoice terms. Any cash generated by Sheridan Systems in excess of amounts allowed to be disbursed will be transferred to Buyer at Closing.

CONDITIONS TO CLOSING; WAIVER

     The respective obligations of the Company, the Subsidiary and Buyer to consummate the Proposed Sale are subject to the satisfaction of certain conditions, including (i) the expiration of the waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"); (ii) that no action, suit or proceeding shall be pending or threatened by or on behalf of any governmental entity seeking to enjoin or otherwise challenging the legality of the transactions contemplated by the Asset Purchase Agreement, and that no order, decree or injunction restraining or prohibiting consummation of any of such transactions shall be in effect; and (iii) the approval of the Proposed Sale by the holders of a majority of the outstanding shares of Common Stock. The Proposed Sale was approved by the Supervisory Board (Aufsichtsrat) of Buyer on July 24, 1996 and by the Supervisory Board (Aufsichtsrat) and the Management Board (Vorstand) of RWE Aktiengesellschaft, an affiliate of Buyer, on July 25, 1996, which approvals were a condition to the consummation of the Proposed Sale.

     The obligation of Buyer to consummate the Proposed Sale is also subject to the satisfaction of the following conditions: (i) the performance in all material respects by the Company of the acts and undertakings to be performed by the Company on or before the Closing Date pursuant to the Asset Purchase Agreement; (ii) the representations and warranties of the Company and the Subsidiary contained in the Asset Purchase Agreement being true and correct in all material respects on and as of the Closing Date and the receipt of a certificate of officers to that effect; and (iii) the receipt of (x) all material permits, authorizations, consents or approvals of any governmental entity (other than as may be required under any applicable laws of the Federal Republic of Germany and of the United Kingdom) required for the effective transfer to Buyer of the Sheridan Systems assets and rights and privileges relating thereto, and (y) all material consents or waivers from other parties to licenses, franchises, permits, indentures, agreements and other instruments that are required for the lawful consummation of the transactions contemplated by the Asset Purchase Agreement or are necessary in order for Buyer to conduct the business of Sheridan Systems, substantially in the same manner as heretofore conducted.

     The obligation of the Company and the Subsidiary to consummate the Proposed Sale is also subject to the satisfaction of the following conditions: (i) the performance in all material respects by Buyer of the acts and undertakings to be performed by it on or before the Closing Date pursuant to the Asset Purchase Agreement; and (ii) the respective representations and warranties of Buyer contained in the Asset Purchase Agreement being true and correct in all material respects on and as of the Closing Date and the receipt of certificates of officers to that effect.

AMENDMENT; TERMINATION; ASSIGNMENT

     Subject to applicable law, the Asset Purchase Agreement may be amended, modified or supplemented only by written agreement among the parties thereto at any time prior to the Closing Date. At the date of this Proxy Statement, the Company knows of no material amendment of the Asset Purchase Agreement which is to be made; and, consistent with its fiduciary duties, the Board of Directors of the Company would authorize an amendment only if it believes such amendment to be in the best interests of the Company and its stockholders.

     The Asset Purchase Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the Company's stockholders, by mutual written agreement of Buyer and the Company, or by either Buyer or the Company at any time after October 31, 1996 if the conditions set forth in the Asset Purchase Agreement have not been satisfied or waived.

     The Asset Purchase Agreement may also be terminated by the Company if there has been a material violation or breach by Buyer of any agreement, representation or warranty contained in the Asset Purchase Agreement which has rendered the satisfaction of any condition to the obligations of the Company or the Subsidiary impossible and such violation or breach has not been waived by the Company.

     The Asset Purchase Agreement may also be terminated by Buyer if there has been a material violation or breach by the Company or the Subsidiary of any agreement, representation or warranty contained in the Asset Purchase Agreement which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such violation or breach has not been waived by Buyer or (ii) if the Company shall have entered into a definitive agreement to accept a Competing Proposal.

     The Company and the Subsidiary have also agreed that if all or substantially all of the Sheridan Systems assets are sold, whether by means of an asset sale, stock sale, sale of the Company or otherwise, other than to Buyer at any time on or prior to August 15, 1996 at a purchase price greater than $50 million, then the Company shall promptly pay upon receipt of documentation therefor all of Buyer's reasonable expenses incurred in connection with the transactions contemplated by the Asset Purchase Agreement up to a maximum of $1 million.

     The Company and the Subsidiary have agreed that Buyer may cause one or more of its wholly owned subsidiaries designated by Buyer to carry out all or part of the transactions contemplated by the Asset Purchase Agreement; provided, however, that no such designation will affect or diminish the liability of Buyer under the Asset Purchase Agreement.

EMPLOYEE ARRANGEMENTS

     Buyer has agreed to offer employment, on an at-will basis, to all current active Sheridan Systems employees. In connection therewith, the Company has agreed to retain the first $250,000 of any severance liability incurred within six months of the Closing Date under the Company's severance policy as a result of the termination by Buyer of Sheridan Systems employees located at Dayton. Buyer has agreed to assume and be responsible for any severance liability to the extent that it exceeds $250,000 in the aggregate or occurs more than six months after the Closing Date, whichever is first applicable.

     The Company and the Subsidiary have agreed to remain responsible for, and indemnify and hold harmless Buyer against, any and all claims, losses, damages, costs and expenses and other liabilities (other than those constituting Sheridan Systems liabilities being assumed by Buyer) relating to or arising out of (i) any of the Company's plans or obligations thereunder accrued prior to the Closing Date and (ii) coverage of any and all claims for medical, dental or other coverage of Sheridan Systems employees and their dependents occurring on or prior to the Closing Date. Buyer has agreed to be responsible for, and indemnify and hold harmless the Company and the Subsidiary against, any and all claims, losses, damages, costs and expenses and other liabilities relating to or arising out of (i) any of Buyer's plans or obligations thereunder accrued after the Closing Date and (ii) coverage of any and all claims for medical, dental or other coverage of Sheridan Systems employees and their dependents for medical, dental or other covered services rendered after the Closing Date.

     With respect to vacation pay obligations, the Company has agreed to remain responsible for, and indemnify and hold harmless Buyer against, any and all claims, losses, damages, costs and expenses and other liabilities relating to or arising out of any vacation due to any Sheridan Systems employees of the Company which accrued on or prior to July 31, 1995 and is unused as of the Closing Date (currently expected to be approximately $200,000 at August 31, 1996). From and after the Closing Date, Buyer has agreed to assume and be responsible for, and indemnify and hold harmless the Company against, any and all claims, losses, damages, costs and expenses and other liabilities relating to or arising out of any vacation due to any Sheridan Systems employees of the Company which accrued after July 31, 1995 and is unused as of the Closing Date (currently expected to be approximately $960,000 at August 31, 1996).

COVENANT NOT TO COMPETE

     The Company has agreed in the Asset Purchase Agreement that for a period of two years after the Closing Date, it will not directly or through any of its subsidiaries, agents or representatives (i) engage in the design or manufacture of bindery or newspaper mailroom systems worldwide or (ii) sell any product or spare part or render any service in connection with the bindery or newspaper mailroom systems products which are competitive with the products, spare parts and services currently offered by Sheridan Systems. Notwithstanding the foregoing, the Company will retain the right to sell equipment, spare parts and render service through AM Multigraphics substantially similar to the products and services currently offered by AM Multigraphics.

INTEREST OF CERTAIN PERSONS IN THE PROPOSED SALE

     In July 1995 the Board of Directors authorized the Company to enter into agreements with each of Messrs. Brady, Rooney and Andrews to secure their continued service in the event of any "Change-in-Control." In March 1996, the Company entered into a similar agreement with Ulrik T. Nygaard (collectively, the "Change-in-Control Agreements"). In the event that a "Change-in-Control" occurs, such officers will receive a "Retention Bonus" ($800,000 for Mr. Brady, $250,000 for Mr. Rooney, $200,000 for Mr. Andrews and $100,000 for Mr. Nygaard). For purposes of the agreements, a "Change-in-Control" includes the sale or disposition of all or substantially all of the Company's Sheridan Systems assets; accordingly, the Proposed Sale (if consummated) would be a Change-in-Control and, under such circumstances, with respect to Messrs. Brady, Rooney and Andrews, the Retention Bonus will be paid in accordance with the provisions of an escrow agreement on the earliest to occur of (1) the date of the consummation of the sale of all or substantially all of the assets of AM Multigraphics (if the officer remains employed by the Company on the date of such sale of assets of AM Multigraphics), (2) six months after the date of the Change-in-Control (if the officer remains employed by the Company), (3) the date on which the officer's employment by the Company terminates on or after the date of such Change-in-Control by reason of a "Qualifying Termination" or his death or disability and (4) the date of the Change-in-Control in the event the officer is terminated prior to the Change-in-Control but after a binding letter of intent pertaining to such transaction is executed. With respect to Mr. Nygaard, the Retention Bonus will be paid in accordance with the provisions of an escrow agreement on the earliest to occur of (1) three months after the Change-in-Control (if Mr. Nygaard remains employed), (2) the date on which Mr. Nygaard is terminated on or after the date of a Change-in-Control by reason of a "Qualifying Termination" or his death or disability, and (3) the date of the Change-in-Control in the event that Mr. Nygaard is terminated prior to the Change-in-Control but after a binding letter of intent pertaining to such transaction is executed. A "Qualifying Termination" means a termination by the Company for a reason other than "cause" or by the officer for "good reason" each as defined in the agreements. A "Qualifying Termination" also includes a termination of employment by the officer for any reason whatsoever during the 30-day period commencing on the first anniversary of the date of a Change-in-Control. With respect to Messrs. Brady, Rooney and Andrews, the definition of "good reason" provides that in the event a Change-in-Control which results from the sale of Sheridan Systems, "good reason" shall be deemed to exist on or after the date on which the Retention Bonus becomes payable to the officer. In addition, if after a Change-in-Control there is a Qualifying Termination, the officer will receive a lump sum cash amount equal to two times the officer's highest rate of annual base salary in effect at any time after the date of the execution of the Agreement (which amount is reduced over time following the Change-in-Control), together with a pro rata portion of bonus for the year and payments of certain accrued benefits. In the event of a Qualifying Termination of each officer, such lump sum cash payments as of July 18, 1996 are currently estimated to be $876,000 for Mr. Brady, $1 million for Mr. Rooney, $437,000 for Mr. Andrews and $642,000 for Mr. Nygaard. With respect to Mr. Nygaard, Buyer has agreed to assume his Change-in-Control Agreement (other than the $100,000 Retention Bonus which will remain an obligation of the Company). A Change-in-Control Agreement also was entered into with Mr. David Roberts, Vice President and President of AM Multigraphics, on substantially similar terms to the agreement with Mr. Nygaard except that a Change in Control for purposes of the agreement with Mr. Roberts includes the sale of all or substantially all of the assets of AM Multigraphics (rather than Sheridan Systems).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The consummation of the Proposed Sale will not be a taxable event for federal income tax purposes for the stockholders of the Company.

     The sale of the Sheridan Systems assets will be a taxable event to the Company. The Company believes, however, that its amount realized from the sale of the Sheridan Systems assets will be equal to or less than its basis in such assets. As a result, the Company does not expect to realize a gain on the sale or to incur any significant federal, state or foreign income tax liability as a result of the Proposed Sale.

REGULATORY REQUIREMENTS

     HSR Act. The HSR Act provides that certain acquisition transactions (including the Proposed Sale) may not be consummated until certain information has been furnished to the Department of Justice and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. The Company and Buyer are making their respective filings with the Department of Justice and the FTC with respect to the Proposed Sale at or near the date of the mailing of this Proxy Statement. The waiting period under the HSR Act will terminate upon the expiration of a 30-calendar day waiting period following the filing of such materials, unless Buyer or the Company receives a request for additional information or documentary material from the Department of Justice or the FTC or unless early termination of the waiting period is granted.

     At any time before or after the Closing Date, either the Department of Justice or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Proposed Sale or seeking divestiture of stock of businesses acquired as a result of the Proposed Sale. Private actions may also be brought under the antitrust laws seeking damages and other relief.

     Based on information available to them, the Company and Buyer believe that the Proposed Sale can be effected in compliance with the antitrust laws. However, there can be no assurance that a challenge to the

Proposed Sale on antitrust grounds will not be made or that, if such a challenge were made, the Company and Buyer would prevail or would not be required to accept certain conditions in order to consummate the Proposed Sale.

     German Cartel Office. Similar requirements exist for the filing of a pre-merger notification with the German Federal Cartel Office ("Cartel Office"). A filing has been made with the Cartel Office requesting a declaration that no action will be taken in opposition to the consummation of the Proposed Sale. The Cartel Office has one month from the date of the filing to respond to the notification but may request an automatic extension of up to three months and additional extensions with the consent of both parties. The waiting period with the Cartel Office will terminate upon the expiration of the one-month period following the filing of the notification unless the parties receive notice of the extension of the period or unless a favorable response is received from the Cartel Office prior to the expiration of the one-month period. The Cartel Office may seek to enjoin the Proposed Sale only on antitrust grounds specifically outlined in the relevant statutes.

POSSIBILITY THAT THE PROPOSED SALE WILL NOT BE CONSUMMATED

     There are a number of conditions to the obligations of all or certain parties under the Asset Purchase Agreement to consummate the Proposed Sale. See "-- Conditions to Closing; Waiver." Obtaining appropriate debt and equity financing is not a condition to Buyer's obligations under the Asset Purchase Agreement.

     It is expected that if the Proposed Sale is not approved by the Company's stockholders, or if the other conditions to the consummation of the Proposed Sale are not satisfied or waived, the Company's management, under the general direction of the Board, will seek to continue to manage Sheridan Systems as an ongoing business and may seek other purchasers for Sheridan Systems or another strategic alternative. In light of the competitive nature of the industry and factors specific to Sheridan Systems, no assurance can be given that some other offer for Sheridan Systems might be made or, if made, whether the consideration will be more or less than that offered by Buyer. As described under "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" and Note 3 of "Notes to Consolidated Financial Statements," the Company is facing significant capital resources and liquidity issues and, based on current projections, the Company expects that its cash resources and current revolving credit facility will not provide sufficient capital resources and liquidity on an ongoing basis. Absent the closing of the Proposed Sale, the Company believes that the sale of other operations of the Company, the obtaining of new credit facilities or the consummation of another transaction which would provide capital resources to the Company would be necessary, and there is no assurance that its efforts in this regard would be successful. See "-- Background of the Proposed Sale."

ACCOUNTING TREATMENT

     The Proposed Sale has been reflected in the Company's financial statements as a disposal of a segment of business within the meaning of Accounting Principles Board Opinion No. 30.

FEES AND EXPENSES

     Pursuant to the terms of the Asset Purchase Agreement, the Company and Buyer will each pay its own expenses in connection with the transactions contemplated thereby, except as described under "-- Amendment; Termination; Termination Fee."

NO DISSENTER'S RIGHTS OF APPRAISAL

     Under the Delaware GCL, holders of the Company's Common Stock will not be entitled to rights of appraisal in connection with the Proposed Sale.

                   CERTAIN INFORMATION CONCERNING HEIDELBERG

     Heidelberger Druckmaschinen AG, a corporation organized under the laws of the Federal Republic of Germany ("Heidelberg" or "Buyer"), together with its subsidiaries, develops, manufactures and markets a broad range of products for the sheetfed and web offset printing press industry. With its headquarters located in Heidelberg, Germany, Heidelberg competes around the world through manufacturing and sales subsidiaries and affiliates located in the United States, United Kingdom, Canada, Australia, France and Japan.

     Heidelberg is a leader in the production of sheetfed offset presses and also manufactures products for job and magazine as well as newspaper printing.

     Heidelberg's sales subsidiaries Heidelberg USA, Inc., Heidelberg UK, Heidelberg Canada and Heidelberg Australia, as well as its affiliate Heidelberg PMT, Japan, provide customer support, from print shop planning to the establishment of regional customer service networks. In addition, Heidelberg maintains distribution partners in Asia, Western and Southern Europe, Mexico and other strategic locations.

     Heidelberg Harris, Inc. USA with its subsidiaries Heidelberg Harris S.A., France, and Heidelberg Harris GmbH, Germany, primarily specializes in the production of job and magazine printing presses.

                             AM INTERNATIONAL, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying unaudited pro forma consolidated financial statements are presented to illustrate the effect of certain adjustments to the historical consolidated financial statements that result from the sale of Sheridan Systems, as if the sale and related transactions had occurred at the beginning of the periods presented for the Consolidated Statements of Income from Continuing Operations and as of April 27, 1996 for the Consolidated Balance Sheet.

     The accompanying pro forma consolidated financial statements should be read in conjunction with the Company's historical consolidated financial statements and notes thereto appearing elsewhere herein. The Company's historical financial statements have been restated to reflect the Proposed Sale of Sheridan Systems and its previously divested Multigraphics-International Operations as discontinued operations. The pro forma consolidated financial statements are presented for informational purposes only and are not necessarily indicative of actual results had the sale and related transactions occurred at the beginning of the periods presented for the Consolidated Statements of Operations from Continuing Operations and as of April 27, 1996 for the Consolidated Balance Sheet, nor do they purport to represent results of future operations of the Company.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                           FROM CONTINUING OPERATIONS

                                                    NINE MONTHS ENDED APRIL 27, 1996           YEAR ENDED JULY 31, 1995
                                                  ------------------------------------   ------------------------------------
                                                    RESTATED                     PRO       RESTATED                     PRO
                                                  HISTORICAL(A)   ADJUSTMENTS   FORMA    HISTORICAL(A)   ADJUSTMENTS   FORMA
                                                  -------------   -----------   ------   -------------   -----------   ------
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues........................................     $ 128.2           --       $128.2        191.5            --       191.5
Cost of Sales...................................        96.6           --         96.6        138.8            --       138.8
                                                     -------          ---       ------      -------         -----      ------
Gross Margin....................................        31.6           --         31.6         52.7            --        52.7
Operating Expenses:
  Selling, general, and administrative..........        33.6           --         33.6         53.4            --        53.4
  Research, development, and engineering........         0.6           --          0.6          1.8            --         1.8
  Unusual income item...........................          --           --           --           --            --          --
                                                     -------          ---       ------      -------         -----      ------
    Total operating expenses....................        34.2           --         34.2         55.2            --        55.2
                                                     -------          ---       ------      -------         -----      ------
Operating income (loss).........................        (2.6)          --         (2.6)        (2.5)           --        (2.5)
Non-operating income (expense):
  Interest income...............................         0.1           --(b)       0.1          0.2            --(b)      0.2
  Interest expense..............................        (2.7)         0.5(c)      (2.2)        (3.4)          0.4(c)     (3.0)
  Other income (expense), net...................        (0.1)          --         (0.1)          --            --          --
                                                     -------          ---       ------      -------         -----      ------
Income (loss) from continuing operations before
  income taxes..................................        (5.3)         0.5         (4.8)        (5.7)          0.4        (5.3)
Income tax expense (benefit)....................          --           --           --         (1.5)          0.2(d)     (1.3)
                                                     -------          ---       ------      -------         -----      ------
Net income (loss) from continuing operations....     ($  5.3)         0.5       ($ 4.8)     ($  4.2)        $ 0.2      ($ 4.0)
                                                     =======          ===       ======      =======         =====      ======
Net income (loss) per common share from
  continuing operations.........................     ($ 0.76)                   ($0.68)     ($ 0.59)                   ($0.57)
                                                     =======                    ======      =======                    ======

    See the accompanying Notes to Unaudited Pro Forma Consolidated Financial
                                   Statements

                             AM INTERNATIONAL, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF APRIL 27, 1996
                                 (IN MILLIONS)

                                     ASSETS

                                                                            PRO FORMA
                                                                           ADJUSTMENTS
                                                         RESTATED        ---------------
                                                      HISTORICAL (E)      DR.       CR.      PRO FORMA
                                                      --------------     -----     -----     ---------
Current assets:
  Cash and cash equivalents.......................        $  5.9         $31.9(f)     --      $  37.8
  Accounts receivable, net........................          32.0            --        --         32.0
  Inventories, net................................          25.9            --        --         25.9
  Other current assets............................           1.3           3.5(g)     --          4.8
  Net assets of discontinued operations...........          67.8            --      67.8(h)        --
                                                                         ------
                                                                             -
                                                          ------                   -----      -------
     Total current assets.........................         132.9          35.4      67.8        100.5
Property, plant & equipment, net..................          13.3            --        --         13.3
Excess reorganization value.......................           5.1            --        --          5.1
Other assets......................................           5.5            --        --          5.5
                                                                         ------
                                                                             -
                                                          ------                   -----      -------
          Total assets............................        $156.8         $35.4     $67.8      $ 124.4
                                                          ======         =======   =====      =======
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current maturities
     of long-term.................................        $ 17.2         $10.1(i)     --      $   7.1
  Accounts payable................................          24.5           8.0(j)     --         16.5
  Service contract deferred income................          13.1            --        --         13.1
  Payroll related expenses........................          10.7            --        --         10.7
  Other current liabilities.......................          24.5            --       2.1(k)      29.1
                                                                                     2.5(l)
                                                                         ------
                                                                             -
                                                          ------                   -----      -------
          Total current liabilities...............          90.0          18.1       4.6         76.5
  Long-term debt..................................          10.9            --        --         10.9
  Other long-term liabilities.....................          19.5            --        --         19.5
                                                                         ------
                                                                             -
                                                          ------                   -----      -------
     Total liabilities............................         120.4          18.1       4.6        106.9
                                                                         ------
                                                                             -
                                                          ------                   -----      -------
Shareholders' equity
  Common stock....................................           0.1            --        --          0.1
  Capital in excess of par value..................          35.9            --        --         35.9
  Less: Treasury stock............................            --            --        --           --
  Warrants........................................           0.4            --        --          0.4
  Accumulated earnings (deficit)..................           0.1          16.4(m)     --        (18.8)
                                                                           2.5(l)
  Cumulative translation adjustments..............          (0.1)           --        --         (0.1)
                                                                         ------
                                                                             -
                                                          ------                   -----      -------
     Total Shareholders' equity...................          36.4          18.9        --         17.5
                                                                         ------
                                                                             -
                                                          ------                   -----      -------
Total liabilities and shareholders' equity........        $156.8         $37.0     $ 4.6      $ 124.4
                                                          ======         =======   =====      =======

    See the accompanying Notes to Unaudited Pro Forma Consolidated Financial
                                  Statements.

                             AM INTERNATIONAL, INC.

                       UNAUDITED PRO FORMA CAPITALIZATION

                              AS OF APRIL 27, 1996
                                 (IN MILLIONS)

                                                                            PRO FORMA
                                                                           ADJUSTMENTS
                                                         RESTATED        ---------------
                                                      HISTORICAL (E)      DR.       CR.      PRO FORMA
                                                      --------------     -----     -----     ---------
SHORT-TERM DEBT:
  Revolving Credit Facility.......................        $ 10.1         $10.1(i)     --           --
  Current portion of General Unsecured Claims and
     Priority Tax Claims..........................           6.1            --        --          6.1
  Current portion of Capital Leases...............           1.0            --        --          1.0
                                                         -------         -----     -----     ---------
  TOTAL SHORT-TERM DEBT AND CURRENT MATURITIES OF
     LONG-TERM DEBT...............................        $ 17.2         $10.1        --      $   7.1
                                                         =======         =====     =====     ========
LONG-TERM DEBT:
  General Unsecured Claims and Priority Tax
     Claims.......................................        $  8.6            --        --      $   8.6
  Capital Leases..................................           2.3            --        --          2.3
                                                         -------         -----     -----     ---------
  TOTAL LONG-TERM DEBT............................        $ 10.9            --        --      $  10.9
                                                         =======         =====     =====     ========
SHAREHOLDERS' EQUITY
  Common Stock....................................        $  0.1            --        --      $   0.1
  Capital in Excess of Par Value..................          35.9            --        --         35.9
  Less: Treasury Stock............................            --            --        --           --
  Warrants........................................           0.4            --        --          0.4
  Accumulated Earnings (Deficit)..................           0.1          16.4(m)     --        (18.8)
                                                                           2.5(l)
  Cumulative Translation Adjustments..............          (0.1)           --        --         (0.1)
                                                         -------         -----     -----     ---------
  TOTAL SHAREHOLDERS' EQUITY......................        $ 36.4         $18.9        --      $  17.5
                                                         =======         =====     =====     =========

    See the accompanying Notes to Unaudited Pro Forma Consolidated Financial
                                   Statements

                             AM INTERNATIONAL, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS

     (a) The historical information has been restated to reflect the Company's divested AM Multigraphics-International Operations and Sheridan Systems as discontinued operations.

     (b) The Company anticipates that it will invest at prevailing rates the net proceeds of the Proposed Sale in excess of amounts applied to repay indebtedness and reduce other liabilities. However, no interest income has been reflected relative to the investment of such net proceeds.

     (c) Interest expense has been reduced to give effect to the repayment of the Company's revolving credit facility as a result of the proceeds from the sale of Sheridan Systems. The Company's remaining debt is principally the General Unsecured Claims & Priority Tax Claims.

     (d) The provision for income taxes has been adjusted to reflect the tax deductible portion of the above pro forma adjustments when appropriate.

PRO FORMA CONSOLIDATED BALANCE SHEET AND UNAUDITED PRO FORMA CAPITALIZATION

     (e) The historical information has been restated to reflect Sheridan Systems as a discontinued operation. The divestiture of the AM
Multigraphics-International Operations was reflected in the Company's financial statements in the second quarter of fiscal 1996.

     (f) Represents the net proceeds from the Proposed Sale of Sheridan Systems after the expected repayment of the Company's revolving credit facility and the reduction of extended trade payables.

     (g) Represents the reduction in net assets of discontinued operations from April 27, 1996 to the measurement date (i.e., July 9, 1996--the date of the Asset Purchase Agreement) and the anticipated income of the discontinued operation from the measurement date to the expected disposal date.

     (h) Represents the reported net assets of Sheridan Systems to be disposed in conjunction with the Proposed Sale.

     (i) Reflects the expected repayment of the Company's revolving credit facility.

     (j) Represents the expected reduction of extended trade payables.

     (k) Represents the accrual of certain closing costs associated with the Proposed Sale.

     (l) Represents the accrual of certain payments related to Change in Control Agreements resulting from the Proposed Sale.

     (m) Represents the estimated loss on the Proposed Sale.

                            SELECTED FINANCIAL DATA

     The following is a summary of certain consolidated financial information of the Company (restated to reflect Sheridan Systems and the AM Multigraphics-International Operations as discontinued operations.) This summary has been derived in part from, and should be read in conjunction with, the consolidated financial statements of the Company and the related notes thereto. Results of interim periods are not necessarily indicative of results to be expected for the year. See "INDEX TO FINANCIAL STATEMENTS." Due to the reorganization of the Company and the implementation of Fresh Start Reporting, financial statements for the Reorganized Company (period starting September 30, 1993) are not comparable to those of the Predecessor Company. See Note 14 to "Notes to Consolidated Financial Statements."

                                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                        REORGANIZED COMPANY                                PREDECESSOR COMPANY
                                 -----------------------------------------------------------------   -------------------------------
                                                                                                                       YEARS ENDED
                                        NINE MONTHS ENDED                           SEPT. 30, 1993    AUG. 1, 1993       JULY 31,
                                 -------------------------------     YEAR ENDED        THROUGH          THROUGH       --------------
                                 APRIL 27, 1996   APRIL 29, 1995   JULY 31, 1995    JULY 31, 1994    SEPT. 29, 1993        1993
                                 --------------   --------------   --------------   --------------   --------------      -------
OPERATIONS
  Revenues.....................      $128.2          $  138.3         $  191.5         $  163.8         $   26.5         $   195.7
  Gross profit.................        31.6              38.3             52.7             51.4              7.0              57.0
    as a percent of revenues...        24.7%             27.8%            27.5%            31.4%            26.4%             29.1%
  Unusual items (inc.)/exp.....          --                --               --               --               --              37.6
  Operating income (loss)......        (2.6)             (1.6)            (2.5)             6.8             (2.0)            (34.3)
  Net Income (Loss) from
    Continuing Operations......        (5.3)             (3.4)            (4.2)             2.1             21.8             (43.8)
  Income (Loss) from
    discontinued operations....        (5.9)              4.1              8.8              4.6            (27.8)            (81.9)
  Extraordinary Gain...........          --                --               --               --             58.7                --
  Net income (loss)............      $(11.2)         $    0.7         $    4.6         $    6.7         $   52.7         $  (125.7)
CAPITAL EMPLOYED
  Working capital..............        42.9              (7.3)            61.5              8.7            (17.6)              5.6
  Total assets.................       156.8             163.1            163.9            169.2            164.4             175.4
  Long-term debt...............        10.9              15.7             14.9             19.4             25.5             129.0
  Shareholders' equity.........        36.4              44.7             48.3             42.8             36.0             (49.7)
PER COMMON SHARE
  Net income (loss) from
    continuing operations......      $(0.76)         $  (0.49)        $  (0.59)        $   0.30              N/A               N/A
  Market price -- High(1)(3)...       8.375            12.250           12.250           11.875              N/A               N/A
               Low(1)(3).......       1.875             8.625            8.125            8.750              N/A               N/A
Average number of common
  shares and equivalents (in
  thousands)(2)................       7,009             7,009            7,021            7,006              N/A               N/A
NUMBER OF EMPLOYEES AT YEAR
  END..........................       1,167             1,388            1,378            1,520            1,633             1,662

                                      1992             1991
                                    -------           ------
OPERATIONS
  Revenues.....................     $     202.4       $    193.9
  Gross profit.................            62.5             55.8
    as a percent of revenues...            30.9%            28.8%
  Unusual items (inc.)/exp.....              --               --
  Operating income (loss)......           (75.4)             6.4
  Net Income (Loss) from
    Continuing Operations......           (83.1)             2.9
  Income (Loss) from
    discontinued operations....           (41.7)             5.9
  Extraordinary Gain...........              --               --
  Net income (loss)............     $    (124.8)      $      8.8
CAPITAL EMPLOYED
  Working capital..............           (23.6)           (17.4)
  Total assets.................           271.8            369.8
  Long-term debt...............            62.6             73.3
  Shareholders' equity.........            69.3            187.5
PER COMMON SHARE
  Net income (loss) from
    continuing operations......             N/A              N/A
  Market price -- High(1)(3)...             N/A              N/A
               Low(1)(3).......             N/A              N/A
Average number of common
  shares and equivalents (in
  thousands)(2)................             N/A              N/A
NUMBER OF EMPLOYEES AT YEAR
  END..........................           1,897            2,211

- ---------------

(1) Trading of Reorganized Company Common Stock commenced on December 6, 1993.

(2) The net income per common share and average number of common shares and equivalents for the Predecessor Company has not been presented as this information is not comparable.

(3) Trading of Predecessor Company Common Stock and Preferred Stock was suspended on May 21, 1993. Periods prior to this date are not presented as they are not comparable.

     Refer to "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for explanations of significant factors affecting comparability of the above data.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ANALYSIS OF CONTINUING OPERATIONS AND DISCONTINUED OPERATIONS

     The Proposed Sale has been reflected as a disposal of a segment of business in the Company's financial statements. See Note 2 of "Notes to Consolidated Financial Statements." The Company's reasons for the Proposed Sale are described under "THE PROPOSED SALE -- Background of the Proposed Sale" and
"-- Recommendation of the Company's Board of Directors; Reasons for the Proposed Sale." The Discontinued Operations include historical financial information which pertains to the previously disposed AM Multigraphics-International Operations and Sheridan Systems.

CONTINUING OPERATIONS

  RESULTS OF OPERATIONS

                                                NINE MONTHS ENDED                 YEAR ENDED JULY 31,
                                        ---------------------------------     ----------------------------
                                        APRIL 27, 1996     APRIL 29, 1995      1995       1994       1993
                                        --------------     --------------     ------     ------     ------
                                                              (DOLLARS IN MILLIONS)
Revenues..............................      $128.2             $138.3         $191.5     $190.3     $195.7
Operating Income (Loss)...............        (2.6)              (1.6)          (2.5)       4.8      (34.3)
Non Operating Expenses................        (2.7)              (2.3)          (3.2)      21.5       (9.0)
                                            ------             ------         ------     ------     -------
Pre Tax Income (Loss).................      $ (5.3)            $ (3.9)        $ (5.7)    $ 26.3     $(43.3)
Net Income (Loss).....................      $ (5.3)            $ (3.4)        $ (4.2)    $ 23.9     $(43.8)
                                            ======             ======         ======     ======     =======

     Note: To facilitate a meaningful discussion of the Company's comparative operating performance in fiscal years 1995, 1994 and 1993 the results are presented on a traditional comparative basis for all periods. Consequently, the information presented for fiscal years 1994 and 1993 does not comply with the accounting requirements for companies upon emergence from bankruptcy, which calls for separate reporting for the Reorganized Company and the Predecessor Company.

OPERATING RESULTS

     The Continuing Operations are comprised of one business segment, the AM Multigraphics segment. The AM Multigraphics segment serves the graphics arts industries in North America and Japan by distributing an extensive range of sheet fed offset duplicating presses, digital color printing equipment, pre and post press equipment, and a wide range of supplies and technical services. In 1995 the operation initiated efforts to transition out of engineering and manufacturing to focus primarily on distribution, sales and service activities.

     The net loss of $5.3 million from Continuing Operations for the nine months ended April 27, 1996 worsened by $1.9 million as compared with the comparable period in 1995. For the full year 1995, Continuing Operations had a net loss of $4.2 million as compared with a net income of $23.9 million for the full year 1994. During September of fiscal year 1994, the Company emerged from Chapter 11 Bankruptcy. The Company had operated under the protection of Chapter 11 following a voluntary petition for reorganization filed in May 1993. With the emergence from Chapter 11 in 1994, the Company adopted Fresh Start Reporting, which resulted in material changes to the balance sheet, including valuation changes of assets and liabilities at fair market value and valuation of equity based on the appraised reorganization value of the business. The reorganization and adoption of Fresh Start Reporting in 1994 resulted in a one time reorganization income of $23.9 million. In 1993, Continuing Operations had a net loss of $43.8 million. The loss in 1993 included

Unusual Item Expense of $37.6 million which included costs of restructuring operations, costs for professional services and other Chapter 11 reorganization costs and costs for asset write-downs.

     Revenues declined in the nine months ended April 27, 1996 by 7% as compared with the comparable prior year period. In 1995 revenues increased slightly after a decline of 3% in 1994 from 1993. The decline in revenues, which has been consistent with longer term trends, has occurred principally in the sheet fed offset duplicator products which include machines, supplies and service maintenance. The duplicator machines and supplies are products largely manufactured by the Company. Market demand for the Company's duplicator products has declined due to inroads from competing printing technologies. As a result of these competitive inroads, the installed base of duplicator equipment has experienced long term decline which has led to decreased sales of equipment, supplies and services.

     In response to the declining demand for manufactured duplicator products and services, AM Multigraphics developed a strategic plan during 1995 to transition from being a manufacturing based supplier to becoming a broad based distributor of equipment, supplies and services to the graphics arts markets. Efficiency in providing a broad line of products and services to its large customer base and differentiation through the provision of technical service and support are the tactical objectives of the strategy. The Company has efforts underway to phase out its manufacturing operations, expand its product offering through new distribution agreements and transition its organization structure and capabilities to function as an efficient distribution business. While progress has been made in adding new products, updating and enhancing systems and restructuring the organization, significant efforts to complete the transition from a manufacturing based supplier to a distribution business still need to be completed and further costs to complete the restructuring of operations will need to be recognized. In addition, with the divestiture of Sheridan Systems, it will be necessary for the Company to restructure its corporate staff and eliminate excess facilities and equipment.

     Non Operating Expenses consisted primarily of interest expense in 1996, 1995 and 1994. The interest expense related primarily to borrowings under the Domestic Revolving Credit Agreement, which have been required to fund operations, and interest on general unsecured claims and priority tax claims from the Company's reorganization. In 1994 the Company recorded reorganization income of $23.9 million which pertained to the adoption of Fresh Start Reporting, as previously described. The income resulted from fair market adjustments to tangible assets and liabilities of $8.0 million, a provision of $10.1 million to accrue for professional fees related to the reorganization, and to record the Reorganization Value in Excess of Fair Market Value of $26.0 million.

     The increase in the net loss in the nine months ended April 27, 1996 as compared to the prior year comparable period was due primarily to the lower revenues and a decrease in the gross margin rate which primarily resulted from a change in product mix to lower margin distributed products from higher margin manufactured products. The decrease in net income for the year ended July 31, 1995 as compared with fiscal year 1994 was again primarily due to lower gross margins related to the change in product mix to lower margin distributed products. In addition, in 1994 the Company recorded a favorable adjustment of $23.9 million which resulted from the adoption of Fresh Start Reporting in 1994, as previously described. The net loss in fiscal year 1993 included a charge for unusual items of $37.6 million. The unusual items expense included a provision of $12.6 million for expenses to implement restructuring actions, $14.0 million in professional services and other costs related to the Company's reorganization and $11.0 million for asset writedowns.

DISCONTINUED OPERATIONS

  RESULTS OF OPERATIONS

                                           NINE MONTHS ENDED
                                        -----------------------
                                         APRIL          APRIL               YEAR ENDED JULY 31,
                                          27,            29,          --------------------------------
                                          1996           1995          1995         1994         1993
                                        --------       --------       ------       ------       ------
                                                            (DOLLARS IN MILLIONS)
Revenues
  Sheridan Systems....................   $ 91.3         $126.2        $182.2       $158.1       $158.6
  AM Multigraphics - Int..............     40.0          102.3         135.8        142.4        180.4
                                         ------         ------        ------       ------       ------
          Total.......................    131.3          228.5         318.0        300.5        339.0
Operating Income (Loss)
  Sheridan Systems....................      0.5           12.7          17.8         14.4         (3.2)
  AM Multigraphics - Int..............     (4.2)          (3.7)         (5.7)        (2.5)       (18.3)
  Unusual Items Inc (Exp).............       --             --           4.8           --        (53.7)
                                         ------         ------        ------       ------       ------
          Total.......................     (3.7)           9.0          16.9         11.9        (75.2)
Non Operating Expense.................     (2.1)          (2.6)         (3.5)       (30.9)        (7.2)
                                         ------         ------        ------       ------       ------
Pre-Tax Income (Loss).................     (5.8)           6.4          13.4        (19.0)       (82.4)
Net Income (Loss).....................   $ (5.9)        $  4.1        $  8.8       $(23.2)      $(81.9)
                                         ======         ======        ======       ======       ======

     Note: To facilitate a meaningful discussion of the Company's comparative operating performance in fiscal years 1995, 1994 and 1993 the results are presented on a traditional comparative basis for all periods. Consequently, the information presented for fiscal years 1994 and 1993 does not comply with the accounting requirements for companies upon emergence from bankruptcy, which calls for separate reporting for the Reorganized Company and the Predecessor Company.

OPERATING RESULTS

     The Discontinued Operations is comprised of two business segments, the Sheridan Systems segment and the divested AM Multigraphics - International segment. The Sheridan Systems business serves the printing and newspaper publishing industries by providing bindery systems and newspaper mailroom systems. The products sold by Sheridan Systems are largely capital equipment items and market demand has historically been cyclical. The divested AM Multigraphics - International segment served certain foreign graphics arts markets through wholly owned subsidiaries, situated primarily in Europe. The divested AM Multigraphics - International subsidiaries distributed an extensive range of sheet-fed offset duplicating presses, digital color printing equipment, pre and post press equipment and a wide range of supplies and technical services.

     The net loss of $5.9 million from Discontinued Operations in the nine months ended April 27, 1996 was $10.0 million below the comparable prior year period. For the full year 1995, Discontinued Operations had a net income of $8.8 million as compared with a net loss of $23.2 million in 1994. During September of fiscal year 1994, the Company emerged from Chapter 11 Bankruptcy. The Company had operated under the protection of Chapter 11 following a voluntary petition for reorganization filed in May 1993. With the emergence from Chapter 11 in 1994, the Company adopted Fresh Start Reporting, which resulted in material changes to the balance sheet, including valuation changes of assets and liabilities at fair market value and valuation of equity based on the appraised reorganization value of the business. The reorganization and adoption of Fresh Start Reporting in 1994 resulted in a one time reorganization expense of $27.0 million. In 1993, Discontinued Operations had a net loss of $81.9 million. The 1993 net loss included an unusual item expense of $53.7 million for costs primarily related to asset writedowns and costs to restructure operations.

     The operating results of Sheridan Systems have significantly varied from period to period primarily due to the cyclical nature of the business which dramatically affects revenue levels and gross margins. Orders for Sheridan Systems bindery and newspaper mailroom products can be in the millions of dollars and therefore revenues, margins and customer backlogs vary significantly depending on the timing of customer orders. In the nine months ended April 27, 1996 Sheridan Systems revenues declined $34.9 million from the prior year comparable period. Weak market demand and a low beginning backlog were the principal reasons for the decrease in revenues. The current weak market demand is attributable to a combination of factors which include a reduction in printed product for magazines, catalogs and direct mail and the existence of excess capacity in the printing industry. Historically, the health of the retail sector of the U.S. economy which directly impacts advertising expenditures impacts market demand. Sheridan Systems operating income of $0.5 million in the period declined by $12.2 million as compared to the same prior year period due principally to the lower volume. The full year 1995 revenues increased 15% over the 1994 comparable period due to higher orders particularly for bindery equipment, and a reduction in backlog. In 1995 Sheridan Systems recognized approximately $20.0 million in revenues from prototype equipment which had been shipped in 1994 and accepted by customers in 1995. The operating income in 1995 of $17.8 million improved by $3.4 million over 1994 due to the increased revenue level and related gross margin increase. The 1994 operating results reflected revenues of $158.1 million which was only slightly improved over 1993. Despite the small increase in revenues in 1994 as compared with 1993, operating income of $14.4 million improved by $17.6 million from 1993 due to a more favorable product mix, lower expense levels, cost reductions and re-engineering efforts which resulted in lower manufacturing costs.

     The results of the divested AM Multigraphics - International segment have consistently reflected operating losses and declining revenues. The revenue decreases, throughout the periods, were attributable to declining market demand for offset duplicating presses and the related erosion of the installed base of duplicating equipment. The decline in market demand has been the result of inroads made by competing printing technologies. The users of duplicators have been the principal customers for the related supplies and services. The divested AM Multigraphics - International operations were also adversely impacted by decreases in sales and margins of electronic pre-press products due to competitive pressures in all periods. The Company undertook numerous restructuring initiatives in response to the declining revenues and operating losses, with significant headcount reductions accomplished and overall cost reductions implemented over the reporting periods. The restructurings were costly due to local statutory requirements and required labor negotiations which slowed the implementation of cost reduction actions. Despite these restructuring efforts and cash expenditures the Company was not able to eliminate the operating losses which ultimately led to the divestiture of these operations.

     In 1995 the Company had unusual item income of $4.8 million. This income resulted from divestitures of non-core product lines in the Discontinued Operations. The divestitures included the sale of certain assets related to the service of forms and sheetfed presses, the service and supply business formerly known as Advanced Imaging Products, and the U.K. copier business. In 1993 the Discontinued Operations had unusual item expense of $53.7 million which primarily related to asset writedowns and costs of restructuring operations.

     Non Operating expenses include interest expense, primarily on borrowings under the Revolving Credit Agreement and goodwill amortization expense. In 1994 the Company recorded reorganization expense of $27.0 million which pertained to the adoption of Fresh Start Reporting, as previously described. The expense resulted from fair market adjustments to tangible assets and liabilities of $9.7 million, a write off of existing Goodwill of $39.8 million and to record the Reorganization Value on Excess of Fair Market Value of $22.5 million.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash and cash equivalents were $5.9 million as of April 27, 1996 as compared with $12.6 million on July 31, 1995 resulting in a reduction of $6.6 million. In addition to the reduction in cash balances, net short term borrowings increased $10.1 million for the nine month period ended April 27, 1996.

     During the period ended April 27, 1996, the primary sources of cash from operating activities were an accounts receivable reduction of $4.4 million, a $3.3 million increase in trade accounts payable balances and a reduction in inventories of $2.5 million. The reduction in accounts receivable was the result of the collection of comparatively higher outstanding balances which existed at July 31, 1995 due to a higher revenue level in the period. Throughout the reporting periods, collection rates have remained relatively consistent while increases and decreases in the overall accounts receivable balance were due principally to changes in revenue levels. The inventory reduction in the current period was primarily the result of the phase out of machine manufacturing activities and a related reduction in parts and finished goods inventories. The increase in trade payables was the result of efforts to extend payments with vendors in response to limited liquidity in the Company from financing sources.

     The primary uses of cash for operating activities in the nine month period ended April 27, 1996 were the net loss of $11.2 million, and a reduction in deferred service contract income of $4.2 million. The reduction in deferred service contract income was the result of the continuing decline in the installed base of offset duplicating equipment.

     For the nine month period ended April 27, 1996, capital expenditures of $8.3 million were primarily to upgrade systems and equipment and to provide for leasehold improvements. The Company received $6.8 million in proceeds for the sale of its AM Multigraphics headquarters, manufacturing and distribution facility in Mt. Prospect, Illinois. The Company has committed to capital expenditures related to certain increased systems capabilities. These expenditures will be financed utilizing a combination of funds obtained under the revolving credit facility and third party lease arrangements.

     The Company's principal credit facility is its $25.0 million revolving credit facility which expires (unless earlier terminated) in October 1996. The utilizations under this facility are limited by a borrowing base which as of April 27, 1996 was approximately $16.0 million. As described in Note 3 of "Notes to Consolidated Financial Statements" for the nine months ended April 27, 1996, the Company's lenders have indicated that they do not agree with the Company's position that it was in compliance for the quarter ended April 27, 1996 with the financial covenants in the credit agreement and have notified the Company that they retain all rights and remedies available to them under the revolving credit facility in the case of a default. The Company's projections indicate that it may not meet such financial covenants for the quarter ending July 31, 1996, and there can be no assurances as to what actions the lenders would take in connection with any default. The $10.1 million increase in short term borrowings for the period ended April 27, 1996 were required to principally fund the net loss and the required payments to holders of general unsecured claims and priority tax claims under the Company's Plan of Reorganization.

     As described under "THE PROPOSED SALE -- Background of the Proposed Sale and Opinion of the Company's Financial Advisor", the Company has been exploring a variety of strategic and financial alternatives to meet its liquidity needs. The Company retained Bear Stearns to act as its financial advisor in connection with the Proposed Sale, in addition to certain other potential strategic alternatives.

     Although the Company has taken steps designed to reduce its use of cash (such as expense reductions and in recent months, reducing purchases of inventory), based on current projections, the Company expects that its cash resources and current revolving credit facility will not provide sufficient capital resources and liquidity for the next twelve-month period.

     The Company intends to use the proceeds from the Proposed Sale to repay the indebtedness outstanding under its revolving credit facility, to provide working capital and for other general corporate purposes, including restructuring costs and believes that the closing of the Proposed Sale would provide it sufficient financial resources for the foreseeable future. In addition, the Company is seeking to obtain new revolving credit facilities or the consummation of another transaction which would provide capital resources to the Company, but there is no assurance that these efforts would be successful.

PLAN OF REORGANIZATION

     On September 29, 1993 the Company's Reorganization Plan (the Plan) was confirmed by the United States Bankruptcy Court, with the Plan being consummated on October 13, 1993. As a result of the reorganization and the recording of the restructuring transaction and implementation of Fresh Start Reporting, the Company's results of operations for the year ending July 31, 1995 are not comparable to the two preceding years. See Note 14 of "Notes to Consolidated Financial Statements" for information on consummation of the Plan and implementation of Fresh Start Reporting.

     The most significant adjustments which resulted from recording the restructuring transaction and the implementation of Fresh Start Reporting affected the Company's Statement of Operations. These adjustments related to decreased interest expense, deceased amortization of intangibles and increased income tax expense. In the Consolidated Balance Sheet, the most significant adjustments affected long term debt and equity.

     To facilitate a meaningful discussion of the Company's comparative operating performance in fiscal years 1995, 1994 and 1993, the preceding discussion of results is presented in a traditional comparative basis for all periods. Consequently, the comparative information for 1994 and 1993 does not comply with accounting requirements for companies upon emergence from bankruptcy, which calls for separate reporting for the Reorganized Company and the Predecessor Company, and therefore would otherwise result in a comparison of full years with partial years.

                    MARKET PRICES OF COMMON STOCK; DIVIDENDS

     The Common Stock is listed on the American Stock Exchange. The table below sets forth for the fiscal periods indicated the high and low market prices per share as reported on the American Stock Exchange Composite Tape.

                                                                       COMMON STOCK
                                                                     -----------------
                                                                      HIGH       LOW
                                                                     ------     ------
        Fiscal 1994
        Sept. 30, 1993 through Oct. 30, 1993.......................     N/A        N/A
          Second Quarter...........................................  10.250      9.500
          Third Quarter............................................  10.875      9.125
          Fourth Quarter...........................................  11.875      8.750
        Fiscal 1995
          First Quarter............................................  12.250     10.000
          Second Quarter...........................................  10.125      8.875
          Third Quarter............................................   9.250      8.625
          Fourth Quarter...........................................   9.250      8.125
        Fiscal 1996
          First Quarter............................................   8.375      7.250
          Second Quarter...........................................   7.500      4.688
          Third Quarter............................................   4.688      1.875
          Fourth Quarter (through July 30, 1996)...................   2.375      1.875

     On June 10, 1996, the last full trading day preceding the initial public announcement by the Company of the Proposed Sale, the high and low sale prices of the Common Stock on the American Stock Exchange were $2.625 and $2.500 per share, respectively. On July 10, 1996, the last full trading day preceding the public announcement by the Company that it entered into the Asset Purchase Agreement, the high and low sale prices of the Common Stock on the American Stock Exchange were $2.125 and $1.875 per share, respectively. On July 30, 1996, the last full trading day preceding the printing of this Proxy Statement, the closing price of the Common Stock on the American Stock Exchange was $1.875 per share. Stockholders are urged to obtain current quotations for the Common Stock. As of the Record Date, there were approximately 1,230 holders of record of the Common Stock.

     The Company has not paid any cash dividends since 1981. It is anticipated that, following consummation of the Proposed Sale, the Company will not pay cash dividends for the foreseeable future in order that the Company may use the net proceeds primarily to repay indebtedness, reduce other liabilities, provide working capital, and for other general corporate purposes. However, the payment of dividends will be a business decision to be made by the Board of Directors from time to time based on the Company's earnings and financial position and such other business considerations as the Board of Directors considers relevant.

                     THE COMPANY'S BUSINESS AND PROPERTIES
GENERAL

     The Company currently conducts its business in two business segments:
Sheridan Systems and AM Multigraphics. Sheridan Systems is a leading manufacturer and supplier of systems and components to the printing and newspaper publishing industries. AM Multigraphics is a distributor of equipment, supplies and services to the graphic arts industry.

SHERIDAN SYSTEMS

     Sheridan Systems is headquartered in Dayton, Ohio. The division changed its name from AM Graphics to Sheridan Systems on May 10, 1995. The Sheridan(R) name traces its roots back to 1835 when Bernard Sheridan began building print rollers and bindery equipment in a New York City factory. A tradition of quality products associated with the Sheridan name led the division to change its name.

     Sheridan Systems designs, manufactures and distributes equipment, software and related control systems. These products are manufactured primarily at facilities in Dayton, Ohio and Slough, England. The division's products are marketed primarily through a direct sales force in the United States and through third party agents in Europe, South America and Asia-Pacific under the name "Sheridan Systems(TM)".

     Sheridan Systems operates through two business units: the Bindery Systems unit and the Newspaper Mailroom Systems unit. The Company's wholly-owned subsidiary, AM Graphics International (U.K.) Limited, operates as a part of Sheridan Systems. Sheridan Systems' products are largely capital equipment items and include:

     - Bindery equipment systems and components used to assemble and collate a broad variety of printed materials. Bindery includes post press collating, binding and trimming of multiple pages.

     - Newspaper mailroom equipment includes equipment, software and related control systems used for material handling and inserting in newspaper mailroom facilities.

     In June, 1995 the Company entered into a strategic alliance with IDAB WAMAC AB, a Swedish company, to jointly market their respective products and services to newspaper customers throughout the world. Sheridan Systems hopes to expand its products internationally in conjunction with IDAB WAMAC's growing international presence and state-of-the art product portfolio. In June, 1995 the Company also purchased certain product lines from IDAB International, Inc., a U.S. affiliate of WAMAC, which included stacker, wrapper and other mailroom equipment. Sheridan Systems has commenced manufacturing these products at its Dayton facility. In July, 1995 the Company sold certain tangible and intangible assets relating to its servicing and supplies business for forms and sheetfed printing presses and its services and supplies business for the former business unit known as Advanced Imaging Products ("AIP") to Graphics Systems Services, Inc., an Ohio corporation.

     Sheridan Systems' principal customers include publication and commercial binderies and newspapers. Sheridan Systems has more than 2,500 customers worldwide.

AM MULTIGRAPHICS

     AM Multigraphics is headquartered in Mount Prospect, Illinois. The segment manufactures and distributes a broad product line of equipment and supplies and provides services for the graphics arts industry through its own direct sales and service organizations in the United States. AM Multigraphics products include:

     - Small offset printing equipment, automated copy/duplicating systems, digital color printing systems, pre and post press products and supplies.

     AM Multigraphics plans to exit the engineering and manufacturing of offset duplicating equipment to become a distributor of supplies, services and equipment to the graphics arts industry. The declining market for the segment's traditional offset duplicator products, due to inroads by alternative technologies, has resulted in the re-evaluation of its strategy and the decision to exit manufacturing and focus upon the distribution of supplies, services and equipment.

     The principal customers of the segment include in-plant print shops, franchised and independent quick print shops, small commercial printers and governmental and educational institutions. AM Multigraphics has in excess of 50,000 customers.

DISCONTINUED OPERATION OF AM MULTIGRAPHICS-INTERNATIONAL

     The Company discontinued its AM Multigraphics - International segment earlier this year. The AM Multigraphics - International segment served certain foreign graphics arts markets through wholly owned subsidiaries, situated primarily in Europe. The AM Multigraphics - International subsidiaries distributed an extensive range of sheetfed offset duplicating presses, digital color printing equipment, pre and post press equipment and a wide range of supplies and technical services.

     The international subsidiaries of AM Multigraphics did not sustain profitability due to the erosion of the installed base of traditional offset duplicating equipment and the related decline in the sales of duplicator supplies and services, which resulted primarily from inroads made by alternative technologies. The operating losses in many of the subsidiaries were attributable to declining revenues and consumed cash and debt resources of the Company.

     In June, 1995 the Company sold its photocopier servicing business in the United Kingdom which was operated by its AM Multigraphics U.K. subsidiary. Also, in June 1995 the Company exited its unprofitable Australian subsidiary by commencing a Voluntary Administrative Proceeding. In October, 1995 the Company's German subsidiary instituted a bankruptcy proceeding. In February 1996, the Company completed the exit of its AM Multigraphics European subsidiaries with the sale of its subsidiaries in the Netherlands, France and Belgium and the placement of the Company's AM Multigraphics UK holding company into an Administration Proceeding. The sale of the subsidiaries in the Netherlands, France and Belgium required the Company to provide consideration of approximately $3 million in the form of cash and other assets.

COMPETITION AND COMPETITIVE CONDITIONS

     The Company's business segments operate in highly competitive environments in which quality, technical design, price, delivery and customer service are principal factors considered by buyers.

     Sheridan Systems' strongest market is in the United States, its second strongest market is in Europe and the division sees growth opportunities in Asia/Pacific, South America, and Africa. The majority of its revenues is derived from new equipment sales. Individual customer orders can be quite large and therefore variations in shipments between reporting periods can have a significant impact on reported revenues and earnings for such periods. Competitive positioning in its core businesses is technologically oriented and driven by new product designs and related research and development as well as product pricing. Each of Sheridan Systems' core business units has its own competitors, including foreign manufacturers. The two main competitors on both the bindery equipment and newspaper mailroom systems sides of the unit's business are

Swiss companies, namely Ferag and Mueller-Martini. Sheridan Systems continues to focus its efforts on providing technically superior product offerings and the material handling and systems support required by its customers.

     The AM Multigraphics segment provides products in five major product groups: offset printing and finishing equipment, digital color printing, pre press products, graphic art supplies and service and parts for equipment manufactured by AM Multigraphics and its competitors. The unit's customers are in-plant, quick print and small commercial printer market segments. The market for small offset duplicator presses, the traditional proprietary equipment of the division, is mature and continues to face competition from alternative technologies. Because the installed base of equipment has historically provided the primary market for many of the Company's services and supplies, AM Multigraphics is increasingly reliant on its general distribution capabilities in continuing to serve its market segments. Gross margins are expected to decrease as the unit seeks to add product lines through distribution agreements, joint ventures and affiliations with third parties. To offset the lower margins the division has invested in information systems and has undertaken other reorganization measures to increase efficiency and lower expenses.

CYCLICAL NATURE OF BUSINESS AND LIQUIDITY

     The revenues of the Company are dependent upon trends in the printing industry, which are a function of (among other factors) overall economic factors and advertising expenditures. Because of the capital goods nature of certain products, the revenues of Sheridan Systems can be cyclical. Orders in the Company's capital goods market can be in the millions of dollars, therefore revenues, margins and customer backlogs may vary significantly from quarter-to-quarter or even year-to-year depending on the timing of customer orders. Due to the long lead times required to manufacture its products, the unfilled backlog of orders provides an indicator of near term revenue expectations for Sheridan Systems. The backlog of Sheridan Systems for bindery equipment and newspaper mailroom systems was $45.4 million as of July 31, 1995 and $38.5 million for the nine months ended April 27, 1996, as compared with $69.6 million and $57.8 million for the comparable prior year periods. Overall backlog for Sheridan Systems decreased in 1995 due primarily to Sheridan Systems recognition of approximately $20 million in revenues from prototype equipment which had been shipped in 1994 and accepted by customers in 1995. In addition, lower market demand, internal efforts to reduce cycle times and market forces which increasingly demand shortened lead times have contributed to the reduction in backlog in 1996.

     The backlog for the AM Multigraphics segment is less than 5% of annual revenues and is not a material factor in the conduct of the business.

     In connection with the sale of machines, Sheridan Systems generally receives advance deposits from its customers. As of July 31, 1995 and April 27, 1996, the amount of such advance deposits was approximately $8.3 million and $11.5 million, respectively.

     Certain customers of Sheridan Systems and AM Multigraphics require long-term financing for their equipment purchases. The Company cooperates with various independent finance and leasing companies to provide such financing. These agreements are sometimes on a partial recourse basis with remarketing arrangements on a non-discretionary, non-priority basis.

RESEARCH AND DEVELOPMENT; PATENT AND TRADEMARKS

     Approximately $7.7 million was expended by the Company for research and development in fiscal 1995, $5.2 million in 1994 and $4.0 million in 1993. In connection with the foregoing expenditures, only $0.7 million in fiscal 1995, $0.7 million in fiscal 1994 and $0.4 million in fiscal 1993 were attributable to the AM Multigraphics segment. The Company's research, development and engineering expenditures are made primarily to upgrade existing technology and maintain competitive product offerings. For additional information, see Note 1 of the "Notes to Consolidated Financial Statements."

     The Company owns or is licensed under a large number of patents and trademarks. While such rights are important, the Company does not believe that its business as a whole is materially dependent on any one patent or trademark or group of patents or trademarks.

BANKRUPTCY PROCEEDINGS

     On May 17, 1993, the Company and its subsidiary, Addressograph-Multigraph Corporation ("AMC"), filed for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") case numbers 93-582 through 93-583 (the "Bankruptcy Proceedings"). The Company also filed on that date a proposed Plan of Reorganization. The Chapter 11 filing related to the Company's domestic operations and did not include its foreign subsidiaries.

     On August 26, 1993, a hearing was held by the Bankruptcy Court to consider approval of a Disclosure Statement to be distributed to creditors and stockholders of the Company. After that hearing, and by Order of the Bankruptcy Court dated August 26, 1993, the Second Amended Disclosure Statement (hereinafter the "Disclosure Statement") was approved as containing "adequate information" for creditors and stockholders of the Company in accordance with
Section 1125(b) of the Bankruptcy Code.

     On September 29, 1993, the Company's Plan was confirmed by the Bankruptcy Court. In general, the Plan provided for distribution of approximately 7,000,000 shares of new Common Stock ("Common Stock"), of which 97% was distributed to former holders of the Company's 12% Senior Subordinated Debentures, 2% to former holders of the Company's $2.00 Convertible Exchangeable Preferred Stock ("Old Preferred Stock") and 1% to former holders of the Company's Common Stock ("Old Common Stock"). The Plan also provided for distribution of 1,095,000 Warrants to purchase Common Stock ("Warrants") to former holders of Old Preferred Stock. The Warrants permit the holders to purchase an aggregate of 1,095,000 shares of Common Stock until October 15, 1996 at an exercise price of $18.00 per share. Under the Plan, general unsecured creditors are to be paid in full over a period of five years with interest at 5% per annum unless they elected to be paid in full under the convenience class (claims under $2,000) or unless they elected before September 29, 1993 to receive Common Stock in lieu of cash.

     The Plan became effective on October 13, 1993 (the "Effective Date"). Distributions provided for in the Plan, including Common Stock and Warrants, commenced on that date. On the Effective Date, all Old Preferred Stock, Old Common Stock, Old Warrants to Purchase Common Stock and Old Preferred Stock Purchase Rights attached to the Old Common Stock were canceled and became of no further force and effect except as evidence of the holder's entitlement to a distribution under the Plan. All exchange rights associated with the Old Preferred Stock and Old Common Stock expired on October 13, 1995. For information relating to shares of Common Stock outstanding and shares of Common Stock held for exchange as described above, see Notes 4 and 14 of the "Notes to Consolidated Financial Statements."

PROPERTIES

     The Company's principal executive offices are located in Rosemont, Illinois. The Company moved to its current headquarters on April 10, 1995. The Company had been located at the AM Multigraphics facility in Mt. Prospect, Illinois since March 22, 1993 when it moved from its Chicago location. The Company sold its AM Multigraphics headquarters, manufacturing and distribution facility in Mt. Prospect, Illinois in 1995 and received proceeds of $6.8 million.

     The Company owns or leases administrative, distribution, manufacturing, sales and service facilities throughout the United States. In the United States, the Company occupies 39 leased facilities with total square footage of 501,800 and the Company owns the Sheridan Systems (286,500 sq. ft.) facility in Dayton, Ohio.

     The facilities occupied by the Company as of July 1, 1996, which have more than 20,000 square feet of space or which are otherwise material to the Company's businesses, are set forth below. Although certain facilities remain underused, the Company believes that the properties and equipment included therein are well maintained, in good operating condition and adequate for the current needs of its operations.

                                   FACILITIES

                                                                   APPROXIMATE SQUARE
                                                                   FEET OF FLOOR AREA
                                                                  ---------------------
           LOCATION AND BUSINESS SEGMENT             USE(1)        OWNED      LEASED(2)
    --------------------------------------------  ------------    -------     ---------
    Corporate
      Rosemont, Illinois                                   ADM                  10,700
    AM Multigraphics
      Arlington Heights, Illinois...............          DIST                  79,700(3)
      Mt. Prospect, Illinois....................           MFG                 175,000
      Mt. Prospect, Illinois....................           ADM                  64,400(3)
      North York, Canada........................      ADM/DIST                  41,500
      Tokyo, Japan..............................      ADM/DIST                  33,024(4)
    Sheridan Systems
      Dayton, OH................................   ADM/MFG/R&D    286,500
      Dayton, OH................................          DIST                  51,500
      Bethlehem, PA.............................       MFG/ADM                  23,100
      Slough, England...........................       MFG/ADM                 126,410

- ---------------

(1) ADM = Administrative and Sales; MFG = Manufacturing and Engineering; DIST - Distribution Center; R&D = Research and Development.

(2) The expiration dates of leases covering leased facilities range from 1996 to 2005. In certain areas the Company subleases excess space to third parties. Such space is not included in stated floor areas. See Note 11 entitled "Lease Transactions" to the Company's "Notes to Consolidated Financial Statements."

(3) Occupancy commenced in early fiscal 1996.

(4) Aggregate number for several facilities utilized by AM Japan.

LEGAL PROCEEDINGS

     The commencement of the Bankruptcy Proceedings resulted in an automatic stay of certain litigation against the Company pursuant to Section 362 of the Bankruptcy Code as of May 17, 1993. Therefore, with certain exceptions, all legal proceedings against the Company pending as of May 17, 1993, will be resolved through the bankruptcy process. In addition, there are significant claims pending in the Bankruptcy Proceeding. The Company believes the resolution of these legal proceedings and claims will not have a material adverse effect on the business or the financial position of the Company.

     The Company has been notified of various environmental matters in connection with certain current or former locations in Connecticut, Illinois, Indiana, Ohio, Pennsylvania, and Rhode Island. The Company believes that the legal liability relating to such matters, if any, will either be resolved consensually between the Company and relevant governmental authorities or will be subject to resolution through the bankruptcy process as with other disputed claims. The Company believes the resolution of these matters will not have a material adverse effect on the business or the financial position of the Company.

     The Company is involved in various other administrative and legal proceedings incidental to its business, including product liability and general liability lawsuits against which the Company is partially insured. The resolution of these other proceedings is not expected to have a material adverse effect on the business or the financial position of the Company. For further information pertaining to Legal Proceedings, see Note 5 entitled "Commitments and Contingencies" to the "Notes to Consolidated Financial Statements."

                             PRINCIPAL STOCKHOLDERS

     At July 31, 1996 to the Company's knowledge based on statements filed with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act") or upon information furnished in writing to the Company by the persons or entities involved, the following were the only persons, entities or groups owning beneficially 5% or more of the outstanding Common Stock entitled to vote at the Special Meeting:

                                                             AMOUNT AND NATURE
                         NAME AND ADDRESS                      OF BENEFICIAL     PERCENT OF
                        OF BENEFICIAL OWNER                    OWNERSHIP(1)       CLASS(2)
        ---------------------------------------------------  -----------------   ----------
        Lion Advisors, L.P.(3).............................      1,875,000          26.8%
          Two Manhattanville Road
          Purchase, NY
        AIF II, L.P.(3)....................................        600,412           8.6%
        c/o Apollo Advisors, L.P.
          Two Manhattanville Road
          Purchase, NY
        BEA Associates.....................................      1,290,117          18.4%(4)
          153 East 53rd Street
          One Citicorp Center
          New York, New York 10022
        State of Wisconsin Investment Board................        669,100           9.6%
          P. O. Box 7842
          Madison, Wisconsin 53707
        Fidelity Bankers Life Insurance Company............        645,058           9.2%
          1011 Boulder Springs Drive
          Richmond, Virginia 2225
        Hellmold Associates, Inc...........................        624,754           8.9%
          640 Fifth Avenue
          13th Floor
          New York, New York 10019
        Trust Company of the West..........................        400,584           5.7%
          865 South Figueroa
          Los Angeles, California 90017

- ---------------

(1) Unless otherwise indicated in a note to the table, to the Company's knowledge, ownership includes sole voting power and sole investment power.

(2) Based on 7,010,000 shares of Common Stock outstanding, including treasury shares, as of July 31, 1996 plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) of the Exchange Act.

(3) The shares shown for Lion Advisors, L.P. are beneficially held for the benefit of an account under management. Lion Advisors, L.P. is an affiliate of Apollo Advisors, L.P., the managing general partner of AIF II, L.P. Mr. Moore, a director of the Company, is an officer of the general partner of each of (i) Lion Advisors, L.P. and (ii) Apollo Advisors, L.P., the managing general partner of AIF II, L.P. and may be deemed to beneficially own these shares. Mr. Moore disclaims beneficial ownership of all of such shares. See "Security Ownership of Directors and Executive Officers."

(4) Shares held by BEA Associates for Executive Life Insurance Company of New York. Executive Life Insurance Company has sole voting power and sole investment power for these shares.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the number of shares of Common Stock that are beneficially owned, directly or indirectly, as of July 31, 1996, by each director, by certain executive officers and by all directors and all executive officers (including the named executive officers) as a group.

     Unless otherwise indicated in a note to the table, to the Company's knowledge, ownership includes sole voting power and sole investment power.

                                                              AMOUNT AND NATURE OF     PERCENTAGE OF TOTAL
    NAME OF BENEFICIAL OWNER              POSITION           BENEFICIAL OWNERSHIP(1)    OUTSTANDING SHARES
- --------------------------------  -------------------------  -----------------------   --------------------
Jerome D. Brady                   Chairman,                            81,000                   1.2%
                                  President and CEO
Robert E. Anderson, III           Director                              1,917                     *
Jeffrey D. Benjamin(2)            Director                              2,000                     *
Robert N. Dangremond              Director                              2,300                     *
William E. Hogan                  Director                              2,000                     *
Jeff M. Moore(2)                  Director                          2,476,412                  35.4%
A. Carl Mudd                      Director                              2,000                     *
Asher O. Pacholder                Director                              2,000                     *
Steven R. Andrews                 Vice President and                   14,500                     *
                                  Secretary
Ulrik T. Nygaard                  Vice President (Company)              6,200                     *
                                  and President,
                                  Sheridan Systems
David A. Roberts                  Vice President (Company)             30,000                     *
                                  and President, AM
                                  Multigraphics
Thomas D. Rooney                  Vice President and CFO               30,500                     *
All directors and executive                                         2,650,829                  37.8%
  officers as a group (12
  persons)(1)(2)

- ---------------

* Less than one percent

(1) Amounts include shares acquirable within 60 days of July 31, 1996 pursuant to the exercise of currently outstanding stock options granted pursuant to the Company's 1994 Long-Term Incentive Plan as follows: Mr. Andrews, 14,000 shares, Mr. Brady, 70,000 shares, Mr. Nygaard, 6,200 shares, Mr. Roberts, 30,000 shares, Mr. Rooney, 30,000 shares, Mr. Anderson 1,917 shares, Mr. Moore, 1,000 shares, and 2,000 shares each for the remaining non-employee directors.

(2) Includes shares beneficially owned by Lion Advisors, L.P. and AIF II, L.P. Mr. Moore is an officer of the general partner of each of (i) Lion Advisors, L.P. and (ii) Apollo Advisors, L.P., the managing general partner of AIF II, L.P. Mr. Moore disclaims beneficial ownership of the indicated shares. Mr. Benjamin is a limited partner of each of Lion Advisors, L.P., Apollo Advisors, L.P. and AIF II, L.P.

                            INDEPENDENT ACCOUNTANTS

     The Consolidated Financial Statements of AM International, Inc. for the year ended July 31, 1995 included in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so included upon the authority of said firm as experts in accounting and auditing. Representatives of Arthur Andersen LLP will be present at the Special Meeting to respond to appropriate questions of stockholders and to make a statement if they desire.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Stockholder proposals submitted for presentation at the 1996 Annual Meeting of Stockholders must have been received by the Corporate Secretary of the Company at its principal executive offices on or before June 28, 1996.

                                 OTHER BUSINESS

     It is not intended that any business other than that set forth in the Notice of Special Meeting and described in this Proxy Statement will be brought before the Special Meeting. If any other matters are properly presented for action at the Special Meeting, it is intended that the persons named in the accompanying proxy will vote or refrain from voting in accordance with their best judgment on such matters after consultation with the Board of Directors.

                                          By Order of the Board of Directors,

                                          Steven R. Andrews, Secretary

Chicago, Illinois
August 2, 1996

                        INDEX TO FINANCIAL STATEMENTS OF
                             AM INTERNATIONAL, INC.

                                                                                       PAGE
                                                                                       ----
Consolidated Statements of Operations................................................   F-2
Consolidated Balance Sheets..........................................................   F-3
Consolidated Statements of Cash Flows................................................   F-4
Consolidated Statements of Shareholders' Equity......................................   F-5
Notes to Consolidated Financial Statements...........................................   F-6
Report of Independent Public Accountants.............................................  F-22
Five Year Financial Summary (Unaudited)..............................................  F-23

                             AM INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   REORGANIZED COMPANY(a)
                               ---------------------------------------------------------------          PREDECESSOR COMPANY
                                                                                                   ------------------------------
                                         NINE MONTHS             TWELVE MONTHS    TEN MONTHS         TWO MONTHS     TWELVE MONTHS
                                            ENDED                    ENDED           ENDED             ENDED            ENDED
                               APRIL 27, 1996   APRIL 29, 1995   JULY 31, 1995   JULY 31, 1994     SEPT. 29, 1993   JULY 31, 1993
                               --------------   --------------   -------------   -------------     --------------   -------------
                                         (UNAUDITED)
REVENUES......................    $128,220         $138,324        $ 191,485       $ 163,816          $ 26,532        $ 195,698
COST OF SALES.................      96,610           99,942          138,752         112,395            19,526          138,735
GROSS MARGIN..................      31,610           38,382           52,733          51,421             7,006           56,963
OPERATING EXPENSES:
  Selling, general and
    administrative............      33,637           38,860           53,427          43,068             8,745           51,358
  Research, development and
    eng.......................         607            1,087            1,797           1,564               287            2,259
  Unusual items, net
    (inc)/exp.................          --               --               --              --                --           37,628
                                  --------         --------        ---------       ---------          --------       ----------
         TOTAL OPERATING
           EXPENSES...........      34,244           39,947           55,224          44,632             9,032           91,245
                                  --------         --------        ---------       ---------          --------       ----------
OPERATING INCOME (LOSS).......      (2,634)          (1,565)          (2,491)          6,789            (2,026)         (34,282)
Non-operating income
  (expense):
  Interest income.............         114              206              222             517                 2              657
  Interest expense............      (2,691)          (2,486)          (3,355)         (2,663)              (51)          (7,701)
  Reorganization items, net...          --               --               --             575            23,946               --
  Other, net..................         (85)             (61)             (53)           (742)              (76)          (2,061)
                                  --------         --------        ---------       ---------          --------       ----------
Income (loss) before income
  taxes, discontinued
  operations and extraordinary
  gain........................      (5,296)          (3,906)          (5,677)          4,476            21,795          (43,387)
Income tax expense
  (benefit)...................          --             (507)          (1,526)          2,394                --              400
                                  --------         --------        ---------       ---------          --------       ----------
  Net income (loss) before
    discontinued operations
    and extraordinary gain....      (5,296)          (3,399)          (4,151)          2,082            21,795          (43,787)
Net income (loss) of
  discontinued operations, net
  of tax......................      (5,874)           4,127            8,764           4,570           (27,810)         (81,891)
                                  --------         --------        ---------       ---------          --------       ----------
Net income (loss) before
  extraordinary gain..........    $(11,170)        $    728        $   4,613       $   6,652          $ (6,015)       $(125,678)
                                  --------         --------        ---------       ---------          --------       ----------
Extraordinary gain............          --               --               --              --            58,704               --
                                  --------         --------        ---------       ---------          --------       ----------
NET INCOME (LOSS).............    $(11,170)        $    728        $   4,613       $   6,652          $ 52,689        $(125,678)
                                  ========         ========        =========       =========          ========       ==========
PER SHARE OF COMMON STOCK: (b)
Income (loss) from continuing
  operations..................    $  (0.76)        $  (0.49)       $   (0.59)      $    0.30           N/A              N/A
Income (loss) from
  discontinued operations.....       (0.83)            0.59             1.25            0.65           N/A              N/A
                                  --------         --------        ---------       ---------          --------       ----------
         Net income (loss)....    $  (1.59)        $   0.10        $    0.66       $    0.95           N/A              N/A
                                  ========         ========        =========       =========          ========       ==========
Weighted average shares of
  common stock and common
  stock equivalents
  outstanding (in
  thousands)..................       7,009            7,009            7,021           7,006           N/A              N/A
                                  ========         ========        =========       =========          ========       ==========

- ---------------

(a) Due to the Reorganization and implementation of Fresh Start Reporting, financial statements for the Reorganized Company (period starting September 30, 1993) are not comparable to those of the Predecessor Company. See Notes to the Financial Statements (Note 14) for additional information.

(b) The weighted average number of common shares outstanding and net income per common share for the Predecessor Company have not been presented because, due to the Reorganization and implementation Fresh Start Reporting, they are not comparable to subsequent periods.

  The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             AM INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS


                                                                APRIL 27, 1996   JULY 31, 1995   JULY 31, 1994
                                                                --------------   -------------   -------------
                                                                 (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents...................................     $  5,947        $  12,563       $  21,112
  Accounts receivable, net....................................       31,985           36,409          36,018
  Inventories, net............................................       25,938           28,432          31,135
  Prepaid expenses and other assets...........................        1,302            1,722           1,350
  Net assets of discontinued operations.......................       67,780           61,301              --
                                                                   --------        ---------       ---------
TOTAL CURRENT ASSETS..........................................      132,952          140,427          89,615
Property, plant and equipment, net............................       13,245           12,453          11,505
Excess reorganization value...................................        5,104            5,430          14,173
Other assets, net.............................................        5,528            4,762           5,376
Net assets of discontinued operations.........................           --               --          48,605
                                                                   --------        ---------       ---------
          TOTAL ASSETS........................................     $156,829        $ 163,072       $ 169,274
                                                                   ========        =========       =========
                                     LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current maturities of long-term
     debt.....................................................       17,211            6,132           6,000
  Accounts payable............................................       24,498           21,134          18,244
  Service contract deferred income............................       13,088           17,312          18,376
  Payroll related expenses....................................       10,660           13,175          17,950
  Other current liabilities...................................       24,556           21,172          20,380
                                                                   --------        ---------       ---------
          TOTAL CURRENT LIABILITIES...........................       90,013           78,925          80,950
Long-term debt................................................       10,902           14,915          19,359
Other long-term liabilities...................................       19,546           20,931          26,189
                                                                   --------        ---------       ---------
          TOTAL LIABILITIES...................................      120,461          114,771         126,498
                                                                   --------        ---------       ---------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value; 40 million shares authorized;
     7,010,000 issued.........................................           70               70              70
  Capital in excess of par value..............................       35,865           35,637          35,547
  Less: treasury stock, at cost; 1,280 shares.................           (6)              (6)             (6)
  Warrants, 1,095,000 issued, exercise price of $18.00........          383              383             383
  Accumulated earnings (deficit)..............................           95           11,265           6,652
  Cumulative translation adjustment...........................          (39)             952             130
                                                                   --------        ---------       ---------
          TOTAL SHAREHOLDERS' EQUITY..........................       36,368           48,301          42,776
                                                                   --------        ---------       ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................     $156,829        $ 163,072       $ 169,274
                                                                   ========        =========       =========

  The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             AM INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                    REORGANIZED COMPANY(a)
                                ---------------------------------------------------------------
                                                                                                        PREDECESSOR COMPANY
                                          NINE MONTHS                                              ------------------------------
                                             ENDED                TWELVE MONTHS    TEN MONTHS        TWO MONTHS     TWELVE MONTHS
                                -------------------------------       ENDED           ENDED            ENDED            ENDED
                                APRIL 27, 1996   APRIL 27, 1995   JULY 31, 1995   JULY 31, 1994    SEPT. 29,1994    JULY 31, 1993
                                --------------   --------------   -------------   -------------    --------------   -------------
                                           (UNAUDITED)

CASH FLOWS FROM OPERATING
  ACTIVITIES:
NET INCOME (LOSS).............     ($11,170)        $    728        $   4,613       $   6,652         $ 52,689        ($125,678)
Adjustments to reconcile net
  income (loss) to cash flow
  from operating activities:
  Depreciation of property,
    plant and equipment.......          684              760            1,632           2,204              327            3,232
  Amortization and writedown
    of other assets...........          328              530              706           1,395               --           10,996
  Benefit from operating loss
    carryforwards.............           --            8,037            8,037          10,494               --               --
  Discontinued operations.....       (4,869)         (19,337)         (15,715)         12,636            9,596           80,582
  Change in assets and
    liabilities:
    Accounts receivable,
      net.....................        4,424            6,146             (391)         (5,105)           6,855            1,995
    Inventory, net............        2,494           (3,412)           2,703          (4,455)            (559)           3,530
    Prepaid expenses and other
      assets..................          420              380             (372)         (2,816)             314              681
    Accounts payable and
      accruals................           10           (7,462)          (2,157)         (6,843)          10,704          (21,903)
    Other, net................       (2,964)          (1,020)          (3,950)          3,130            1,041            1,760
  Changes due to Fresh Start
    Reporting and
    reorganization............           --               --               --              --          (82,650)              --
                                   --------         --------        ---------       ---------         --------        ---------
CASH FLOW FROM OPERATING
  ACTIVITIES..................      (10,643)         (14,650)          (4,894)         17,292           (1,683)         (44,805)
                                   --------         --------        ---------       ---------         --------        ---------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures........       (8,251)          (1,466)          (2,362)         (1,560)            (135)            (899)
  Proceeds from disposition of
    property..................        6,822               --               --              --               --               --
  Discontinued operations.....       (1,099)          (2,089)             886          (2,973)              --           (6,069)
                                   --------         --------        ---------       ---------         --------        ---------
CASH FLOW FROM INVESTING
  ACTIVITIES..................       (2,528)          (3,555)          (1,476)         (4,533)            (135)          (6,968)
                                   --------         --------        ---------       ---------         --------        ---------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net borrowings (payments)
    under short-term
    borrowing.................       10,087            4,506              131          (1,074)             100               65
  Principal borrowings
    (payments) on long-term
    debt......................       (3,021)          (3,497)          (4,443)         (5,126)           1,831
  Liabilities subject to
    compromise................           --               --               --              --               --           44,908
  Discontinued operations.....         (511)           1,501            2,133           2,565            1,061           (1,210)
                                   --------         --------        ---------       ---------         --------        ---------
CASH FLOW FROM FINANCING
  ACTIVITIES..................        6,555            2,510           (2,179)         (3,635)           2,992           43,763
                                   --------         --------        ---------       ---------         --------        ---------
Increase (decrease) in cash
  and cash equivalents........       (6,616)         (15,695)          (8,549)          9,124            1,174           (8,010)
Cash and cash equivalents at
  beginning of period.........       12,563           21,112           21,112          11,988           10,814           18,824
                                   --------         --------        ---------       ---------         --------        ---------
CASH AND CASH EQUIVALENTS AT
  END OF PERIOD...............     $  5,947         $  5,417        $  12,563       $  21,112         $ 11,988        $  10,814
                                   ========         ========        =========       =========         ========        =========

- ---------------

(a) Due to the Reorganization and implementation of Fresh Start Reporting, financial statements for the new Reorganized Company (period starting September 30, 1993) are not comparable to those of the Predecessor Company. See Notes to the Financial Statements (Note 14) for additional information.

    The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             AM INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                             PREFERRED STOCK       COMMON STOCK         TREASURY STOCK         WARRANTS
                                            ------------------  -------------------  --------------------  -----------------
                                              NUMBER              NUMBER               NUMBER               NUMBER
           PREDECESSOR COMPANY:             OF SHARES   AMOUNT   OF SHARES   AMOUNT  OF SHARES    AMOUNT   OF SHARES  AMOUNT
                                            ----------  ------  -----------  ------  ----------  --------  ---------  ------
Balance July 31, 1992......................  3,430,100   $ 35    52,429,739  $ 524    5,459,765  $(22,974)        --   $ --
 Issuance of Treasury Stock to ESOP........         --     --            --     --     (156,166)      657
 Loan forgiveness..........................         --     --            --     --           --        --
 Net loss..................................         --     --            --     --           --        --
 Deferred compensation.....................         --     --            --     --      180,001      (790)
 Preferred Stock conversion................    (16,035)    (1)       47,944      1           --        --
 Aggregate effect of current year
   translation adjustments.................         --     --            --     --           --        --
                                            ----------   ----   -----------  -----   ----------  --------  ---------   ----
Balance July 31, 1993......................  3,414,065     34    52,477,683    525    5,483,600   (23,107)
 Net Income................................         --     --            --     --           --        --
 Reorganization Items:
   Cancellation of Stock................... (3,414,065)   (34)  (52,477,683)  (525)  (5,483,600)   23,107
   Fresh Start Adjustments.................         --     --            --     --           --        --
   Aggregate effect of current year
     translation adjustments...............
   Issuance of New Common Stock............                       7,000,000     70
   Issuance of Warrants....................                                                                1,095,000    383
                                            ----------   ----   -----------  -----   ----------  --------  ---------   ----
Reorganized Company Balance, September 30,
 1993(a)...................................         --     --     7,000,000     70           --        --  1,095,000    383
REORGANIZED COMPANY:
 Net Income................................
 Aggregate effect of current year
   translation adjustments.................
 Purchase of Treasury Stock................                                               1,119        (6)
                                            ----------   ----   -----------  -----   ----------  --------  ---------   ----
Balance July 31, 1994......................         --     --     7,000,000     70        1,119        (6) 1,095,000    383
 Net Income................................
 Aggregate effects of current year
   translation adjustments.................
 Issuance of New Common Stock..............                          10,000     --
 Purchase of Treasury Stock................                                                 126
                                            ----------   ----   -----------  -----   ----------  --------  ---------   ----
Balance at July 31, 1995...................         --     --     7,010,000     70        1,245        (6) 1,095,000    383
                                            ----------   ----   -----------  -----   ----------  --------  ---------   ----
 Net Income (loss).........................
 Aggregate effects of current year
   translation adjustments.................
 Other, Net................................
                                            ----------   ----   -----------  -----   ----------  --------  ---------   ----
Balance at April 27, 1996..................         --   $ --     7,010,000  $  70        1,245  $     (6) 1,095,000   $383
                                            ==========   ====   ===========  =====   ==========  ========  =========   ====

                                              CAPITAL                   NOTES
                                                IN                    RECEIVABLE                      CUMULATIVE      TOTAL
                                             EXCESS OF    DEFERRED       FROM        ACCUMULATED      TRANSLATION SHAREHOLDERS'
           PREDECESSOR COMPANY:              PAR VALUE  COMPENSATION   OFFICER    EARNINGS/(DEFICIT)  ADJUSTMENT     EQUITY
                                             ---------  ------------  ----------  ------------------  ----------  -------------

Balance July 31, 1992......................  $ 340,396    $ (4,983)    $ (1,954)      $ (243,164)      $  1,457     $  69,337
 Issuance of Treasury Stock to ESOP........       (615)         --           --               --             --            42
 Loan forgiveness..........................         --          --        1,954               --             --         1,954
 Net loss..................................         --          --           --         (125,678)            --      (125,678)
 Deferred compensation.....................         --       4,983           --               --             --         4,193
 Preferred Stock conversion................         --          --           --               --             --            --
 Aggregate effect of current year
   translation adjustments.................         --          --           --               --            501           501
                                             ----------   --------     --------       ----------       --------    ----------

Balance July 31, 1993......................    339,781          --           --         (368,842)         1,958       (49,651)
 Net Income................................         --          --           --           52,689             --        52,689

 Reorganization Items:
   Cancellation of Stock...................   (339,781)         --           --               --             --      (317,233)

   Fresh Start Adjustments.................         --          --           --          316,153         (2,125)      314,028

   Aggregate effect of current year
     translation adjustments...............                                                                 167           167

   Issuance of New Common Stock............     35,547                                                                 35,617

   Issuance of Warrants....................                                                                               383
                                             ----------   --------     --------       ----------       --------    ----------

Reorganized Company Balance, September 30,
 1993(a)...................................     35,547          --           --               --             --        36,000

REORGANIZED COMPANY:
 Net Income................................                                                6,652                        6,652

 Aggregate effect of current year
   translation adjustments.................                                                                 130           130

 Purchase of Treasury Stock................                                                                                (6)
                                             ----------   --------     --------       ----------       --------    ----------

Balance July 31, 1994......................     35,547          --           --            6,652            130        42,776

 Net Income................................                                                4,613                        4,613

 Aggregate effects of current year
   translation adjustments.................                                                                 822           822

 Issuance of New Common Stock..............         90                                                                     90

 Purchase of Treasury Stock................
                                             ----------   --------     --------       ----------       --------    ----------

Balance at July 31, 1995...................     35,637          --           --           11,265            952        48,301
                                             ----------   --------     --------       ----------       --------    ----------

 Net Income (loss).........................                                              (11,170)                     (11,170)

 Aggregate effects of current year
   translation adjustments.................                                                                (991)         (991)

 Other, Net................................        228                                                                    228
                                             ----------   --------     --------       ----------       --------    ----------

Balance at April 27, 1996..................  $  35,865    $     --     $     --       $       95       $    (39)    $  36,368
                                             ==========   ========     ========       ==========       ========    ==========


- ---------------
(a) Due to the Reorganization and implementation of Fresh Start Reporting, financial statements for the new Reorganized Company (period starting September 30, 1993) are not comparable to the Predecessor Company. See Notes to the Financial Statements (Note 14) for additional information.

  The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             AM INTERNATIONAL, INC,

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation: The Consolidated Financial Statements of the Reorganized Company (period beginning September 30, 1993) and the Predecessor Company (periods prior to September 30, 1993) include the accounts of AM International, Inc. and its subsidiaries (the "Company"). All significant intercompany transactions have been eliminated. The Company's fiscal year end is July 31. All references to years, unless otherwise indicated, refer to the fiscal year. Certain prior year amounts have been reclassified to be consistent with current year presentation.

     Cash Equivalents: The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Inventories: Inventories are valued at the lower of cost, which includes material, labor and overhead, determined by the first-in, first out (FIFO) method, or market.

     Properties, Equipment and Depreciation: Properties and Equipment are stated at cost. Properties and equipment are depreciated over estimated useful lives, ranging from 5 to 30 years, primarily on a straight-line basis.

     Intangibles: Excess reorganization values are amortized on a straight-line basis over periods not exceeding 20 years. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives. Accumulated amortization of excess reorganization value was $2,393 at April 27, 1996, $2,065 at July 31, 1995 and $1,359 at July 31, 1994. The Company
continually evaluates current events and circumstances in order to determine whether the estimated useful lives and recorded balances of excess reorganization value have been impaired. The Company utilizes evaluations of estimated undiscounted future cash flows and financial ratios in this review.

     Currency Translation: Foreign assets and liabilities have been translated into United States dollars at current exchange rates as of the balance sheet dates, and revenues and expenses have been translated at the average exchange rates in effect during each period. Translation adjustments are reported as a separate component of Shareholders' Equity. Exchange gains and losses on foreign currency transactions are included in the Consolidated Statement of Operations and are not material.

     Revenue Recognition: Revenue is recognized from sales when a product is shipped. Amounts billed for service contracts are credited to Service Contract Deferred Income and recognized as revenues over the term of the contracts. The Company recognizes warranty and equipment installation expenses at the time a product is shipped, if applicable. The expense is estimated considering current warranty policies and historical expense.

     Research and Development Expense: Expenses for research and development are charged to income as incurred. For the reorganized company, such expenses were $364 for the nine months ended 1996, $744 in 1995, and $559 in 1994. Such expenses were $95 and $401 for the Predecessor Company in 1994 and 1993, respectively.

     Income Taxes: Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, " Accounting for Income Taxes" (SFAS No. 109). Deferred income taxes are recorded to reflect the future tax consequences of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end.

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

     Income per Common Share: Income per share amounts are determined after deducting any dividend requirements of preferred shares and are based on the weighted average shares of common stock and common stock equivalents outstanding during each period.

     Financial Instruments: Financial instruments are recorded at cost, which approximates fair market value.

NOTE 2 -- DISCONTINUED OPERATIONS

     In July 1996, the Company reached agreement subject to shareholder approval and certain other conditions to sell substantially all of the assets and liabilities of Sheridan Systems for proceeds of approximately $50.0 million. A loss of approximately $16.4 million will be recorded in the fourth quarter of the Company's fiscal year ended July 31, 1996 as a result of the transaction, with no recorded tax benefit. This transaction is expected to close in the first quarter of the fiscal year ending July 31, 1997.

     During the year, the Company completed the exit of its AM Multigraphics-International subsidiaries with the sale of its subsidiaries in the Netherlands, France, and Belgium and the placement of the Company's AM Multigraphics UK holding company into an Administration Proceeding. The sale of the subsidiaries in the Netherlands, France, and Belgium required the Company to provide consideration of approximately $3.0 million in the form of cash and other assets. No gain or loss was recorded as a result of the exit of the AM Multigraphics-International subsidiaries.

     The results of these discontinued business units are included in the consolidated statements of income under "discontinued operations." The following table summarizes key financial data related to the above discontinued operations:

                                                    REORGANIZED COMPANY                              PREDECESSOR COMPANY
                              ---------------------------------------------------------------   ------------------------------
                               NINE MONTHS      NINE MONTHS     TWELVE MONTHS    TEN MONTHS       TWO MONTHS     TWELVE MONTHS
                                  ENDED            ENDED            ENDED           ENDED           ENDED            ENDED
                              APRIL 27, 1996   APRIL 29, 1995   JULY 31, 1995   JULY 31, 1994   SEPT. 29, 1993   JULY 31, 1993
                              --------------   --------------   -------------   -------------   --------------   -------------
                                        (UNAUDITED)
Net sales...................     $131,376         $228,530        $ 318,016       $ 257,809        $ 42,682        $ 339,040
Gross margin................       32,663           64,403           86,219          77,115          11,722           81,290
Unusual Items, net..........           --               --           (4,845)             --              --           53,676
Operating income (loss).....       (3,714)           9,004           16,944          12,220            (323)         (75,182)
Non-operating (income)
  expense...................        1,669            2,372            3,212           3,046             443            3,902
Allocated interest
  expense...................          388              233              314             315               0            3,273
Reorganization items, net...           --               --               --              --          27,049               --
Income tax provision
  (benefit) applicable to
  discontinued businesses...          103            2,272            4,654           4,289              (5)            (466)
                                 --------         --------        ---------       ---------        --------        ---------
Net income (loss) of
  discontinued operations,
  net of tax................     $ (5,874)        $  4,127        $   8,764       $   4,570        $(27,810)       $ (81,891)
                                 ========         ========        =========       =========        ========        =========

     The results of operations, net of taxes, and the net assets of Sheridan Systems and the divested AM Multigraphics-International Operations are presented in the consolidated financial statements as discontinued operations. Interest expense pertaining to the Company's revolving credit facility has been allocated based upon the ratio of the net assets of the discontinued operations to the consolidated capitalization of the

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

Company. Continuing operations and discontinued operations reflect the net tax benefit or tax expense generated by the respective operations, limited, however, by the income tax benefit or tax expense recognized in the Company's historical financial statements. No general corporate expenses have been allocated to the discontinued operations. The results of the discontinued operations are not necessarily indicative of the results of operations which may have been obtained had continuing and discontinued operations been operating independently.

     The net assets of discontinued operations included in the Consolidated Balance Sheets at April 27, 1996, July 31, 1995 and July 31, 1994 amounted to $67.8 million, $61.3 million and $48.6 million, respectively, and consisted primarily of receivables, inventory, property and equipment, intangible assets related to the discontinued operations, net of accounts payable and accrued liabilities. These amounts have been classified as current at April 27, 1996 and July 31, 1995 based on the intent to dispose of the operations within one year.

NOTE 3 -- BORROWING ARRANGEMENTS

     The Company's short and long-term borrowings are comprised of the following:


                                                 APRIL 27, 1996     JULY 31, 1995     JULY 31, 1994
                                                 --------------     -------------     -------------
                                                  (UNAUDITED)
  Revolving Credit Facility..................       $ 10,087           $    --           $    --
  General Unsecured Claims & Priority Tax
     Claims..................................         14,671            21,047            25,359
  Capital Leases.............................          3,355                --                --
                                                    --------           -------           -------
          Total..............................       $ 28,113           $21,047           $25,359
                                                    ========           =======           =======
  Classified in the Consolidated Balance
     Sheet as follows:
       Short-term............................       $ 17,211           $ 6,132           $ 6,000
       Long-term.............................         10,902            14,915            19,359
                                                    --------           -------           -------
          Total..............................       $ 28,113           $21,047           $25,359
                                                    ========           =======           =======

     The Company maintains a $25,000 three year secured domestic Revolving Credit Facility (subject to borrowing base limitations) which expires October 12, 1996 with BT Commercial Corporation and LaSalle National Bank. The Revolving Credit Facility includes a $10,000 sub-facility for the issuance of letters of credit. As of April 27, 1996, the calculated borrowing base was approximately $16,000. As security for utilizations of the Revolving Credit Facility, the Company granted a security interest and general lien upon its domestic assets. As of April 27, 1996 the Company had borrowings of $10,087 under the Revolving Credit Facility and was utilizing $3,222 of the facility to secure outstanding letters of credit. Interest is charged at a rate which is 1.75% in excess of the prime lending rate of Bankers Trust Company. Letter of credit fees are 2.5% per annum plus a 0.5% facing fee on standby letters of credit and 1.5% per annum on commercial documentary letters of credit. As of April 27, 1996, the interest rate was 10.0%.

     The agreement contains restrictive covenants limiting capital expenditures, restricting the payment of dividends and other payments and providing for quarterly measures of pretax net income and interest coverage, among other things. In addition, the agreement limits the Company's ability to borrow or to request

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

letters of credit following a material adverse change as determined by the lenders. The Company violated certain restrictive financial covenants in its first two fiscal quarters of 1996, however the Company received waivers of these violations from its lenders. The Company believed that it complied with the financial covenants for the quarter ended April 27, 1996. However the lenders do not concur with the Company's certificate of compliance in that they contend that certain income recorded by the Company, which related to the settlement of legal disputes which had been previously reserved, should be excluded from certain calculations and they have notified the Company that they retain all rights and remedies available to them under the Revolving Credit Agreement in the event of a default. The Company's projections indicate that it may not meet the financial covenants for the quarter ending July 31, 1996, and there can be no assurances as to what actions the lenders would take in connection with any default. Based on current projections, the Company expects that its cash resources and current revolving credit facility will not provide sufficient capital resources and liquidity needs. The Company is exploring a variety of strategic and financial alternatives to meet its liquidity needs. It is anticipated that the sale of Sheridan Systems will generate sufficient capital resources to meed these liquidity needs. If necessary, the Company will seek to obtain new revolving credit facilities or the consummation of another transaction which would provide capital resources to the Company. There can be no assurances that the Company will be able to renew or replace the existing Revolving Credit Facility upon its expiration or enter into any transaction which would provide additional cash resources to the Company.

     On October 13, 1993 the Company concluded a reorganization when the United States Bankruptcy Court for the District of Delaware confirmed the Company's Plan of Reorganization (Plan). The Plan provides that holders of allowed general unsecured claims receive cash payments toward satisfaction of the full amount of their claims in equal quarterly payments payable on the last business day of each calendar quarter ending after October 13, 1993 over a five-year period, together with interest at 5% per annum. Holders of priority tax claims are paid 10% of the allowed claim together with accrued and unpaid interest at 8% per annum on the then outstanding amount on each anniversary of October 13, 1993 which occurs prior to the sixth anniversary of the date of assessment and the balances of such claims along with accrued and unpaid interest on the sixth anniversary. For financial reporting purposes interest on general unsecured claims has been imputed at 9% per annum. At April 27, 1996 the Company had $851 of restricted cash which primarily pertains to the settlement of disputed claims in accordance with the Plan.

     Aggregate maturities of total borrowings, excluding capitalized leases, are as follows:

                                                        APRIL 27, 1996     JULY 31, 1995
                                                        --------------     -------------
        Due Fiscal year ending:
             1996.....................................     $  1,142           $ 6,132
             1997.....................................       15,647             6,169
             1998.....................................        5,561             6,169
             1999.....................................        1,914             2,083
             2000.....................................          494               494
             Thereafter...............................           --                --

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

     Cash paid for interest was $1,156 during the nine months ended 1996, $1,103 during fiscal 1995, and $655 for the of the Reorganized Company in 1994. The Predecessor Company had interest of $0 in 1994 and $313 in 1993.

NOTE 4 -- CAPITAL STRUCTURE

     The Company's charter authorizes 50 million shares of stock, of which 40 million shares are reserved for issuance as Common Stock and 10 million shares are reserved for issuance as Preferred Stock. The Board of Directors has authorized the issuance of 7,010,000 of such shares of $.01 par value Common Stock. Of these shares, 7,000,000 were issued on the effective date to holders of claims and interests as described in Note 14. In addition, the Company issued Warrants on the Effective Date to purchase 1,095,000 shares of Common Stock. The Warrants are exercisable at $18.00 per share and expire on October 15, 1996. The Warrant Agreement includes standard and customary antidilution provisions, among other things. As of July 31, 1995 the Company has not yet issued any Preferred Stock. The Common Stock and all other equity securities issued under the new charter are voting securities (although the voting rights of any preferred stock issued would differ from those of the Common Stock) and will not have any preemptive rights to subscribe for additional shares. The Common Stock is not subject to conversion or redemption and when issued is fully paid and non-assessable.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES

     The Company received creditor claims during its bankruptcy proceedings. Although the disputed claims are in many cases in excess of recorded reserves, the Company believes that many of the claims are duplicative, erroneous or exaggerated and the Company believes it has valid defenses to the claims. The Company has filed objections to these disputed claims in the United States Bankruptcy Court in Delaware. As of July 31, 1995 and April 27, 1996, disputed claims amounted to $50,700 and $31,600, respectively. During the third quarter the Company expunged or settled approximately $17,400 in disputed claims for amounts within previously established reserves. The disputed claims are primarily comprised of environmental and product liability claims. The Company has been notified of various environmental matters in connection with certain current or former Company locations in Connecticut, Illinois, Ohio, Indiana, Pennsylvania, and Rhode Island. In the third quarter of 1996, the Company recorded a $2,800 favorable adjustment due to the resolution of legal disputes which had been previously reserved. The Company is also involved in various other administrative and legal proceedings incidental to its business, including product liability and general liability lawsuits against which the Company is partially insured. The disputed claims are in many cases in excess of recorded reserves. At the present time, it is management's opinion, based on information available to the Company and management's experience in such matters, that the resolution of these legal proceedings is not expected to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

     The Company has sold certain receivables related to machine sales, subject to limited recourse provisions and repurchase provisions. Management believes unreserved exposures pertaining to these contingencies will not materially impact the Company's financial condition, results of operations or liquidity.

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 6 -- INCOME TAXES

     The components of income tax expense (benefit) are as follows:

                                                   REORGANIZED COMPANY                                  PREDECESSOR COMPANY
                            -----------------------------------------------------------------     -------------------------------
                             NINE MONTHS      NINE MONTHS      TWELVE MONTHS     TEN MONTHS         TWO MONTHS     TWELVE MONTHS
                                ENDED            ENDED             ENDED            ENDED             ENDED            ENDED
                            APRIL 27, 1996   APRIL 29, 1995    JULY 31, 1995    JULY 31, 1994     SEPT. 29, 1993   JULY 31, 1993
                            --------------   --------------   ---------------   -------------     --------------   --------------
                                      (UNAUDITED)
The domestic and foreign
  components of income
  (loss) from continuing
  operations are as
  follows:
  Domestic................     $ (4,709)        $ (3,632)         $(5,302)         $ 4,029           $ 21,988         $(42,757)
  Foreign.................         (587)            (274)            (375)             447               (193)            (630)
                               --------         --------          -------          -------           --------         --------
                               $ (5,296)        $ (3,906)         $(5,677)         $ 4,476           $ 21,795         $(43,387)
                               ========         ========          =======          =======           ========         ========
Provision (benefit) for
  income taxes for
  continuing operations:
  Domestic................     $     --         $   (507)         $(1,744)         $ 2,050           $     --         $     --
  Foreign.................           --               --              218              344                 --              400
                               --------         --------          -------          -------           --------         --------
                               $     --         $   (507)         $(1,526)         $ 2,394           $     --         $    400
                               ========         ========          =======          =======           ========         ========
A reconciliation of the
  income tax expense
  (benefit) on income
  (loss) per the U.S.
  federal statutory rate
  to the reported income
  tax expense (benefit)
  follows:
  US Federal statutory
    rate applied to pretax
    income................     $ (1,800)        $ (1,328)         $(1,930)         $ 1,521           $  7,410         $(14,752)
  Intangibles with no tax
    benefit...............          112              180              240              474                 --               --
  Operating loss with no
    current tax benefit
    and varying tax rates
    of other national
    governments...........        1,630              615              130              192                732           12,380
  State income tax........           --               --               --              162                 --               --
  Non taxable
    reorganization items..           --               --               --               --             (8,142)              --
  Nondeductible bankruptcy
    costs.................           --               --               --               --                 --            1,938
  Other...................           58               26               34               45                 --               34
                               --------         --------          -------          -------           --------         --------
INCOME TAX EXPENSE
  (RECOVERY)..............     $     --         $   (507)         $(1,526)         $ 2,394           $     --         $   (400)
                               ========         ========          =======          =======           ========         ========

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

     The Company accounts for income taxes pursuant to SFAS No. 109. At July 31, 1995 and July 31, 1994 the approximate amounts of deferred tax assets and deferred tax liabilities resulting from temporary differences and carryforwards were as follows:

                                                                   1995         1994
                                                                 --------     --------
        Deferred Tax Assets
          Inventory valuation..................................  $  2,400     $  2,500
          Insurance reserves...................................     6,400        7,800
          Other................................................     6,600        9,400
                                                                 --------     --------
        Subtotal...............................................    15,400       19,700
        Domestic tax operating loss carryforwards limited by
          Sec 382..............................................    21,000       21,000
        Domestic tax operating loss carryforwards..............    34,000       26,000
        Foreign tax operating loss carryforwards...............     2,400        1,700
        AMT credit carryforward................................     1,800        1,800
                                                                 --------     --------
        Deferred Tax assets....................................    74,600       70,200
             Valuation allowance...............................   (74,600)     (70,200)
                                                                 --------     --------
        Net deferred tax asset.................................  $     --     $     --
                                                                 ========     ========

     The Sec. 382 ownership change which resulted from the 1993 bankruptcy reorganization imposed a limitation on the usage of pre-reorganization domestic tax operating loss carryforwards. Usage of this loss carryforward is limited to $3,689 per year or $55,335 for a period of 15 years following the ownership change. In addition, as of July 31, 1995 the Company had domestic tax loss carryforwards of $87,180 attributable to post-reorganization periods and therefore not subject to limitation. The domestic tax loss carryforwards will expire from 1997 to 2010. The AMT credit, although subject to the Sec. 382 limitation, has no expiration date.

     During 1995, the deferred tax asset increased by $4,400 primarily due to the creation of additional domestic loss carryforwards. Due to uncertainty as to the realizability of the deferred tax assets, the Company has established valuation allowances in accordance with SFAS No. 109. to offset these assets.

     To the extent the Company realizes a tax benefit as a result of future reductions in the valuation allowance related to the utilization of pre-reorganization deferred tax assets, fresh start accounting rules provided for the reporting of such benefit first by reducing "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets" and thereafter increasing Capital in excess of par value. Although the future recognition of this benefit will have no impact on net earnings, the Company will realize a cash benefit from utilization of the "Pre-Reorganization Benefits" against any future tax liabilities.

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 7 -- DEFERRED COMPENSATION
  Reorganized Company

     The Company's 1994 Long Term Incentive Plan provides for the issuance of 1,400,000 shares of new $.01 par value Common Stock. Options to purchase the Common Stock are awarded at a price not less than 100% of the market price on the date of grant, which becomes exercisable at various dates generally from one to four years after the date of grant, and expire ten years after the date of grant.

                                                      1995                            1994
                                           ---------------------------     --------------------------
                                                         OPTION PRICE                    OPTION PRICE
                                           NUMBER OF         RANGE         NUMBER OF        RANGE
                                            SHARES         PER SHARE        SHARES        PER SHARE
                                           ---------     -------------     ---------     ------------
OUTSTANDING AT BEGINNING OF THE YEAR.....   376,000        $9.625-11.5           --                --
Granted..................................   277,917      $8.750-12.125      376,000       $9.625-11.5
Exercised................................        --                 --           --                --
Canceled.................................   (55,500)         $9.625-10           --                --
                                            -------      -------------      -------       -----------
OUTSTANDING AT END OF PERIOD.............   598,417      $8.750-12.125      376,000       $9.625-11.5
                                            =======      =============      =======       ===========
EXERCISABLE AT END OF PERIOD.............   127,900        $9.125-11.5           --               $--
                                            =======      =============      =======       ===========

  Predecessor Company

     On August 23, 1993, the Company's Board of Directors approved a resolution to terminate the Employee Stock Ownership Plan (the "ESOP') effective July 31, 1993, in connection with its Plan of Reorganization. The ESOP Trust had made advance purchases of the Company's old Common Stock with funds loaned to the Trust by the Company under an ESOP Loan Agreement. The cost of the shares held by the Trust, but not yet earned by the Plan participants, was reported as deferred compensation within the Shareholders' Equity section of the balance sheet. As the Company recognized compensation expense related to the ESOP resulted in the forgiveness of $4,171 of indebtedness of the ESOP Trust to the Company. Subsequent to confirmation of the Plan of Reorganization, the old shares of Common Stock were exchanged for new shares of Common Stock and were allocated to each participant's account for all of the shares held in the ESOP Trust suspense account.

     The Predecessor Company had stock option and incentive plans pursuant to which awards of stock options and restricted stock had been made to officers and certain key employees. Options to purchase old Common Stock were at a price not less than 100% of the market price on the date of grant, became exercisable at various dates generally from one to three years after date of grant and expired ten years after date of grant. Restricted stock awards were made at par value and vested over a five year period or with a change in control. On the Effective Date all outstanding shares of restricted stock vested. During fiscal 1994, the Company canceled its existing stock option and incentive plans.

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 8 -- UNUSUAL ITEMS

                                 UNUSUAL ITEMS
                                (INCOME)/EXPENSE

                                                 REORGANIZED COMPANY              PREDECESSOR COMPANY
                                                 TWELVE MONTHS ENDED              TWELVE MONTHS ENDED
                                                    JULY 31, 1995                    JULY 31, 1993
                                             ---------------------------      ---------------------------
                                             CONTINUING     DISCONTINUED      CONTINUING     DISCONTINUED
                                             OPERATIONS      OPERATIONS       OPERATIONS      OPERATIONS
                                             ----------     ------------      ----------     ------------
Costs of restructuring operations..........   $     --        $     --         $ 12,637        $ 15,001
Professional services and other Chapter 11
  reorganization expenses..................         --              --           13,995              --
Goodwill and other asset Writedowns........         --              --           10,996          48,450
Net gain, concluded divestitures...........         --          (4,845)              --          (9,775)
                                              --------        --------         --------        --------
          Net Unusual Items................   $     --        $ (4,845)        $ 37,628        $ 53,676
                                              ========        ========         ========        ========

  Continuing Operations

     During 1993, the Company implemented or identified certain operational restructuring actions which totaled $12,637. Expenses recorded in 1993 included employee severance costs, closure and relocation costs. The Company additionally incurred $13,995 in reorganization costs related to its liquidity problems. These costs included the expenses of professional advisers, financing costs, management retention payments and severance costs related to the reorganization.

     In the fourth quarter of 1993, $10,996 of assets were written down, primarily representing the Company's loan to the Employee Stock Ownership Plan and other intangibles related to discontinued product lines.

  Discontinued Operations

     In July 1995, the Company sold certain tangible and intangible assets relating to its servicing and supplies business for forms and sheetfed printing presses and its services and supplies business for the former business unit known as Advanced Imaging Products (AIP). Assets sold in the transaction consisted of certain accounts receivable, inventory, and fixed assets. The sale resulted in a gain of $1,800.

     In June 1995, the Company sold its photocopier servicing business in England. Assets sold included certain accounts receivable, certain tools and equipment, certain inventories and all sales and promotional material. The sale resulted in a gain of $3,000.

     During 1993, the Company implemented or identified certain operational restructuring actions which totaled approximately $15,001. Expenses recorded in 1993 included employees severance costs, closure and relocation costs and costs which related primarily to anticipated losses on the divestitures of certain operations, among other things.

     In the fourth quarter of 1993, the Company wrote down approximately $48,450 of assets, primarily consisting of Goodwill related to several of the Company's operating units. The 1993 noncash charge was based upon the Company's estimate of its reorganization value, upon confirmation of its Plan Reorganization by the Bankruptcy Court.

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 9 -- BALANCE SHEET ACCOUNTS

     The components of certain balance sheet accounts are as follows:


                                                        APRIL 27, 1996     JULY 31, 1995     JULY 31, 1994
                                                        --------------     -------------     -------------
                                                         (UNAUDITED)
Accounts receivable...................................     $ 32,486           $37,721           $37,458
Allowance for doubtful accounts.......................         (501)           (1,312)           (1,440)
                                                           --------           -------           -------
          Total accounts receivable, net..............     $ 31,985           $36,409           $36,018
                                                           ========           =======           =======
Raw materials.........................................     $  1,633           $ 1,594           $ 3,456
Work-in-process and finished goods....................       24,305            26,838            27,679
                                                           --------           -------           -------
          Total inventories, net......................     $ 25,938           $28,432           $31,135
                                                           ========           =======           =======
Land..................................................     $     --           $ 4,600           $ 4,600
Buildings.............................................           --             2,101             2,101
Machinery and equipment...............................       13,783             8,699             6,608
Leasehold improvements................................        3,543               608               388
                                                           --------           -------           -------
                                                             17,326            16,008            13,697
Less accumulated depreciation and amortization........       (4,081)           (3,555)           (2,192)
                                                           --------           -------           -------
                                                           $ 13,245           $12,453           $11,505
                                                           ========           =======           =======

NOTE 10 -- RETIREMENT BENEFIT PLANS

     The Company maintains defined contribution retirement plans for domestic employees comprised of savings plans (401(k)) and a Retirement Accumulation Plan. Contributions to these plans take the form of (i) company contributions to match a portion of employee contribution and (ii) contributions made at the discretion of the Board of Directors. The Company's contributions to the domestic defined contribution plans were $1,778 and $2,019 for the Reorganized Company in 1995 and 1994 respectively, and $403 and $1,947 for the Predecessor Company in 1994 and 1993.

     Retirement plans are maintained for the Company's operations in Canada and Japan, which supplement and are coordinated with required government plans. These retirement plans are defined contribution plans and are funded through mandatory government plans or insurance company plans. Once the Company makes the required funding payments, the Company has no future obligation under these plans. Expenses for such plans were $75 and $7 for the Reorganized Company in 1995 and 1994, respectively, and $0 and $101 for the Predecessor Company for the 1994 and 1993, respectively.

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

     The Company maintains various defined benefit pension plans, primarily foreign. The components of net periodic pension cost for these plans are shown below for 1995, 1994 and 1993:

                                              REORGANIZED COMPANY                 PREDECESSOR COMPANY
                                        -------------------------------     --------------------------------
                                        TWELVE MONTHS      TEN MONTHS         TWO MONTHS       TWELVE MONTHS
                                            ENDED             ENDED             ENDED              ENDED
                                        JULY 31, 1995     JULY 31, 1994     SEPT. 29, 1993     JULY 31, 1993
                                        -------------     -------------     --------------     -------------
Benefits earned during the year.......      $ 629             $ 418             $   78            $   422
Interest accrued on projected
  benefit.............................        875               756                141                949
Actual return on assets...............       (886)             (783)              (147)            (1,006)
Net amortization and deferral.........         --                --                 21               (195)
                                            -----             -----             ------            -------
Net periodic pension cost.............      $ 618             $ 391             $   93            $   170
                                            =====             =====             ======            =======

     The status of the defined benefit pension plans at July 31 was as follows:

                                                      1995                                1994
                                         -------------------------------     -------------------------------
                                         ASSETS EXCEED      ACCUMULATED      ASSETS EXCEED      ACCUMULATED
                                          ACCUMULATED        BENEFITS         ACCUMULATED        BENEFITS
                                           BENEFITS        EXCEED ASSETS       BENEFITS        EXCEED ASSETS
                                         -------------     -------------     -------------     -------------
Plan assets at fair value..............     $10,747           $   836           $11,551           $   581
Actuarial present value of benefit
  obligation
  Vested...............................       7,726             4,176             7,624             3,166
  Nonvested............................           6             1,221                 6               242
                                            -------           -------           -------           -------
Accumulated Benefit Obligation.........       7,732             5,397             7,630             3,408
Effect of projected future salary
  increases............................          --             1,409                --             1,212
                                            -------           -------           -------           -------
Projected benefit obligation...........       7,732             6,806             7,630             4,620
Plan assets in excess of (less than)
  projected benefit obligation.........       3,015            (5,970)            3,921            (4,039)
Unrecognized net transition (asset)
  obligation...........................          --                --                --                --
Unrecognized net (gain) loss...........        (287)              638            (1,238)               --
                                            -------           -------           -------           -------
Prepaid (accrued) pension cost at year
  end..................................     $ 2,728           $(5,332)          $ 2,683           $(4,039)
                                            =======           =======           =======           =======

     Plan assets consist primarily of marketable equity and fixed income securities. The assumed rates of return on plan assets generally ranged from 5% to 9% in 1995 and 6% to 9% in 1994. The assumed discount rates on benefit obligations generally ranged from 4.5% to 9% in 1995 and 6% to 9% in 1994. The assumed rates of compensation increases generally ranged from 3.5% to 8% in 1995 and 2% to 8% in 1994. The actuarial present value of vested benefit obligations excludes future government required benefit increases for current employees which generally are included in the projected benefit obligation.

     In general, it is the Company's policy to make annual contributions to the plans which meet minimum funding requirements.

     In addition to pension benefits, the Company provides limited life insurance and health care benefits to certain domestic retired employees and provides for certain medical and life insurance benefits for retirees of

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

previously closed manufacturing locations. In 1993, the Company adopted Statement of Financial Accounting Standards No. 106 - Employers' Accounting for Postretirement Benefits other than Pensions (SFAS 106). The effect of adopting SFAS 106 was not material.

     Net post-retirement life and health care cost includes the following components:

                                                REORGANIZED COMPANY               PREDECESSOR COMPANY
                                           -----------------------------     ------------------------------
                                           TWELVE MONTHS    TEN MONTHS         TWO MONTHS     TWELVE MONTHS
                                               ENDED           ENDED             ENDED            ENDED
                                           JULY 31, 1995   JULY 31, 1994     SEPT. 29, 1993   JULY 31, 1993
                                           -------------   -------------     --------------   -------------
Service Cost -- benefits earned during the
  period..................................      $  5            $  5              $  1            $   6
Interest cost on accumulated
  post-retirement benefit obligation......       846             591               118              750
                                               -----           -----              ----            -----
Total life and health care costs..........      $851            $596              $119            $ 756
                                               =====           =====              ====            =====

     The plans' funded status at July 31, was as follows:

                                             1995          1994
                                            -------       -------
Actuarial present value of benefit
  obligations--
  Retirees................................  $10,244       $10,009
  Fully eligible active participants......      270           245
                                            -------       -------
Accumulated postretirement benefit
  obligation..............................   10,514        10,254
Plan assets                                      --            --
                                            -------       -------
Accrued post-retirement life and health
  care costs..............................  $10,514       $10,254
                                            =======       =======

     Assumptions used for the Company's retiree life and health care plans as of July 31, were as follows:

                                              1995          1994
                                              -----         -----
Discount rate for determining obligations
  and interest cost........................   8.00%         7.75%

     If the health care cost trend rates were increased 1% for all future years, the accumulated postretirement benefit obligation would have increased 0.1% at July 31, 1995. The effect of this change on the aggregate of service and interest cost would have been an increase of 4.9% for 1995. A 13% increase in the health care cost trend rate was assumed for retirees under age 65 and an 11.0% increase for those over the age of 65. These rates are assumed to decrease gradually to 5.5% in the year 2003.

     The predecessor Company (prior to September 29, 1993) maintained defined contribution plans for domestic employees comprised of a savings plan (401(k)), a Retirement Accumulation Plan and an Employee Stock Ownership Plan (the "ESOP"). On August 23, 1993 the Company's Board of Directors approved a resolution to terminate the ESOP as of July 31, 1993 in connection with its Plan of Reorganization. See Note 7 for further discussion.

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 11 -- LEASE TRANSACTIONS

     The Company leases certain real and personal property and is responsible for most maintenance, insurance and tax expenses related to leased facilities.

     At July 31, 1995, the future lease payments for continuing operating leases are as follows:

                        1996...............................  $ 2,495
                        1997...............................    2,199
                        1998...............................    1,477
                        1999...............................    1,087
                        2000...............................    1,041
                        2001 and thereafter................    5,903
                                                             -------
                                  Total future operating
                                    lease payments.........  $14,202
                                                             =======

     Rental expenses for all operating leases were $2,437 and $2,457 for the Reorganized Company in 1995 and 1994, respectively, and $491 and $6,128 for the Predecessor Company in 1994 and 1993, respectively.

     During 1996, the Company has entered into certain capital lease arrangements, primarily relating to computer hardware and software. Obligations under these arrangements amount to approximately $3,355 as of April 27, 1996 and extend for periods of three to five years.

NOTE 12 - GEOGRAPHIC SEGMENTS

     The Company's operations are conducted through AM Multigraphics, its sole continuing business segment. AM Multigraphics is a leading distributor and to a lesser degree a manufacturer of equipment and service to the graphics arts industry. Its principal operations are in North America. The Company also distributes internationally through foreign dealers and a majority owned subsidiary in Japan.

                                         REORGANIZED COMPANY                           PREDECESSOR COMPANY
                          --------------------------------------------------     --------------------------------



                           NINE MONTHS       TWELVE MONTHS      TEN MONTHS         TWO MONTHS       TWELVE MONTHS
                              ENDED              ENDED             ENDED             ENDED              ENDED
                          APRIL 27, 1996     JULY 31, 1995     JULY 31, 1994     SEPT. 29, 1993     JULY 31, 1993
                          --------------     -------------     -------------     --------------     -------------
                           (UNAUDITED)
Revenues
  North America.........     $106,876          $ 157,440         $ 137,047          $ 22,820          $ 168,784
  Japan.................       21,344             34,045            26,769             3,712             26,914
                             --------          ---------         ---------          --------          ---------
     Total..............     $128,220          $ 191,485         $ 163,816          $ 26,532          $ 195,698
                             ========          =========         =========          ========          =========
Operating Profit (Loss)*
  North America.........     $ (2,677)         $   1,278         $   9,292          $  1,221          $   3,951
  Japan.................         (587)               911             1,847              (292)               744
                             --------          ---------         ---------          --------          ---------
     Total..............     $ (3,264)         $   2,189         $  11,139          $    929          $   4,695
                             ========          =========         =========          ========          =========
Assets**
  North America.........     $ 63,952          $  69,555         $  71,314          $ 60,495          $  67,358
  Japan.................       16,046             20,284            19,383            17,552             16,627
                             --------          ---------         ---------          --------          ---------
     Total..............     $ 79,998          $  89,839         $  90,697          $ 78,047          $  83,985
                             ========          =========         =========          ========          =========

- ---------------

 * Before Corporate expenses and unusual items.

** Excludes Corporate assets primarily consisting of cash, excess reorganization value and net assets of Discontinued Operations.

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 13 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     A summary of quarterly financial information for the nine months ended fiscal 1996, 1995 and 1994 is as follows:

                                                                                        QUARTER
                                                              ------------------------------------------------------------
                            1996                                1ST         2ND         3RD                   TOTAL PERIOD
- ------------------------------------------------------------  -------     -------     -------                 ------------
Revenues....................................................  $42,994     $40,886     $44,340                   $128,220
Gross Margin................................................   10,889       9,400      11,321                     31,610
Net income (loss) from continuing operations................   (3,460)     (4,329)      2,493                     (5,296)
Net income (loss) from discontinued operations..............     (310)     (4,401)     (1,163)                    (5,874)
                                                              -------     -------     -------                   --------
Net income (loss)...........................................   (3,770)     (8,730)      1,330                    (11,170)
                                                              =======     =======     =======                   ========
Per Common Share (2):
  Net income (loss) from continuing operations..............  $ (0.49)    $ (0.62)    $  0.36                   $  (0.76)
  Net income (loss) from discontinued operations............    (0.05)      (0.63)      (0.17)                     (0.83)
                                                              -------     -------     -------                   --------
    Total...................................................  $ (0.54)    $ (1.25)    $  0.19                   $  (1.59)
                                                              =======     =======     =======                   ========
Closing Market Price
        High................................................  $ 8.375     $ 7.500     $ 4.688                   $  8.375
        Low.................................................  $ 7.250     $ 4.688     $ 1.875                   $  1.875

                                                                                        QUARTER
                                                              ------------------------------------------------------------
                            1995                                1ST         2ND         3RD         4TH        TOTAL YEAR
- ------------------------------------------------------------  -------     -------     -------     -------     ------------
Revenues....................................................  $43,532     $47,697     $47,095     $53,161       $191,485
Gross Margin................................................   12,392      12,787      13,203      14,351         52,733
Net income (loss) from continuing operations................   (1,442)     (1,400)       (557)       (752)        (4,151)
Net income (loss) from discontinued operations..............    1,741       1,656         730       4,637          8,764
                                                              -------     -------     -------     -------       --------
Net income (loss)...........................................  $   299     $   256     $   173     $ 3,885       $  4,613
                                                              =======     =======     =======     =======       ========
Per Common Share (2):
  Net income (loss) from continuing operations..............  $ (0.20)    $ (0.20)    $ (0.08)    $ (0.11)      $  (0.59)
  Net income (loss) from discontinued operations............     0.24        0.24        0.10        0.66           1.25
                                                              -------     -------     -------     -------       --------
    Total...................................................  $  0.04     $  0.04     $  0.02     $  0.55       $   0.66
                                                              =======     =======     =======     =======       ========
Closing Market Price
        High................................................  $12.250     $10.125     $ 9.250     $ 9.250       $ 12.250
        Low.................................................  $10.000     $ 8.875     $ 8.625     $ 8.125       $  8.125

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

                                         PREDECESSOR
                                           COMPANY                                 REORGANIZED COMPANY
                                        --------------     -------------------------------------------------------------------
                                         AUG. 1, 1993      SEPT. 30, 1993                         QUARTER
                                           THROUGH            THROUGH         ------------------------------------------------
                 1994                   SEPT. 29, 1993     OCT. 30, 1993        2ND         3RD         4TH       TOTAL PERIOD
- --------------------------------------  --------------     --------------     -------     -------                 ------------
Revenues..............................     $26,532            $19,030         $44,375     $47,121     $53,290       $163,816
Gross Margin..........................       7,006              4,548          13,751      15,401      17,721       $ 51,421
Net income (loss) from continuing
  operations (1)......................      21,795             (1,277)            191       1,196       1,972          2,082
Net income (loss) from discontinued
  operations..........................     (27,810)             1,506           1,166       1,477         421          4,570
                                           -------            -------         -------     -------     -------       --------
    Total.............................     $(6,015)           $   229         $ 1,357     $ 2,673     $ 2,393       $  6,652
                                           =======            =======         =======     =======     =======       ========
Per Common Share (2):
  Net income (loss) from continuing
    operations........................      N/A (3)            $(0.18)        $  0.03     $  0.17     $  0.28       $   0.30
  Net income (loss) from discontinued
    operations........................      N/A (3)              0.21            0.16        0.21        0.06           0.65
                                           -------            -------         -------     -------     -------       --------
    Total.............................      N/A (3)            $ 0.03         $  0.19     $  0.38     $  0.34       $   0.95
                                           =======            =======         =======     =======     =======       ========
Closing Market Price:
        High..........................      N/A (4)            N/A (4)        $10.250     $10.875     $11.875       $ 11.875
        Low...........................      N/A (4)            N/A (4)        $ 9.500     $ 9.125     $ 8.750       $  8.750

- ---------------

(1) Net loss excludes $58,704 of Extraordinary Gain.

(2) Sum of quarters may not equal the total for the year due to changes in the number of share outstanding during the year.

(3) The net income (loss) per common share for the Predecessor Company has not been presented because it is not comparable.

(4) Trading of Predecessor Company Common Stock and Preferred Stock was suspended on May 21, 1993. Periods prior to this date are not presented as they are not comparable.

NOTE 14 -- PLAN OF REORGANIZATION AND FRESH START REPORTING

     The United States Bankruptcy Court for the District of Delaware confirmed the Company's Plan of Reorganization (the Plan) on September 29, 1993 (the Confirmation Date), which allowed the Company to emerge from Chapter 11 Bankruptcy effective October 13, 1993 (the Effective Date). The Company operated under the protection of Chapter 11 following a voluntary petition for reorganization filed May 17, 1993. The Plan provided for the issuance of approximately seven million new shares of common stock and distributions to major creditors and shareholders. The holders of the Company's 12% senior subordinated debentures received nearly 97% of the new common stock with the balance of the new common stock distributed to preferred stock and common stock holders. General unsecured creditors receive quarterly cash payments for five years with payments commencing December 31, 1993. All distributions were made in accordance with the plan provisions.

     The distribution of shares of the new Common Stock and Warrants commenced on October 13, 1993. The new Common Stock and new Warrants became listed on the American Stock Exchange on December 6, 1993.

                             AM INTERNATIONAL, INC,

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

  Fresh Start Reporting

     As of the Confirmation Date, the Company adopted Fresh Start Reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 (SOP 90-7) -- "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Fresh Start Reporting resulted in material changes to the consolidated balance sheet, including valuation of assets and liabilities at fair market value and valuation of equity based on the appraised reorganization value of the ongoing business.

     The Company recorded a reorganization value of $36,000 (the approximate fair value) which was based on the consideration of many factors and various valuation methods, including discounted cash flows and price/earnings and other applicable ratios and valuation techniques believed by management and its financial advisors to be representative of the Company's business and industry. The excess of the reorganization value over the fair value of net assets and liabilities is reported as excess reorganization value and is amortized over a twenty year period.

     The Reorganization and the adoption of Fresh Start Reporting resulted in the following adjustments to the Company's Consolidated Statement of Operations for the period ended September 29, 1993:

     Reorganization Items:

                                                                         INCOME/(EXPENSE)
                                                                   ----------------------------
                                                                   CONTINUING      DISCONTINUED
                                                                   OPERATIONS       OPERATIONS
                                                                   -----------     ------------
    Fair Market Value Adjustments to tangible Assets and
      Liabilities, net...........................................   $   8,024        ($ 9,680)
    Write-off existing Goodwill..................................          --         (39,840)
    Accrue Professional Fees to complete reorganization
      process....................................................     (10,100)             --
    Reorganization Value in excess of Fair Market Value tangible
      Assets and Liabilities.....................................      26,022          39,471
    Certain foreign entities with Reorganization Value Less than
      Fair Value of tangible Assets and Liabilities..............          --         (17,000)
                                                                     --------        --------
              Total Reorganization Items.........................   $  23,946        ($27,049)
                                                                     ========        ========

     Extraordinary Gain:

                                                                         INCOME/(EXPENSE)
                                                                   ----------------------------
                                                                   CONTINUING      DISCONTINUED
                                                                   OPERATIONS       OPERATIONS
                                                                   -----------     ------------
    Carrying Value of 12% Senior Subordinated Debentures plus
      accrued interest...........................................   $  93,624        $     --
    Fair Value of Equity exchanged for Debt per the Plan.........     (34,920)             --
                                                                     --------        --------
              Total Extraordinary Gain...........................   $  58,704        $     --
                                                                     ========        ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and the
Board of Directors of
AM International, Inc.

     We have audited the accompanying consolidated balance sheets of AM International, Inc. (Reorganized Company) and subsidiaries as of July 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended July 31, 1995 and the period from September 30, 1993 through July 31, 1994. We have also audited the related consolidated statements of operations, shareholders' equity and cash flows of AM International, Inc. (Predecessor Company) for the period from August 1, 1993 through September 29, 1993 and for the year ended July 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted audited standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 14, on September 29, 1993, AM International, Inc. completed a comprehensive financial restructuring through the implementation of a reorganization plan under Chapter 11 of the United States Bankruptcy code and applied fresh start accounting as set forth in the Statement of Position 90-7. As such results of operations through September 29, 1993 (Predecessor Company) are not comparable with results of operations subsequent to that date.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AM International, Inc. (Reorganized Company) and subsidiaries as of July 31, 1995 and 1994 and the results of their operations and cash flows for the year ended July 31, 1995 and for the period from September 30, 1993 through July 31, 1994 and the results of operations and cash flows of AM International, Inc. (Predecessor Company) for the period from August 1, 1993 through September 29, 1993 and the year ended July 31, 1993, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

July 9, 1996
Chicago, Illinois

                    FIVE YEAR FINANCIAL SUMMARY (UNAUDITED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                         REORGANIZED COMPANY                                      PREDECESSOR COMPANY
                   ----------------------------------------------------------------   -------------------------------------------
                          NINE MONTHS ENDED                          SEPT. 30, 1993    AUG. 1, 1993       YEARS ENDED JULY, 31
                   -------------------------------    YEAR ENDED        THROUGH          THROUGH       --------------------------
                   APRIL 27, 1996   APRIL 29, 1995   JULY 31, 1995   JULY 31, 1994    SEPT. 29, 1993    1993      1992      1991
                   --------------   --------------   -------------   --------------   --------------   -------   -------   ------
OPERATIONS
  Revenues.......      $128.2           $138.3          $ 191.5          $163.8           $ 26.5       $ 195.7   $ 202.4   $193.9
  Gross profit...        31.6             38.3             52.7            51.4              7.0          57.0      62.5     55.8
    as a percent
      of
      revenues...        24.7%            27.8%            27.5%           31.4%            26.4%         29.1%     30.9%    28.8%
  Unusual items
   (inc.)/exp....          --               --               --              --               --          37.6        --       --
  Operating
    income
    (loss).......        (2.6)            (1.6)            (2.5)            6.8             (2.0)        (34.3)    (75.4)     6.4
  Net Income
    (Loss) from
    Continuing
    Operations...        (5.3)            (3.4)            (4.2)            2.1             21.8         (43.8)    (83.1)     2.9
  Income (Loss)
    from
    discontinued
    operations...        (5.9)             4.1              8.8             4.6            (27.8)        (81.9)    (41.7)     5.9
  Extraordinary
    Gain.........          --               --               --              --             58.7            --        --       --
  Net income
    (loss).......      $(11.2)          $  0.7          $   4.6          $  6.7           $ 52.7       $(125.7)  $(124.8)  $  8.8
CAPITAL EMPLOYED
  Working
    capital......        42.9             (7.3)            61.5             8.7            (17.6)          5.6     (23.6)   (17.4)
  Total assets...       156.8            163.1            163.1           169.2            164.4         175.4     271.8    369.8
  Long-term
    debt.........        10.9             15.7             14.9            19.4             25.5         129.0      62.6     73.3
  Shareholders'
    equity.......        36.4             44.7             48.3            42.8             36.0         (49.7)     69.3    187.5
PER COMMON SHARE
  Net income
    (loss) from
    continuing
    operations...      $(0.76)          $(0.49)         $ (0.59)         $ 0.30              N/A           N/A       N/A      N/A
  Market
  price -- High(1)(3)...         8.375     12.250        12.250          11.875              N/A           N/A       N/A      N/A
           Low(1)(3)....         1.875      8.625         8.125           8.750              N/A           N/A       N/A      N/A
Average number of
  common shares
  and equivalents
  (in
  thousands)(2)..       7,009            7,009            7,021           7,006              N/A           N/A       N/A      N/A
Number of
  Employees at
  Year end.......       1,167            1,388            1,378           1,520            1,633         1,662     1,897    2,211

- ---------------

(1) Trading of Reorganized Company Common Stock commenced on December 6, 1993.

(2) The net income per common share and average number of common shares and equivalents for the Predecessor Company has not been presented as this information is not comparable.

(3) Trading of Predecessor Company Common Stock and Preferred Stock was suspended on May 21, 1993. Periods prior to this date are not presented as they are not comparable.

     Refer to "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for explanations of significant factors affecting comparability of the above data.

                                                                      APPENDIX I

                                                                [CONFORMED COPY]
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                     AMONG

                             AM INTERNATIONAL, INC.

                       AM GRAPHICS INTERNATIONAL LIMITED

                                      AND

                         HEIDELBERGER DRUCKMASCHINEN AG

                            DATED AS OF JULY 9, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS

                          (NOT PART OF THE AGREEMENT)

                                                                                             PAGE
                                                                                             ----
                                 ARTICLE I  CERTAIN DEFINITIONS
   1.1 "affiliate".........................................................................   A-1
   1.2 "Allocation"........................................................................   A-1
   1.3 "Authorizations"....................................................................   A-1
   1.4 "business day"......................................................................   A-1
   1.5 Intentionally omitted...............................................................   A-1
   1.6 "Buyer's Required Signatory"........................................................   A-1
   1.7 "Closing"...........................................................................   A-1
   1.8 "Closing Date"......................................................................   A-1
   1.9 Intentionally omitted...............................................................   A-1
  1.10 "Closing Period Taxes"..............................................................   A-1
  1.11 "Code"..............................................................................   A-1
  1.12 "Collective Bargaining Agreement"...................................................   A-1
  1.13 "Commission"........................................................................   A-1
  1.14 "Company Bill of Sale"..............................................................   A-1
  1.15 "Consideration".....................................................................   A-1
  1.16 "Delaware Law"......................................................................   A-2
  1.17 "Department of Justice".............................................................   A-2
  1.18 "Division Clearing Accounts"........................................................   A-2
  1.19 "Division Employees"................................................................   A-2
  1.20 "Effective Time"....................................................................   A-2
  1.21 "Environmental Claim"...............................................................   A-2
  1.22 "Environmental Laws"................................................................   A-2
  1.23 "ERISA".............................................................................   A-2
  1.24 "ERISA Affiliate"...................................................................   A-2
  1.25 "Exchange Act"......................................................................   A-2
  1.26 "Excluded Assets"...................................................................   A-2
  1.27 "FTC"...............................................................................   A-2
  1.28 "GAAP"..............................................................................   A-2
  1.29 "Governmental Entity"...............................................................   A-2
  1.30 "Hazardous Substance"...............................................................   A-2
  1.31 "Law"...............................................................................   A-2
  1.32 "Material Adverse Effect"...........................................................   A-2
  1.33 "Permitted Exceptions"..............................................................   A-2
  1.34 "person"............................................................................   A-3
  1.35 "Plans".............................................................................   A-3
  1.36 "Proxy Statement"...................................................................   A-3
  1.37 "Purchase Price"....................................................................   A-3
  1.38 "Release"...........................................................................   A-3
  1.39 "Sheridan Division Assets"..........................................................   A-3
  1.40 "Sheridan Division Balance Sheet"...................................................   A-3

                                      A-(i)

                                                                                             PAGE
                                                                                             ----
  1.41 "Sheridan Division Bank Accounts"...................................................   A-3
  1.42 "Sheridan Division Books and Records"...............................................   A-3
  1.43 "Sheridan Division Contracts".......................................................   A-4
  1.44 "Sheridan Division Financial Statements"............................................   A-4
  1.45 "Sheridan Division Intellectual Property"...........................................   A-4
  1.46 "Sheridan Division Leases"..........................................................   A-4
  1.47 "Sheridan Division Liabilities".....................................................   A-4
  1.48 "Sheridan Division Real Properties".................................................   A-4
  1.49 "Sheridan Financial Statements".....................................................   A-5
  1.50 "Sheridan Systems Division".........................................................   A-5
  1.51 "subsidiary"........................................................................   A-5
  1.52 "Tax Indemnified Party".............................................................   A-5
  1.53 "Tax Indemnifying Party"............................................................   A-5
  1.54 "Tax Third Party Claim".............................................................   A-5
  1.55 "Taxes".............................................................................   A-5
  1.56 "Undertaking and Indemnity Agreement"...............................................   A-5
                                     ARTICLE II  THE CLOSING
   2.1 Time and Place of Closing...........................................................   A-5
   2.2 Purchase and Sale of the Sheridan Division Assets...................................   A-5
   2.3 Consideration for the Assets........................................................   A-5
   2.4 Deliveries by the Company and the Subsidiary........................................   A-5
   2.5 Delivery by the Buyer...............................................................   A-6
                       ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE
                                   COMPANY AND THE SUBSIDIARY
   3.1 Organization; Qualification.........................................................   A-7
   3.2 Equity Investments..................................................................   A-7
   3.3 Authority Relative to this Agreement................................................   A-7
   3.4 Consents and Approvals; No Violation................................................   A-8
   3.5 Financial Statements................................................................   A-8
   3.6 Absence of Undisclosed Liabilities..................................................   A-9
   3.7 Absence of Certain Changes or Events................................................   A-9
   3.8 Title and Related Matters...........................................................   A-9
   3.9 Contracts...........................................................................  A-10
  3.10 Leases..............................................................................  A-10
  3.11 Inventory...........................................................................  A-11
  3.12 Patents, Trademarks and Similar Rights..............................................  A-11
  3.13 Legal Proceedings, etc..............................................................  A-11
  3.14 Employee Benefit Plans; ERISA.......................................................  A-11
  3.15 Assets Necessary to Business........................................................  A-13
  3.16 Governmental Authorizations and Regulations.........................................  A-13
  3.17 Conduct of Business.................................................................  A-13
  3.18 Disclosure..........................................................................  A-13
  3.19 Accounts Receivable.................................................................  A-13
  3.20 Taxes...............................................................................  A-13
  3.21 Insurance...........................................................................  A-14
  3.22 Environmental Matters...............................................................  A-14

                                     A-(ii)

                                                                                             PAGE
                                                                                             ----
  3.23 Labor Matters, etc..................................................................  A-15
  3.24 Proxy Statement.....................................................................  A-16
  3.25 Brokers.............................................................................  A-16
                     ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE BUYER
   4.1 Organization........................................................................  A-16
   4.2 Authority Relative to this Agreement................................................  A-17
   4.3 Consents and Approvals; No Violation................................................  A-17
   4.4 Disclosure..........................................................................  A-17
   4.5 Proxy Statement.....................................................................  A-17
   4.6 Brokers.............................................................................  A-18
                               ARTICLE V  COVENANTS OF THE PARTIES
   5.1 Conduct of Business of the Company and the Subsidiary...............................  A-18
   5.2 Competing Proposal..................................................................  A-19
   5.3 Current Operations..................................................................  A-20
   5.4 Access to Information...............................................................  A-20
   5.5 Expenses............................................................................  A-21
   5.6 Reasonable Best Efforts.............................................................  A-21
   5.7 Consents............................................................................  A-21
   5.8 Filings.............................................................................  A-21
   5.9 Action of Stockholders and Supervisory Board........................................  A-21
  5.10 Proxy Statement.....................................................................  A-21
  5.11 Disclosure Supplements..............................................................  A-22
  5.12 Public Announcements................................................................  A-22
  5.13 Further Assurances..................................................................  A-22
  5.14 Sales and Transfer Taxes and Fees...................................................  A-22
  5.15 Use of Names........................................................................  A-23
  5.16 Intercompany Accounts...............................................................  A-23
  5.17 Non-Competition.....................................................................  A-23
  5.18 Access to Records after Closing; Cooperation........................................  A-23
                                  ARTICLE VI  COMPANY EMPLOYEES
   6.1 Employment..........................................................................  A-23
   6.2 Certain Employee Vacation Liability.................................................  A-24
                                 ARTICLE VII  CLOSING CONDITIONS
   7.1 Conditions to Each Party's Obligations to Effect the Transactions Contemplated
       Hereby..............................................................................  A-25
   7.2 Conditions to the Obligations of the Company and the Subsidiary to Effect the
       Transactions Contemplated Hereby....................................................  A-25
   7.3 Conditions to the Obligations of the Buyer to Effect the Transactions Contemplated
       Hereby..............................................................................  A-25
   7.4 Certificates........................................................................  A-26
                                ARTICLE VIII  CERTAIN TAX MATTERS
   8.1 Tax Matters.........................................................................  A-26
   8.2 Indemnity for Taxes.................................................................  A-27

                                     A-(iii)

                                                                                             PAGE
                                                                                             ----
                              ARTICLE IX  TERMINATION AND ABANDONMENT

   9.1 Termination.........................................................................  A-28
   9.2 Procedure and Effect of Termination.................................................  A-29
   9.3 Transaction Expenses................................................................  A-29
                                   ARTICLE X  CASH MANAGEMENT
                                OF THE SHERIDAN SYSTEMS DIVISION
                                   PENDING THE EFFECTIVE TIME
  10.1 Representations and Warranties......................................................  A-29
  10.2 Joint Disbursement Authority........................................................  A-30
  10.3 Balance Sheets......................................................................  A-30
                              ARTICLE XI  MISCELLANEOUS PROVISIONS
  11.1 Delivery of Schedules...............................................................  A-31
  11.2 Amendment and Modification..........................................................  A-31
  11.3 Waiver of Compliance; Consents......................................................  A-31
  11.4 Notices.............................................................................  A-31
  11.5 Assignment..........................................................................  A-32
  11.6 Designated Subsidiary...............................................................  A-32
  11.7 Governing Law.......................................................................  A-32
  11.8 Counterparts........................................................................  A-32
  11.9 Interpretation......................................................................  A-32
 11.10 Entire Agreement....................................................................  A-32
 11.11 Severability........................................................................  A-33
 11.12 Bulk Sales Law......................................................................  A-33
                    ARTICLE XII  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
  12.1 Survival of Representations.........................................................  A-33
  12.2 Statements as Representations.......................................................  A-33
Exhibit A -- Sheridan Division Balance Sheet...............................................   A-1
Exhibit B -- Form of Undertaking and Indemnity Agreement...................................   B-1
Exhibit C -- Form of Company Bill of Sale..................................................   C-1

                                   SCHEDULES

Schedule 1.26 -- Excluded Assets
Schedule 1.39 -- Sheridan Division Assets
Schedule 1.41 -- Sheridan Division Bank Accounts
Schedule 1.45 -- Sheridan Division Excluded Intellectual Property
Schedule 1.47 -- Sheridan Division Liabilities
Schedule 3.1 -- Organization; Qualification
Schedule 3.2(a) -- Subsidiaries
Schedule 3.2(b) -- Ownership of Capital Stock of Subsidiaries
Schedule 3.4(a) -- Consents and Approvals
Schedule 3.4(b) -- No Violation
Schedule 3.5 -- Financial Statements
Schedule 3.6 -- Absence of Undisclosed Liabilities
Schedule 3.7 -- Absence of Certain Changes or Events

                                     A-(iv)

Schedule 3.8(a) -- Title and Related Matters
Schedule 3.9(a) -- Contracts
Schedule 3.9(a)(i) -- Excluded Contracts
Schedule 3.9(b) -- No Default on Contracts
Schedule 3.10 -- Leases
Schedule 3.12 -- Patents Trademarks & Similar Rights
Schedule 3.13 -- Legal Proceedings
Schedule 3.14 -- Employee Benefit Plans; ERISA
Schedule 3.15 -- Assets Necessary to Business
Schedule 3.16(b) -- Proceedings to Revoke Authorizations
Schedule 3.16(c) -- Violations of Law
Schedule 3.17 -- Conduct of Business
Schedule 3.20 -- Taxes
Schedule 3.21 -- Insurance
Schedule 3.22(a) -- Environmental Compliance
Schedule 3.22(b) -- Environmental Claims
Schedule 3.23 -- Labor Matters, etc.
Schedule 4.3 -- Consents and Approvals; No Violation
Schedule 5.17 -- Non-competition
Schedule 6.2 -- Employee Vacation Liability
Schedule 8.1(c) -- Tax Matters
Schedule 10.2 -- Checkbook Balance Activity
Schedule 10.3(a) -- Balance Sheets
Schedule 10.3(b) -- Estimated Balance Sheet

                                      A-(v)

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of July 9, 1996 (the "Agreement"), among AM International, Inc., a Delaware corporation (the "Company"), AM Graphics International Limited, a corporation organized under the laws of the United Kingdom (the "Subsidiary" and together with the Company, the "Sellers"), and Heidelberger Druckmaschinen AG, a corporation organized under the laws of the Federal Republic of Germany (the "Buyer").

     WHEREAS, the Buyer wishes to acquire from the Company substantially all of the Sheridan Division Assets (as hereinafter defined) from the Company; and

     WHEREAS, the Sellers are willing to transfer the Sheridan Division Assets to the Buyer in exchange for the assumption by the Buyer of the Sheridan Division Liabilities (as hereinafter defined) and the payment to the Company by the Buyer of the Purchase Price (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     As used in this Agreement each of the following terms shall have the following meaning:

     1.1   "affiliate" shall have the meaning ascribed thereto in Section 11.9.

     1.2   "Allocation" shall have the meaning ascribed thereto in Section
8.1(c).

     1.3 "Authorizations" shall have the meaning ascribed thereto in Section 3.16(a).

     1.4   "business day" shall have the meaning ascribed thereto in Section
11.9.

     1.5   Intentionally omitted.

     1.6   "Buyer's Required Signatory" shall have the meaning set forth in
Section 10.2.

     1.7 "Closing" shall mean the consummation of the transactions contemplated by Article II of this Agreement in accordance with the terms and upon the conditions set forth in Article II.

     1.8 "Closing Date" shall mean the third business day following the later to occur of (i) the expiration or termination of all waiting periods, including any extensions thereof, if any, which are applicable to the transactions contemplated by this Agreement pursuant to (A) Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and (B) the German cartel law (Gesetz gegen Wettbewerbsbeschrankungen), and (ii) the satisfaction of all of the conditions to each party's obligations hereunder or the waiver thereof by the party entitled to the benefit thereof; or such other date as the parties hereto agree upon in writing.

     1.9   Intentionally omitted.

     1.10  "Closing Period Taxes" shall have the meaning ascribed thereto in
Section 8.2(a).

     1.11  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.12 "Collective Bargaining Agreement" shall have the meaning ascribed thereto in Section 3.23.

     1.13  "Commission" shall have the meaning ascribed thereto in Section 3.24.

     1.14  "Company Bill of Sale" shall have the meaning ascribed thereto in
Section 2.4(c).

     1.15 "Consideration" shall have the meaning ascribed thereto in Section 2.3(a).

     1.16  "Delaware Law" shall have the meaning ascribed thereto in Section
3.3.

     1.17  "Department of Justice" shall have the meaning ascribed thereto in
Section 5.8.

     1.18  "Division Clearing Accounts" shall have the meaning set forth in
Section 10.1(a).

     1.19  "Division Employees" shall have the meaning ascribed thereto in
Section 6.1.

     1.20 "Effective Time" shall mean the close of business on the Closing Date at which time the Closing and all transactions contemplated thereby shall be deemed to have occurred simultaneously; provided that the Closing has actually occurred.

     1.21  "Environmental Claim" shall have the meaning ascribed thereto in
Section 3.22(d).

     1.22  "Environmental Laws" shall have the meaning ascribed thereto in
Section 3.22(d).

     1.23 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.24 "ERISA Affiliate" shall have the meaning ascribed thereto in Section 3.14(a).

     1.25 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.26 "Excluded Assets" shall mean, except as otherwise specifically provided in Section 10.2(b), (i) cash and cash equivalents (including bank accounts), other than those bank accounts of the Company listed on Schedule 1.41; (ii) all of the rights, claims and privileges of the Company relating to liabilities other than the Sheridan Division Liabilities; (iii) all contracts of insurance; (iv) all rights to all refunds of any Taxes; (v) those contracts, agreements and leases, if any, and other assets listed in Schedule 1.26; and
(vi) all property and assets of the Sheridan Systems Division that are not primarily used or to be used in the generation of the income stream set forth in the projections, dated May 2, 1996, set forth in Schedule 1.39.

     1.27  "FTC" shall have the meaning ascribed thereto in Section 5.8.

     1.28 "GAAP" shall mean United States generally accepted accounting principles.

     1.29  "Governmental Entity" shall have the meaning ascribed thereto in
Section 3.4(a).

     1.30  "Hazardous Substance" shall have the meaning ascribed thereto in
Section 3.22(d).

     1.31  "Law" shall have the meaning ascribed thereto in Section 3.4(b).

     1.32 "Material Adverse Effect" shall mean any change in or effect on the business of the Sheridan Systems Division that is materially adverse to the business, properties, prospects, operations, assets, liabilities or conditions (financial or otherwise) of the Sheridan Systems Division, taken as a whole (other than any such change or effect set forth in Schedule 3.7 referred to in Section 3.7).

     1.33 "Permitted Exceptions" shall mean (i) those exceptions to title to the Sheridan Division Assets listed in Schedule 3.8(a) referred to in Section 3.8(a); (ii) mortgages, liens, pledges, charges, encumbrances and restrictions which secure debt that is reflected as a liability on the Sheridan Division Balance Sheet (as hereinafter defined) or which are otherwise reflected in the Sheridan Division Balance Sheet or disclosed in the notes thereto, with respect to which no default exists; (iii) mortgages, liens, pledges, charges, encumbrances and restrictions securing all or a portion of the purchase price of a Sheridan Division Asset which arise in connection with the purchase of such Sheridan Division Asset in the ordinary course of business consistent with past practice after the date of the Sheridan Division Balance Sheet; (iv) statutory liens for taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (v) liens of carriers', warehousemen's, mechanics' and materialmen's and other like liens arising in the ordinary course of business for sums not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (vi) all exceptions, restrictions, easements, rights of way and encumbrances set forth in the title insurance policies contained in Schedule 3.8(a); and (vii) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the use of the property affected by such lien or imperfection.

     1.34  "person" shall have the meaning ascribed thereto in Section 11.9.

     1.35  "Plans" shall have the meaning ascribed thereto in Section 3.14(a).

     1.36 "Proxy Statement" shall have the meaning ascribed thereto in Section 5.10.

     1.37 "Purchase Price" shall have the meaning ascribed thereto in Section 2.3(b).

     1.38  "Release" shall have the meaning ascribed thereto in Section 3.22(d).

     1.39  "Sheridan Division Assets" shall mean:

          (a) all of the property and assets of the Sheridan Systems Division primarily used or to be used in the generation of the income stream shown in the projections, dated May 2, 1996 set forth in Schedule 1.39, whether or not reflected in the Sheridan Division Balance Sheet, including, without limitation, the Sheridan Division Real Properties (as hereinafter defined), the Sheridan Division Intellectual Property (as hereinafter defined), inventories, plants, machinery, equipment, tools, supplies, spare parts, furniture, fixtures, leasehold improvements, motor vehicles, accounts and notes receivable and prepaid expenses (and including all items which would be included on the Sheridan Division Balance Sheet except for the fact that such items are fully depreciated or expensed), plus all items of a nature customarily carried as assets in the accounts of the Sheridan Systems Division which have been or will be acquired in the ordinary course of business consistent with past practice by the Company or the Subsidiary between the date of the Sheridan Division Balance Sheet and the Effective Time, less any items which have been or will be disposed of or consumed in the ordinary course of business consistent with past practice by the Sheridan Systems Division between the date of the Sheridan Division Balance Sheet and the Effective Time;

          (b) the Sheridan Division Bank Accounts;

          (c) the Sheridan Division Books and Records;

          (d) the Sheridan Division Contracts;

          (e) the Sheridan Division Leases;

          (f) all rights, claims and privileges of the Company (including rights to recovery under all insurance policies of the Company or the Subsidiary to the extent they relate to the Sheridan Division Assets or the Sheridan Division Liabilities which are in effect prior to the Effective Time and which are not being assigned to the Buyer hereunder) arising primarily out of or relating primarily to the business of the Sheridan Systems Division or to any of the Sheridan Division Assets. Notwithstanding the foregoing the Sheridan Division Assets shall not mean or include the Excluded Assets.

     1.40 "Sheridan Division Balance Sheet" shall mean the unaudited consolidated balance sheet of the Sheridan Systems Division as of April 27, 1996, attached hereto as Exhibit A.

     1.41 "Sheridan Division Bank Accounts" shall mean all of the bank accounts of the Company or the Subsidiary utilized for the Sheridan Systems Division which are listed on Schedule 1.41 which includes, without limitation, the Disbursing Accounts and the Division Clearing Accounts referred to in Section
10.1 and all of the bank accounts of the Subsidiary.

     1.42 "Sheridan Division Books and Records" shall mean all of the books and records of the Company or the Subsidiary primarily relating to the operations of the Sheridan Systems Division, including, without limitation, all books and records relating to the employees, the purchase of materials, supplies and services, financial, accounting and operations matters, product engineering, research and development, manufacture and sale of products and dealings with customers of the Sheridan Systems Division. As used herein books and

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

records shall include all computerized books and records and other computerized storage media and the software used in connection therewith.

     1.43 "Sheridan Division Contracts" shall mean all contracts, agreements and commitments of the Company or the Subsidiary primarily relating to the business of the Sheridan Systems Division, including, without limitation, (a) the contracts, agreements and commitments listed in Schedule 3.9(a) referred to in Section 3.9(a), and (b) all contracts, agreements and commitments of the Company or the Subsidiary relating to the business of the Sheridan Systems Division which are (i) entered into between the date of this Agreement and the Effective Time and expressly permitted by this Agreement, excluding, however, all contracts, agreements and commitments which (1) expire in accordance with their terms prior to the Effective Time or (2) are not exclusively for the benefit of the Sheridan Systems Division and which are listed on Schedule 3.9(a)(i).

     1.44 "Sheridan Division Financial Statements" shall have the meaning ascribed thereto in Section 3.5.

     1.45 "Sheridan Division Intellectual Property" shall mean all letters patent, patents, trademarks, trade names, service marks, copyrights (including registrations and applications for any of the foregoing), licenses, technology, know-how, trade secrets, tangible or intangible proprietary information or material, formulae and inventions owned by the Company or the Subsidiary which are primarily used in or primarily relate to the business of the Sheridan Systems Division or the rights to which belong to the Company or the Subsidiary and are primarily used in or primarily relate to the business of the Sheridan Systems Division, including, without limitation, (a) all items listed in
Schedule 3.12 referred to in Section 3.12, (b) all such items which are acquired or developed for use primarily in the business of the Sheridan Systems Division between the date of this Agreement and the Effective Time, excluding, however, all such items which expire in the ordinary course of business prior to the Effective Time and (c) all such items acquired from Custom-Bilt Machinery, Inc., IDAB WAMAC AB and Prima Systems, Inc. (other than those items identified on
Schedule 1.45).

     1.46 "Sheridan Division Leases" shall mean all leases of the Company or the Subsidiary primarily relating to the business of the Sheridan Systems Division (whether entered into as lessor or lessee), including, without limitation, (a) the leases listed in Schedule 3.10 referred to in Section 3.10, and (b) all leases of the Company or the Subsidiary relating to the business of the Sheridan Systems Division which are entered into between the date of this Agreement and the Effective Time and expressly permitted by this Agreement, excluding, however, all leases which will expire in accordance with their terms prior to the Effective Time.

     1.47 "Sheridan Division Liabilities" shall mean and include only those obligations and liabilities set forth on Schedule 1.47; provided, however, "Sheridan Division Liabilities" shall not include any liability owing to or relating to (i) retired or permanently disabled former employees of the Company or the Subsidiary (except as specifically identified in Schedule 1.47 by name of employee and amount thereof), (ii) any facilities not currently used primarily in the business of the Sheridan Systems Division (including without limitation any environmental liabilities related thereto), (iii) business units of the Company or the Subsidiary which have been sold or liquidated, (iv) the obligations under Section 2 of the Change in Control and Termination Benefits Agreement, dated as of March, 1996, between the Company and Ulrik T. Nygaard,
(v) the Separation Agreement, dated January 19, 1996, between the Company and Richard J. Bonnie, and (vi) the Letter Agreement, dated February 4, 1994, between the Company and Richard J. Bonnie (regarding supplemental retirement benefits); provided further that at the Closing the Buyer shall pay in cash to the Company 50% of the net present value (discounted at 6.0%) of the Company's liability under clause (vi) as of the Effective Time.

     1.48 "Sheridan Division Real Properties" shall mean all of the real properties of the Company or the Subsidiary relating primarily to the business of the Sheridan Systems Division, all of which are listed in Schedule 3.8(a) referred to in Section 3.8(a).

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

     1.49 "Sheridan Financial Statements" shall have the meaning ascribed thereto in Section 3.5.

     1.50 "Sheridan Systems Division" shall mean the business segment of the Company which, through itself and the Subsidiary, is engaged in the manufacturing and supplying of systems and components to the bindery product and newspaper mailroom systems industries.

     1.51  "subsidiary" shall have the meaning ascribed thereto in Section 11.9.

     1.52  "Tax Indemnified Party" shall have the meaning ascribed thereto in
Section 8.2(e).

     1.53  "Tax Indemnifying Party" shall have the meaning ascribed thereto in
Section 8.2(e).

     1.54  "Tax Third Party Claim" shall have the meaning ascribed thereto in
Section 8.2(e).

     1.55 "Taxes" shall mean all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any government, which taxes shall include without limitation, all income taxes, payroll and employee withholding taxes, gross receipt taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation taxes and other obligations of the same or a similar nature, whether arising before, on or after the Effective Time; and "Taxes" shall mean any one of the foregoing.

     1.56 "Undertaking and Indemnity Agreement" shall have the meaning ascribed thereto in Section 2.3(a).

                                   ARTICLE II

                                  THE CLOSING

     2.1  Time and Place of Closing. Subject to the terms and conditions of this
Article II, the Closing will take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, at 9:30 A.M. (local time) on the Closing Date or at such other place or time or both as the parties may agree.

     2.2 Purchase and Sale of the Sheridan Division Assets. Subject to the terms and conditions of this Agreement (or, with respect to any condition not satisfied, the waiver thereof by the party for whose benefit the condition exists) the Sellers will sell, convey, assign, transfer and deliver all of their respective right, title and interest at the Effective Time in and to the Sheridan Division Assets, and the Buyer will purchase, acquire, accept and pay for, as hereinafter provided, the Sheridan Division Assets and will assume the Sheridan Division Liabilities.

     2.3  Consideration for the Assets.

        (a) Total Consideration. The aggregate consideration (the "Consideration") for the Sheridan Division Assets shall consist of (i) the assumption by the Buyer of the Sheridan Division Liabilities and the indemnification of the Company by the Buyer with respect to the Sheridan Division Liabilities, in each case pursuant to an Undertaking and Indemnity Agreement substantially in the form of Exhibit B to this Agreement (the "Undertaking and Indemnity Agreement"), and (ii) payment or delivery of the Purchase Price by the Buyer to the Company.

        (b) Amount of Purchase Price. The portion of the Consideration constituting the purchase price (the "Purchase Price") shall be an amount in cash equal to U.S.$50,000,000.

     2.4 Deliveries by the Company and the Subsidiary. At the Closing, the Company or the Subsidiary, as the case may be, shall deliver the following to the Buyer:

        (a) Special warranty deeds (subject to Permitted Exceptions), in recordable form, delivered by the Company with respect to the Sheridan Division Real Properties owned by the Company.

        (b) Special warranty deeds (subject to Permitted Exceptions), in recordable form, delivered by the Subsidiary with respect to the Sheridan Division Real Properties owned by the Subsidiary.

        (c) A duly executed bill of sale substantially in the form of Exhibit C to this Agreement (the "Company Bill of Sale"), together with such other appropriate instruments of transfer as the Buyer may reasonably request, transferring to the Buyer all of the personal and intangible property owned or held by the Company as of the Effective Time which is included in the Sheridan Division Assets.

        (d) Duly executed instruments of assignment of the Sheridan Division Leases to which the Company or the Subsidiary is a party, in recordable form if and to the extent necessary with respect to those relating to real property or interests therein.

        (e) Duly executed instruments of assignment of the Sheridan Division Contracts to which the Company or the Subsidiary is a party.

        (f) Duly executed instruments of assignment or transfer of the Sheridan Division Intellectual Property owned or held by the Company or the Subsidiary, in form suitable for recording in the appropriate office or bureau, and the original certificates, if available, of such Sheridan Division Intellectual Property together with any powers of attorney necessary to make the conveyance effective.

        (g) Duly executed instruments of assignment of the accounts and notes receivable of the Company or the Subsidiary that are included in the Sheridan Division Assets.

        (h) Duly executed instruments of assignment of the Sheridan Division Bank Accounts of the Company and the Subsidiary.

        (i) The Sheridan Division Books and Records; provided that any Sheridan Division Books and Records located on any of Sheridan Division Real Property shall be deemed to be delivered upon transfer of such property as provided herein; provided, further, that any records which relate to other parts of the Company may be provided as copies.

        (j) Copies of any consents obtained as contemplated by Sections 5.7 and 7.3.

        (k) The Undertaking and Indemnity Agreement duly executed by the Company and the Subsidiary.

        (l) Such other and further instruments of conveyance, assignment and transfer as the Buyer may reasonably request for the more effective conveyance and transfer of any of the Sheridan Division Assets.

        (m) The certificates contemplated by Sections 7.3 and 7.4.

     2.5 Delivery by the Buyer. At the Closing,the Buyer shall deliver the following to the Company:

        (a) The Purchase Price by (i) the wire transfer of immediately available funds to a bank account designated in writing by the Company at least two business days prior to the Closing Date in any bank in the continental United States or (ii) such means as are otherwise agreed in writing upon by the Buyer and the Company.

        (b) Copies of any consents obtained as contemplated by Section 5.7.

        (c) The Undertaking and Indemnity Agreement duly executed by the Buyer.

        (d) The certificates contemplated by Sections 7.2 and 7.4.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF THE
                           COMPANY AND THE SUBSIDIARY

     The Company and the Subsidiary jointly and severally represent and warrant to the Buyer as follows:

     3.1  Organization; Qualification.

        (a) Each of the Company and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

        (b) Each of the Company and the Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing will not, in the aggregate, have a Material Adverse Effect.

        (c) Schedule 3.1 sets forth a complete and correct list of all jurisdictions in which the Company or the Subsidiary is qualified or licensed to do business.

        (d) The Company has heretofore delivered to the Buyer complete and correct copies of the Certificate of Incorporation and By-laws (or other similar charter, by-law or other organizational documents), as currently in effect, of the Company and the Subsidiary.

     3.2  Equity Investments.

        (a) Schedule 3.2(a) sets forth: (i) the name of each corporation, partnership, joint venture or other entity (other than the Subsidiary) in which the Company has, or pursuant to any agreement has the right to acquire by any means, directly or indirectly, an equity interest or investment and which, in each case, is a Sheridan Division Asset; (ii) in the case of each of such person described in the foregoing clause (i), either (x) a listing of the relevant agreement or agreements pursuant to which the Company has acquired such right or such interest or investment or (y) (A) the jurisdiction of incorporation, (B) the authorized and outstanding capitalization thereof and the percentage of each class of voting capital stock owned, directly or indirectly, by the Company, (C) a description of any contractual limitations on the holder's ability to vote or alienate such securities, (D) a description of any outstanding options or other rights to acquire by any means, or any plans, contracts or commitments providing for the issuance or grant of any rights to acquire by any means securities of such corporation, and (E) a description of any other contractual charge or impediment which would materially limit or impair the Company's ownership of such entity or interest or its ability effectively to exercise the full rights of ownership of such entity or interest; and (iii) in the case of each of such unincorporated entities, the equivalent of the information provided pursuant to the preceding clause (ii) with regard to corporate entities.

        (b) Except as set forth in Schedule 3.2(b), all outstanding shares of capital stock of the Subsidiary are validly authorized and issued, fully paid and non-assessable and are owned directly or indirectly by the Company (except for directors' qualifying shares, if any) and, the Company's or the Subsidiary's interest in each of the persons listed on Schedule 3.2(b), will, after giving effect to the transactions contemplated hereby, be owned by the Buyer, directly or indirectly, in each case free and clear of all liens, pledges, charges, security interests and other encumbrances.

     3.3 Authority Relative to this Agreement. Each of the Company and the Subsidiary has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly authorized by the Boards of Directors of the Company and the Subsidiary upon approval of the Company's Board of Directors which will be convened to consider such authorization not later than July 11, 1996 and no other corporate proceedings on the part of the Company or the Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the requisite vote of the Company's stockholders in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"). This Agreement has been duly and validly executed and delivered by the Company and the Subsidiary and constitutes a valid and binding agreement of the Company and the Subsidiary, enforceable against each of them in accordance with its terms.

     3.4  Consents and Approvals; No Violation.

        (a) Except as set forth in Schedule 3.4(a) and except for applicable requirements of the HSR Act, any applicable "bulk sales" laws and the Exchange Act, there is no requirement applicable to the Company or the Subsidiary to make any filing with, or to obtain any permit, authorization, consent or approval of any federal, state, local or foreign court, legislature, executive or regulatory authority or agency (a "Governmental Entity") as a condition to the lawful consummation by the Company or the Subsidiary of the transactions contemplated by this Agreement except where the failure to obtain such permit, authorization, consent or approval will not materially impair or delay the consummation of the transactions contemplated by this Agreement.

        (b) Except as set forth in Schedule 3.4(b), neither the execution and delivery of this Agreement by the Company or the Subsidiary nor the consummation by the Company or the Subsidiary of the transactions contemplated hereby nor compliance by the Company or the Subsidiary with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws (or other similar charter, by-law or other organizational documents) of the Company or the Subsidiary, (ii) conflict with or result in a breach (or give rise to any right of termination, cancellation or acceleration) of any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Company or the Subsidiary is a party or by which the Company, the Subsidiary or any of the Sheridan Division Assets may be bound, except as to which requisite waivers or consents either have been obtained by the Company or the obtaining of which has been waived by the Buyer, or (iii) assuming compliance with the HSR Act and the Exchange Act and except for any applicable domestic "bulk sales" laws, violate any order, judgment, writ, injunction, law, decree, statute, ordinance, rule or regulation ("Law") applicable to the Company, the Subsidiary or any of the Sheridan Division Assets, excluding from the foregoing clauses (ii) and (iii) those conflicts, breaches, rights and violations which, in the aggregate, would not have a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated by this Agreement.

     3.5 Financial Statements. The Company has previously furnished to the Buyer (i) an unaudited consolidated balance sheet and statement of income of the Sheridan Systems Division for the fiscal year ended July 31, 1995, (ii) unaudited consolidated balance sheets and statements of income of the Sheridan Systems Division as of October 28, 1995, January 27, 1996 and April 27, 1996, respectively, and for the year-to-date periods then ended (the financial statements referred to in Section 3.5(i) and Section 3.5(ii) are hereinafter referred to as the "Sheridan Financial Statements"), and (iii) the Sheridan Division Balance Sheet. Except as set forth in Schedule 3.5: (x) the Sheridan Financial Statements and the Sheridan Division Balance Sheet have been prepared from the books and records of the Sheridan Systems Division, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each balance sheet included therein presents fairly the financial position of the Sheridan Systems Division as of the date thereof, and each statement of income included therein present fairly the results of operations of the Sheridan Systems Division for the respective periods therein set forth, except that the interim financial statements are subject to normal recurring year-end and audit adjustments which are not expected to be material and adverse, taken as a whole, in amount, and are in a condensed presentation format and do not contain footnotes; and (y) the statements of income included in the Sheridan

Financial Statements reflect, for each of the periods to which they relate, all costs and expenses of the business and operations of the Sheridan Systems Division, allocated thereto on an objective and consistent basis.

     3.6 Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.6, neither the Company nor the Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) in each case of a nature required by GAAP to be reflected or reserved against in an audited balance sheet or disclosed in the notes thereto, except liabilities, obligations or contingencies which are adequately accrued or reserved against in the Sheridan Division Balance Sheet or reflected in the notes thereto or which were incurred after the date of the Sheridan Division Balance Sheet in the ordinary course of business consistent with past practice and which individually or in the aggregate could not be reasonably be expected to have a Material Adverse Effect.

     3.7  Absence of Certain Changes or Events. Except as set forth in Schedule
3.7 or as otherwise contemplated by this Agreement, since April 27, 1996, the Company and the Subsidiary have conducted their respective operations only in the ordinary course consistent with past practice and there has not been: (a) any Material Adverse Effect; (b) any action taken by the Company or any of its affiliates that if taken after the date hereof would constitute a violation of
Section 5.1; or (c) any change by the Company in accounting methods, principles or practices except as may be required by GAAP; or (d) any fact or condition (which is not attributable to adverse economic, market and industry conditions generally applicable to the Sheridan Systems Division's business) which could reasonably be anticipated to cause a Material Adverse Effect; or (e) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, which could reasonably be anticipated to have a Material Adverse Effect.

     3.8  Title and Related Matters.

        (a) Except as set forth in Schedule 3.8(a) and subject to other Permitted Exceptions: (i) the Company or the Subsidiary has, and after the Effective Time, the Buyer will have, good and marketable title to or a valid leasehold or contractual interest in all of the Sheridan Division Assets (other than the Sheridan Division Real Properties) free and clear of any liens, mortgages, encumbrances, security interests or other claims or restrictions (including any liens, encumbrances, security interests or other claims or restrictions in respect of Taxes); and (ii) the Company or the Subsidiary has, and after the Effective Time, the Buyer or the Subsidiary will have, good and marketable title in fee simple (such as any reputable title insurance company licensed to do business in the jurisdiction in which such Sheridan Division Real Property is located will approve and insure subject only to Permitted Exceptions) to all of the Sheridan Division Real Properties free and clear of any liens, mortgages, encumbrances, security interests or other claims or restrictions (including any liens, encumbrances, security interests or other claims or restrictions in respect of Taxes). There are no outstanding options or rights of first refusal to purchase any of the Sheridan Division Real Property. The Sheridan Division Real Property constitutes all of the fee, leasehold and other interests in real property held by the Company and the Subsidiary primarily relating to the Sheridan Division Assets. The use and operation of the Sheridan Division Real Property will not violate any instrument of record or agreement affecting the Sheridan Division Real Property, except for such violations which individually or in the aggregate could not reasonably be expected to have or result in a Material Adverse Effect. Schedule 3.8(a) contains (x) a complete and correct copy of each deed or other instrument or evidence of title relating to any Sheridan Division Real Property and (y) a complete and correct copy of each title insurance policy insuring title to any of the Sheridan Division Real Properties.

        (b) Subject to reasonable wear and tear and obsolescence, all of the buildings and structures set forth on Schedule 3.8(a), taken as a whole, are in good operating condition and repair reasonably suitable for the purposes for which they are being used and each has adequate rights of ingress and egress for operation of the business of the Sheridan Systems Division, in the ordinary course.

     3.9  Contracts.

        (a) Schedule 3.9(a) sets forth a complete and correct list of each Sheridan Division Contract which, as of the date hereof, (i) is a collective bargaining agreement, or any agreement that contains any severance pay liabilities or obligations; (ii) is an employment or consulting agreement or contract with an employee or individual consultant or a consulting agreement or contract with a consulting firm or other organization; (iii) is a note, bond or debenture or other agreement or instrument relating to borrowed money or an agreement of guarantee or indemnification running to any person or entity relating to the obligations of any third party; (iv) is an agreement or contract containing any covenant limiting the freedom of the Company or the Subsidiary to engage in any line of business or compete with any person; (v) provides for aggregate future payments of more than $25,000 or, in the case of purchase orders and sales contracts, provides for aggregate future payments of more than $50,000; (vi) provides for aggregate future payments of more than $5,000, has a term exceeding one year and which may not be cancelled upon 30 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge); (vii) is a joint venture agreement, partnership agreement or other similar contract or agreement involving the sharing of profits and expenses; or (viii) is material to the business, operations or financial condition of the Sheridan Systems Division taken as a whole; provided that Schedule 3.9(a) does not list any Sheridan Division Contract for the purchase or sale of goods or services entered into in the ordinary course of business which may be cancelled on 30 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge).

        (b) Except as set forth in Schedule 3.9(b), (i) each Sheridan Division Contract is in full force and effect, and (ii) there is not, with respect to the Sheridan Division Contracts, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default, on the part of the Company or the Subsidiary or to the knowledge of the Company or the Subsidiary any other party thereto, except where the failure to be in full force and effect or where such default or event of default could not reasonably be expected to have a Material Adverse Effect. At the Effective Time, the Sheridan Division Contracts will be valid, binding and enforceable by the Buyer as assignee thereof in accordance with their respective terms except for those Sheridan Division Contracts as to which the failure to be valid, binding and enforceable could not reasonably be expected to have a Material Adverse Effect.

     3.10 Leases. Schedule 3.10 sets forth a complete and correct list of each Sheridan Division Lease which (i) relates to real property; (ii) provides for aggregate future payments of more than $50,000; (iii) provides for aggregate future payments of more than $5,000, has a term exceeding one year and which may not be cancelled upon 30 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge); or (iv) is material to the business, operations or financial condition of the Sheridan Systems Division taken as a whole. Each Sheridan Division Lease with respect to the lease of real property by the Company or any affiliate thereof grants such lessee under the lease the exclusive right to use and occupy the premises and rights described thereunder free and clear of any liens, Mortgages, encumbrances, security interests or other claims or restrictions (including any liens, encumbrances, security interests or other claims or restrictions in respect of Taxes) other than Permitted Exceptions. Except as set forth in
Schedule 3.10, there is not, with respect to the Sheridan Division Leases, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or an event of default, on the part of the Company or the Subsidiary or, to the knowledge of the Company, any other party thereto, except for such defaults or events of default which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. At the Effective Time, the Sheridan Division Leases will be valid, binding and enforceable by the Buyer as the assignee thereof in accordance with their respective terms except for those Sheridan Division Leases as to which the failure to be valid, binding and enforceable could not reasonably be expected to have a Material Adverse Effect.

     3.11 Inventory. All inventory included in the Sheridan Division Assets is, and as of the Effective Time will be, of a quantity and quality usable and salable in the ordinary course of business of the Sheridan Systems Division, net of all applicable reserves.

     3.12 Patents, Trademarks and Similar Rights. Schedule 3.12 sets forth a complete and correct list of the letters patent, patents, patent applications, trademarks, trade names, service mark, computer software, licenses, or other material, copyrights, copyright registrations and applications used or proposed to be used by the Company or the Subsidiary that are included in the Sheridan Division Intellectual Property. Subject to the licenses and other restrictions listed in Schedule 3.12, the Company or the Subsidiary owns or holds, and, at the Effective Time, the Buyer will own or hold, the Sheridan Division Intellectual Property in each case free and clear of all liens, pledges, charges, security interests and other encumbrances except where the failure to so own or hold could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.12, nothing has come to the attention of the Company or the Subsidiary to the effect that: (i) any material Sheridan Division Intellectual Property presently being sold or employed by the Sheridan Systems Division infringes upon or conflicts with any rights owned or held by any other person; (ii) any person is infringing any material Sheridan Division Intellectual Property; or (iii) there is pending or threatened in writing any claim or litigation against the Company or the Subsidiary contesting the rights of the Company or the Subsidiary to the Sheridan Division Intellectual Property except for any claims or litigation which could not reasonably be expected to have a Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or the imposition of any limitation on, the rights of the Company or the Subsidiary with respect to the Sheridan Division Intellectual Property, except for such losses or impositions which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.12, each patent, patent application, trademark, trade dress or service mark and any registration or application therefor or copyright registration or application therefor included in the Sheridan Division Intellectual Property is in proper form, not disclaimed and has been properly maintained and has otherwise been duly registered with, filed in or issued by, as the case may be, the United States Patents and Trademarks Office, United States Copyright Office or such other filing offices, domestic or foreign, and the Company has taken such other actions necessary to ensure full protection under any applicable laws, and such registrations, filings, issuances and other actions remain in full force and effect. Except as set forth in Schedule 3.12, there are no proceedings pending by or before any Governmental Entity involving the Sheridan Division Intellectual Property.

     3.13 Legal Proceedings, etc. Except as set forth in Schedule 3.13 and except for any matter involving only monetary recovery in which the damages are not reasonably expected to exceed $25,000, as of the date of this Agreement there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or to the knowledge of the Company, threatened against the Sheridan Systems Division or the Sheridan Division Assets. As of the Effective Time, there will not have been commenced any actions, suits or proceedings which, in the aggregate, could reasonably be expected to have a Material Adverse Effect. Schedule 3.13 sets forth a complete and correct list of all product liability insurance coverage in force and applicable to products of the Sheridan Systems Division during the period from May 17, 1993 through the date of this Agreement.

     3.14  Employee Benefit Plans; ERISA.

        (a) Schedule 3.14 sets forth a complete and correct list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity based, severance, termination, change in control, retention, employment, hospitalization or other medical, life insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension or retirement plan program, agreement or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by the Company or the Subsidiary or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or the Subsidiary would be deemed a "single employer" within the meaning of Section 4001 of ERISA, in each case covering current or former employees of the Sheridan Systems Division (the "Plans").

        (b) With respect to each Plan, the Company or the Subsidiary has heretofore delivered or made available to the Buyer true and complete copies of each of the following documents (including all amendments to such documents):

          (i) the Plan or a written description of any Plan not in writing;

          (ii) the most recent annual report and actuarial report if required under ERISA;

          (iii) the most recent Summary Plan Description with respect thereto if required under ERISA;

          (iv) if the Plan or any obligations thereunder are funded through a trust or any other funding vehicle, the trust or other funding agreement and the latest financial statements thereof; and

          (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Code.

        (c) No liability under Title I or IV of ERISA, the penalty or excise tax provisions of the Code relating to employee plans or equivalent legislation of a foreign jurisdiction has been incurred by the Company or the Subsidiary or any of their ERISA Affiliates that has not been satisfied in full, and no condition exists or event has occurred that presents a material risk to the Company or the Subsidiary or any of their ERISA Affiliates of incurring any such liability.

        (d) No Plan is a "multiemployer plan," as defined in section 3(37) of ERISA, nor is any Plan a plan described in section 4063(a) of ERISA. No Plan, other than the Revised Chicago Shop Hourly-Rated Pension Plan of the Bindery Systems Division of the Company is subject to Title IV of ERISA.

        (e) No Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived. Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified; to the Company's knowledge, no condition exists or event has occurred since the date of such initial determination that would adversely affect the qualified status of any such Plan; and each trust maintained thereunder has been determined by the Internal Revenue Service to be exempt from taxation under section 501(a) of the Code. Each Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA, the Code and equivalent legislation of a foreign jurisdiction. There are no pending, or to the best knowledge of the Company and the Subsidiary, threatened, material claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan or otherwise involving any such Plan or the assets thereof (other than routine claims for benefits).

        (f) Neither the Company nor the Subsidiary or any of their ERISA Affiliates would be liable for any amount pursuant to section 4062, 4063 or 4064 of ERISA if any Plan were to terminate. All contributions required to be made to each Plan under the terms of such Plan, applicable Law or any applicable collective bargaining agreement have been paid in full when due.

        (g) Except as set forth in Schedule 3.14, no Plan provides benefits, including without limitation death or medical benefits, with respect to current or former employees of the Company, the Subsidiary or any ERISA Affiliate beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, and (ii) benefits payable pursuant to any Plan qualified under Section 401(a) of the Code. Except for the Change in Control and Termination Benefits Agreement dated March 1996 between the Company and Ulrik T. Nygaard and the Supplemental Retirement Plan dated February 1, 1996, between the Company and Mr. Nygaard, the consummation of the transactions contemplated by this Agreement will not

(i) entitle any Division Employees to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting (except for vesting which may be required as a result of a partial termination of a tax-qualified retirement plan), or increase the amount of compensation due any such employee or officer.

     3.15 Assets Necessary to Business. Except as set forth in Schedule 3.15, the Sheridan Division Assets constitute all the assets and properties utilized to carry on the business and operations of the Sheridan Systems Division as presently conducted in all material respects. Following the Effective Time, the Buyer will own, hold or have the right to use all of the Sheridan Division Assets necessary to conduct the business of the Sheridan Systems Division in all material respects in the manner in which it is currently being conducted.

     3.16  Governmental Authorizations and Regulations.

        (a) All licenses, franchises, permits, registrations, approvals and other authorizations or consents held by the Company or Subsidiary to operate the business of the Sheridan Systems Division (herein collectively called "Authorizations") are valid and sufficient to conduct in all material respects businesses conducted by them in the manner presently being conducted.

        (b) Except as set forth in Schedule 3.16(b), no proceeding is pending or to the knowledge of the Company or the Subsidiary, threatened by any person seeking to revoke, modify or deny the renewal of any Authorization. Neither the execution or delivery nor the consummation of the transaction contemplated by this Agreement violate or will violate any Authorization or result in any termination, modification or nonrenewal thereof, except for such violations, terminations, modifications or nonrenewals thereof which, individually or in the aggregate, do not and will not have a Material Adverse Effect.

        (c) Except as set forth in Schedule 3.16(c), and for such possible violations which individually or in the aggregate do not and will not have a Material Adverse Effect neither the Company nor the Subsidiary is in violation of, nor has the Company or the Subsidiary received notice of violation of, any applicable Law of any Governmental Entity relating to the operation, conduct or ownership of the property or business of the Sheridan Systems Division.

     3.17 Conduct of Business. Except as set forth in Schedule 3.17, since April 27, 1996, the business and operations of the Sheridan Systems Division have been conducted and the facilities of the Sheridan Systems Division have been maintained in all material respects consistent with good business practices in accordance with the reasonable judgment of its management.

     3.18 Disclosure. The representations and warranties by the Company and the Subsidiary in this Agreement and the statements contained in the documents (including financial statements and disclosure schedules), certificates and other writings furnished and to be furnished by the Company and the Subsidiary to the Buyer pursuant to this Agreement, when considered as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading, it being understood that as used in this Section 3.18 "material" means material to the Sheridan Systems Division.

     3.19 Accounts Receivable. The notes and accounts receivable included in the Sheridan Division Assets are genuine and represent the legal, valid and binding obligation of the obligor thereon, enforceable in accordance with their terms, subject to any applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally. The Company has established reasonable reserves to provide for all doubtful accounts of, any valid counterclaims or setoffs by, and allowances to, customers of the Sheridan Systems Division and has accrued and maintains reasonable reserves for returns from and rebates to customers of the Sheridan Systems Division.

     3.20 Taxes. Each of the Company and the Subsidiary has or will have timely filed all returns of income Taxes and all material returns of other Taxes required to be filed by it on or prior to the Effective Time, and has timely and fully paid or provided for all Taxes shown to be due on such returns, except such as are being contested in good faith by appropriate proceeding. The foreign income tax returns of or in respect to the Subsidiary have been examined by the appropriate foreign tax authorities for the periods set forth in Schedule 3.20. Except as and to the extent shown in Schedule 3.20, all deficiencies for Taxes asserted or assessments made as a result of such examinations have been fully paid, settled or fully reflected on the books of the Subsidiary. Except as set forth in Schedule 3.20, neither the United States Internal Revenue Service, the United Kingdom Inland Revenue, nor any other taxing authority or agency, whether domestic or foreign has asserted in writing or, to the knowledge of the Company or the Subsidiary, threatening to assert any material deficiency or claim for additional Taxes against the Sheridan Systems Division or the Sheridan Division Assets. Except as set forth in Schedule 3.20, neither the Company nor the Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax in respect of the Sheridan Systems Division. Any and all agreements and arrangements with respect to the sharing or allocation of Taxes between the Company (or any of its affiliates) and the Sheridan Systems Division (or the Subsidiary) shall be terminated as of the Effective Time, and no party thereto shall have any further rights or liabilities thereunder.

     3.21 Insurance. Schedule 3.21 contains a complete and correct description of all policies of property, fire and casualty, product liability, workers' compensation and other forms of insurance owned or held by the Company or the Subsidiary relating to the business of the Sheridan Systems Division or the Sheridan Division Assets. The coverage provided under such policies of insurance is reasonable in scope and amount in light of the risks attendant to the business and activities of the Sheridan Systems Division. There is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under such policy in a timely fashion or in the manner or detail required by the policy.

     3.22  Environmental Matters.

        (a) Except as set forth in Schedule 3.22(a) and except for those noncompliance matters, if any, that have been and are resolved, the Company and the Subsidiary, with respect to the Sheridan Systems Division, have complied throughout the past five years, and are in compliance, in all material respects with all applicable Environmental Laws, which compliance includes the possession and compliance in all material respects with the terms and conditions of all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations, and approvals of Governmental Entities or other persons required under applicable Environmental Laws.

        (b) Except as set forth in Schedule 3.22(b), there are no Environmental Claims pending or, to the knowledge of the Company or the Subsidiary, threatened, against the Company or the Subsidiary that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

        (c) Except as set forth in Schedule 3.22(a) or 3.22(b), neither the Company nor the Subsidiary is subject to and neither the Company nor the Subsidiary has knowledge of, any Environmental Claims or any other potential environmental liability or obligation (accrued, contingent or otherwise) on the part of any of the Company and the Subsidiary, including any Environmental Claims or any other potential environmental liability or obligation to cleanup or to take any response action in accordance with applicable or relevant and appropriate cleanup standards under Environmental Laws, relating to (x) the environmental conditions on, under, or about any of the properties or assets owned, leased or operated by the Company or the Subsidiary in the business of the Sheridan Systems Division or any predecessor thereto at the present time or in the past, including the air, soil and groundwater conditions at such properties, or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substance at any location whether or not owned, leased, operated or used by the Company or the Subsidiary in the business of the Sheridan Systems Division or any predecessor thereto at the present time or in the past, in either case other than liabilities or obligations that individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect. The Company and the Subsidiary have disclosed and, where requested, made available to the Buyer all material knowledge and information, including such studies, analyses and test results, in its possession, custody or control the Company or the Subsidiary relating to (1) the environmental conditions on, under or about any of the properties or assets owned, leased or operated by any of the Company and the Subsidiary in the business of the Sheridan Systems Division or any predecessor in interest thereto at the present time or in the past, and (2) any Hazardous Substance used, managed, handled, transported, treated, generated, stored, disposed of or Released by any person on, under, about or from any location whether or not owned, leased, operated or used by the Company or the Subsidiary in the business of the Sheridan Systems Division or any predecessor thereto at the present time or in the past, or otherwise in connection with the use or operation of, any of the properties, assets and businesses of the Company or the Subsidiary in the business of the Sheridan Systems Division.

        (d) As used in this Agreement:

          (i) the term "Environmental Claim" means any claim, demand, suit, action, proceeding, investigation or notice to the Company or the Subsidiary by any person or entity alleging any potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned, leased, operated or used by the Company or the Subsidiary, or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

          (ii) the term "Environmental Laws" means all Laws, relating to pollution, cleanup, restoration or protection of the environment or to human or occupational health or safety, including without limitation, (1) Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, and (2) the Occupational Safety and Health Act;

          (iii) the term "Hazardous Substance" means (1) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products, (2) any substance that is or contains friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (3) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (4) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous; in each case in clauses (1)-(4) above which is regulated under any Environmental Law; and

          (iv) the term "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

     3.23 Labor Matters, etc. Except as set forth on Schedule 3.23, to the extent relating to the business of the Sheridan Systems Division as conducted by the Company and the Subsidiary, neither the Company nor the Subsidiary is a party to or bound by and none of their employees is subject to any collective bargaining agreement relating to the terms and conditions of employment for any group of employees (any such agreement, memorandum or document, a "Collective Bargaining Agreement"), and there are no labor unions or other organizations representing or, to the actual knowledge of the Company or the Subsidiary, purporting to represent, any employees employed by any of the Company or the Subsidiary. No labor union is currently engaged in or, to the knowledge of the Company or the Subsidiary, threatening, organizational efforts with respect to any employees of the Company or the Subsidiary employed by the Company or the Subsidiary in the business of the Sheridan Systems Division. The Company and the Subsidiary are not in material breach of or default under any Collective Bargaining Agreement. Except as set forth on Schedule 3.23, since January 1, 1994, there has not occurred or been threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or the Subsidiary employed by the Company or the Subsidiary in the business of the Sheridan Systems Division. Except as set forth on Schedule 3.23, there are no labor disputes currently subject to any pending arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company or the Subsidiary, threatened with respect to any employee of the Company or the Subsidiary employed by the Company or the Subsidiary in the business of the Sheridan Systems Division. The Company and the Subsidiary have complied with all applicable Laws pertaining to the employment or termination of employment of the employees employed by the Company or the Subsidiary in the business of the Sheridan Systems Division, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failures so to comply that individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     3.24 Proxy Statement. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement, or any amendment or supplement thereto, at the time of the mailing of the Proxy Statement and at the time of the meeting of stockholders of the Company, will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied by the Buyer in writing. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the Securities and Exchange Commission (the "Commission") and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

     3.25 Brokers. Except for Bear, Stearns & Co., Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Subsidiary, that is or will be payable by the Company or the Subsidiary. The Company is solely responsible for all fees and expenses of Bear, Stearns & Co., Inc. payable in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Company as follows:

     4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Buyer has heretofore delivered to the Company complete and correct copies of the Articles of Association (Satzung) of Buyer as currently in effect.

     4.2 Authority Relative to this Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement and the Undertaking and Indemnity Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Undertaking and Indemnity Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Management (Vorstand) of the Buyer and, except for the authorization by the Supervisory Board (Aufsichtsrat) of the Buyer which will be requested at a meeting to be held on or before July 24, 1996 and the authorization of the Supervisory Board (Aufsichtsrat) and Board of Management (Vorstand) of RWE Aktiengesellschaft ("RWE"), which will be requested at meetings scheduled for July 25, 1996, no other corporate proceedings on the part of the Buyer (including any required vote or consent of stockholders) are necessary to authorize this Agreement and the Undertaking and Indemnity Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms. The Undertaking and Indemnity Agreement will be, upon the due and valid execution and delivery thereof, a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

     4.3  Consents and Approvals; No Violation.

        (a) Except as set forth in Schedule 4.3 and except for applicable requirements of the HSR Act, and requirements, if any, under the laws of the Federal Republic of Germany and the United Kingdom which may be applicable to the transactions contemplated by this Agreement or the Undertaking and Indemnity Agreement, there is no requirement applicable to the Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any public body as a condition to the lawful consummation by the Buyer of the transactions contemplated by this Agreement or the Undertaking and Indemnity Agreement.

        (b) Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement or the Undertaking and Indemnity Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or thereby nor compliance by the Buyer with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Articles of Association (Satzung) or other organizational documents of the Buyer; (ii) conflict with or result in a breach (or give rise to any right of termination, cancellation or acceleration) of any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Buyer or any of its assets may be bound, except as to which requisite waivers have been obtained by the Buyer; or
(iii) assuming compliance with the HSR Act and any applicable laws of the Federal Republic of Germany and the United Kingdom, violate any judgment, order, writ, injunction, law, decree, statute, ordinance, rule or regulation applicable to the Buyer or any of its properties or assets, excluding from the foregoing clauses (ii) and (iii) those violations which, in the aggregate, would not have a material adverse effect on the business, properties, prospects, operations, assets, liabilities or condition (financial or otherwise) of the Buyer and its subsidiaries taken as a whole or materially impair or delay the consummation of the transactions contemplated by this Agreement.

     4.4 Disclosure. The representation and warranties by the Buyer in this Agreement and the statements contained in the documents (including disclosure schedules), certificates and other writing furnished by the Buyer to the Company pursuant to this Agreement, when considered as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading, it being understood that as used in this Section 4.4 "material" means material to the Buyer and its Subsidiaries taken as a whole.

     4.5 Proxy Statement. The information supplied or to be supplied by the Buyer for inclusion or incorporation by reference in the Proxy Statement, or any amendment or supplement thereto, at the time of the mailing of the Proxy Statement and at the time of the meeting of stockholders of the Company, will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     5.1 Conduct of Business of the Company and the Subsidiary. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, each of the Company and the Subsidiary will conduct the business and operations of the Sheridan Systems Division only in the ordinary and usual course of business, will use its reasonable best efforts to preserve intact all rights, privileges, franchises and other authority adequate for the conduct of the business and operations of the Sheridan Systems Division as currently conducted, to keep available the services of the officers and employees of the Sheridan Systems Division and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with the Sheridan Systems Division. Without limiting the generality of the foregoing and, except as otherwise expressly provided in this Agreement, prior to the Effective Time without the prior written consent of the Buyer (it being understood that the Buyer will respond promptly to any such request) neither the Company nor the Subsidiary will:

        (a) (i) create, incur or assume any long-term debt (including obligations in respect of capital leases), or, except in the ordinary course of business under existing lines of credit, create, incur or assume any short-term debt if, in either such case, such long-term debt or short-term debt would constitute a Sheridan Division Liability; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person if such assumption, guarantee, endorsement or other liability would constitute a Sheridan Division Liability; provided that the Company and the Subsidiary may endorse negotiable instruments in the ordinary course of business of the Sheridan Systems Division consistent with past practice;

        (b) (i) increase in any manner the compensation of any of the officers or other employees of the Sheridan Systems Division, except such increases as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases but not any general across-the-board increases); (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such officer or employee, whether past or present; or (iii) commit itself to any additional Plans or, except as otherwise expressly required or permitted by Article VI, to amend or terminate any of such plans or any of such agreements in existence on the date hereof;

        (c) permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse if such policy covers Sheridan Division Assets or insures risks, contingencies or liabilities which could result in a Sheridan Division Liability, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage remaining under those cancelled, terminated or lapsed are in full force and effect (it being understood that there shall be no obligation to extend such insurance policies after the Effective Time);

        (d) (i) sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of, any Sheridan Division Assets, except sales of products produced and distributed in the ordinary course of business consistent with past practice, or (ii) mortgage, pledge or otherwise encumber any Sheridan Division Assets except for such mortgages or encumbrances which constitute Permitted Exceptions;

        (e) sell, transfer, license or otherwise dispose of, or agree to sell, transfer, license or otherwise dispose of any of the Sheridan Division Intellectual Property;

        (f) enter into any agreements, commitments or contracts relating to the Sheridan Systems Division, except agreements, commitments or contracts made in the ordinary course of business consistent with past practice and not in excess of current requirements;

        (g) voluntarily consent to the termination of any Sheridan Division Contract or Sheridan Division Lease by any other party thereto, or voluntarily withdraw any application constituting Sheridan Division Intellectual Property;

        (h) amend its charter documents in a manner that adversely affects the transactions contemplated hereby;

        (i) issue, sell, pledge, lease, dispose of, encumber or authorize the issuance, sale, pledge, lease, disposition or encumbrance of (i) any shares of capital stock of any class or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, the Subsidiary;

        (j) change the accounting principles used by it with respect to the Sheridan Systems Division unless required by GAAP (or, if applicable with respect to the Subsidiary, U.K. GAAP);

        (k) release any third party from its obligations under any confidentiality or other similar agreement entered into in respect of or otherwise relating to the Sheridan Systems Division;

        (l) pay, discharge, satisfy, compromise, settle, grant any waiver or release any claims, liabilities or obligations (absolute or otherwise) which may be reasonably expected to be Sheridan Division Liabilities, except in the ordinary course of business consistent with past practice;

        (m) take any action that would or is reasonably likely to result in any representation or warranty of the Company or the Subsidiary set forth in this Agreement being untrue in any material respect, or in any of the conditions set forth in Article VII not being satisfied;

        (n) enter into or amend any agreement, commitment or contract, whether or not in the ordinary course of business, which would grant recourse, directly or indirectly, against any of the Sheridan Division Assets by a third party with respect to customer lease obligations;

        (o) enter into or amend any master agreement, commitment or contract relating to the Sheridan Systems Division with any person, whether or not in the ordinary course of business, which governs on an ongoing basis sales to such person; or

        (p) enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

     5.2  Competing Proposal.

        (a) From the date hereof until the termination hereof, the Company and its subsidiaries shall not directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any persons (including any of its officers or employees) relating to a Competing Proposal. As used herein, the term "Competing Proposal" means any proposal or offer involving a liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or any significant part of the Sheridan Division Assets (other than such sales of inventory to the Company's dealers or customers in the ordinary course of business and consistent with past practices) or other similar transaction or business combination involving the Sheridan Systems Division whether by means of acquiring the Sheridan Division Assets, the Company or otherwise.

        (b) The Company shall:

          (i) immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Competing Proposal, if any, existing on the date hereof; and

          (ii) promptly notify the Buyer after receipt of any bona fide Competing Proposal or any inquiry from any person relating to a Competing Proposal and promptly provide the Buyer with a reasonable summary of the financial and other material terms of such Competing Proposal.

     5.3  Current Operations.

        (a) Between the date of this Agreement and the Effective Time the Buyer at its discretion may locate up to three of its representatives at the offices of the Sheridan Systems Division in Dayton, Ohio and up to two of its representatives at the offices of the Subsidiary (it being understood that, subject to Article X, such representatives shall have no authority whatsoever with respect to the operation of the business of the Sheridan Systems Division and shall not interfere with the operations of such business). During such period the Company will cause one or more of its designated representatives to consult as requested by the Buyer on a regular basis with such representatives of the Buyer and to discuss the general status of ongoing operations of the Sheridan Systems Division. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to insure that the Buyer's representative is given reasonable advance notice of any action or commitment which could be expected to involve a commitment, expenditure, or other obligation in an amount exceeding $50,000.

        (b) The Company will promptly notify the Buyer of any significant change in the normal course of business or in the operations of the Sheridan Systems Division and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or the institution or threat or settlement of any litigation, in each case involving the Sheridan Systems Division, and will keep the Buyer informed of such events and permit the Buyer's representatives access to all materials prepared in connection therewith.

     5.4  Access to Information.

        (a) Between the date of this Agreement and the Effective Time the Company will (i) give the Buyer and its authorized representatives reasonable access to all plants, offices, warehouses and other facilities and properties of the Sheridan Systems Division and to the Sheridan Division Books and Records,
(ii) permit the Buyer to make such inspection thereof as the Buyer may reasonably request, and (iii) cause its officers to furnish the Buyer with such financial and operating data and other information with respect to the business and properties of the Sheridan Systems Division as the Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere materially with the operation of the business of the Sheridan Systems Division.

        (b) Between the date of this Agreement and the Effective Time the Buyer, the Company and the Subsidiary will hold and will cause their officers, directors, employees, representatives, consultants and advisors to hold in strict confidence in accordance with the terms of the confidentiality agreement, dated January 19, 1996 between the Buyer and Bear, Stearns & Co., Inc., all documents and information furnished to the Buyer by the Company or the Company's representatives in connection with the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained in accordance with such agreement.

        (c) From and after the date of this Agreement, the Company and the Subsidiary shall (i) cause the original copy of all of the insurance policies listed on Schedule 3.21 to be kept at the offices of the Company or the Subsidiary and shall not destroy such policies; provided, however, that the Company or the Subsidiary may at any time deliver such original copies to the Buyer; and (ii) give the Buyer and its authorized representatives reasonable access to all such insurance policies. The obligations of the Company or the Subsidiary shall cease to be in effect with respect to a particular insurance policy listed on Schedule 3.21 upon delivery of such policy to the Buyer. At or prior to the Closing, the Company will deliver to the Buyer true and correct copies of all of the insurance policies listed on Schedule 3.21.

        (d) No investigation pursuant to this Section 5.4 shall affect any representations and warranties of the parties herein or the conditions to the obligations of the parties hereto.

     5.5 Expenses. Except as otherwise provided by this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

     5.6 Reasonable Best Efforts. Subject to its terms and conditions of this Agreement, each of the parties hereto will use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     5.7 Consents. Each of the parties hereto will use its reasonable best efforts to obtain consents of all persons and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     5.8 Filings. To the extent not previously filed, the Company and the Buyer will promptly file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Department of Justice") pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement. The Buyer, the Company and the Subsidiary will make all such filings and submissions as may be required under the laws of the Federal Republic of Germany and the United Kingdom, to the extent the provisions thereof are applicable to each such party, provided that any applicable approval under the laws of the Federal Republic of Germany or the United Kingdom shall not be deemed a condition to either party's obligation to effect any of the transactions contemplated by this Agreement. The Company, the Subsidiary and the Buyer will take all such action as may be reasonably necessary under any laws, rules and regulations applicable to or necessary for the consummation of the transactions contemplated by this Agreement. The Company, the Subsidiary and the Buyer will coordinate and cooperate with each other in exchanging such information and reasonable assistance as any other may reasonably request in connection with all of the foregoing.

     5.9  Action of Stockholders and Supervisory Board.

        (a) The Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders promptly after execution of this Agreement to consider and vote upon this Agreement and the transactions contemplated hereby. The Company shall use all reasonable efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and the transactions contemplated hereby and shall take all other action reasonably necessary, or which otherwise may be reasonably requested by the Buyer, to secure a vote of stockholders in favor of adoption of this Agreement and the transactions contemplated hereby. At any such meeting, the Company shall, to the extent permitted by applicable Law, vote or cause to be voted all shares of common stock, par value $0.01 per share, of the Company with respect to which proxies in the form distributed by the Company have been given, and not voted against the adoption of this Agreement or as to which has abstained from voting, in favor of adoption of this Agreement and the transactions contemplated hereby.

        (b) The Supervisory Board (Aufsichtsrat) of the Buyer shall have approved this agreement as contemplated by Section 4.1.

     5.10 Proxy Statement. As promptly as practicable after the date hereof, the Company shall prepare and file with the Commission under the Exchange Act and the Buyer shall cooperate with the Company in such preparation and filing, preliminary proxy statement or information statement (the "Proxy Statement") with respect to the adoption by the Company's stockholders of this Agreement and the transactions contemplated hereby and use its reasonable best efforts to furnish the information required to be included therein by the Commission and to respond promptly to any comments made by the Commission, with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to stockholders. The Company will provide the Buyer and its counsel copies of all correspondence from the Commission promptly upon receipt thereof and will consult with the Buyer prior to communicating with the Commission in response to any comments with respect to the Proxy Statement received from the Commission. The Proxy Statement shall, subject to the exercise of fiduciary duties by the Board of Directors of the Company under applicable law, contain the recommendation of the Board of Directors of the Company that the stockholders of the Company approve this Agreement and the transactions contemplated hereby.

     5.11 Disclosure Supplements. From time to time after the date of this Agreement and prior to the Effective Time, the Company and the Subsidiary will promptly supplement or amend the schedules referred to in Article III with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Company or the Subsidiary which has been rendered inaccurate thereby. From time to time after the date of this Agreement and prior to the Effective Time, the Buyer will promptly supplement or amend the schedules referred to in Article IV with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a schedule or which is necessary to correct any information so previously disclosed or in any representation and warranty of the Buyer which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Company and the Subsidiary contained in
Article III and the accuracy of the representations and warranties of the Buyer contained in Article IV in order to determine the fulfillment of the conditions set forth in Sections 7.3(a) and 7.2(a), respectively, the schedules delivered by the Company and the Subsidiary and the schedules delivered by the Buyer shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto; provided, however, that solely for purposes of determining the accuracy of any list contained in a schedule which list is referred to in the representations and warranties set forth in Sections 3.1(c), 3.2(a) and 3.9(a); the first sentences of Sections 3.10(a) and 3.12; and
Section 3.14(a) such updated information shall be deemed to be included.

     5.12 Public Announcements. The Company and the Buyer (and their respective affiliates) will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby, and neither of them (nor any of their respective affiliates) shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

     5.13 Further Assurances. From time to time, without further consideration, each of the Company and the Subsidiary will, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to consummate the transactions contemplated hereby and to vest in the Buyer good and marketable title to the Sheridan Division Assets (including, without limitation, assistance in the reduction to possession of any thereof). From time to time, without further consideration, the Buyer will, at its own expense, execute and deliver such documents as the Company may reasonably request in order more effectively to consummate the transactions contemplated hereby and to perfect the assumption by the Buyer of the Sheridan Division Liabilities.

     5.14 Sales and Transfer Taxes and Fees. The parties agree that all sales and transfer Taxes and related fees (including all real estate, patent and trademark transfer taxes and recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby will be borne one-half by the Sellers and one-half by the Buyer, and the Sellers will file all necessary Tax returns and other documentation with respect to all such sales, transfer and recording Taxes and fees, and, if required by applicable Law, the Buyer will join in the execution of any such Tax returns or other documentation (including, without limitation, reseller or other certificates of the Buyer reasonably requested by the Sellers).

     5.15 Use of Names. After the Effective Time, none of the Company, the Subsidiary or any of their affiliates shall have the right to continue to use the name "Sheridan" other than in connection with its distribution or service of products produced by the Sheridan Systems Division.

     5.16 Intercompany Accounts. At or prior to the Effective Time the Company shall net the amount of all intercompany payables and receivables between the Company and the Sheridan System Division or the Subsidiary, and such net amount shall be cancelled and forgiven without any payment in respect thereof.

     5.17  Non-Competition.

        (a) The Company will not directly or through any of its subsidiaries, agents or representatives, at any time during the two year period commencing with the date of the Effective Time, (i) engage in the design or manufacture of bindery or newspaper mailroom systems world-wide or (ii) sell any product or spare part or render any service in connection with the bindery or newspaper mailroom systems products which are competitive with the products, spare parts and services currently offered by the Sheridan Systems Division. Notwithstanding the foregoing, the Company will retain the right to sell equipment, spare parts and render service through its Multigraphics division substantially similar to the products and services currently offered by the Multigraphics division (which products and services are described in Schedule 5.17).

        (b) No unauthorized use of the Sheridan Division Intellectual Property will be made at any time after the Effective Time by the Company, the Subsidiary or any of their subsidiaries, agents or representatives.

     5.18 Access to Records after Closing; Cooperation. For a period of six years after the Closing Date, the Company and its representatives shall have reasonable access to all of the books and records relating to the Sheridan Division Assets transferred to the Buyer hereunder (including, without limitation, the right to make extracts thereof) to the extent that such access may reasonably be required by the Company in connection with matters relating to or affected by the operation of the Sheridan Division Assets prior to the Closing Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Company shall be solely responsible for any reasonable out-of-pocket costs or expenses incurred by it pursuant to this Section 5.18. If the Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Buyer shall, prior to such disposition, give the Company a reasonable opportunity, at the Company's expense, to segregate and remove such books and records as the Company may select. In addition to the foregoing, the parties agree to cooperate with each other with respect to the defense of any claims or litigation relating to the Sheridan Systems Division or the transactions contemplated hereby, provided that the party requesting such cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

                                   ARTICLE VI

                               COMPANY EMPLOYEES

     6.1  Employment.

        (a) Effective as of the Effective Time (i) except as set forth herein, the Company and the Subsidiary shall terminate the employment of each of its employees employed by the Company or the Subsidiary in the business of the Sheridan Systems Division (the "Division Employees") and (ii) the Buyer shall offer employment, on an at-will basis, to all current active Division Employees. The Sellers shall retain the first $250,000 of liability incurred within six months of the Effective Time under the Company's severance policy applicable to Division Employees located at Dayton. The Buyer shall assume and be responsible for any severance liability to the extent that it exceeds $250,000 in the aggregate or occurs more than six months after the Effective Time, whichever is first applicable. Effective as of the Effective Time and for a period of one year thereafter, each Division Employee shall be provided with (i) compensation and employee benefit arrangements which shall, in the aggregate, be substantially comparable to those provided by the Company and the Subsidiary to such Division Employee immediately prior to the Effective Time and which shall not be subject to additional waiting periods except for those which would be applicable to similarly situated employees of the Buyer (and no such Division Employee shall be subject to any restrictions or limitations for pre-existing conditions under any medical or dental insurance plan, other than any pre-existing condition that was not waived by the applicable Company or Subsidiary plan) and (ii) if analogous plans are offered, credit for service with the Company and the Subsidiary prior to the Effective Time for all purposes for which such service was recognized by the Company and the Subsidiary, except for purposes of calculating benefit accruals or to the extent that benefits previously provided by the Company or the Subsidiary may be duplicated.

        (b) Subject to Section 6.2, the Company and the Subsidiary shall remain responsible for, and shall indemnify and hold harmless the Buyer, against any and all claims, losses, damages, costs and expenses and other liabilities (other than those constituting Sheridan Division Liabilities) relating to or arising out of (i) any of its plans or obligations thereunder accrued prior to the Effective Time and (ii) coverage of any and all claims for medical, dental or other coverage of Division Employees and their dependents occurring on or prior to the Effective Time. Buyer shall be responsible for, and shall indemnify and hold harmless the Sellers, against any and all claims, losses, damages, costs and expenses and other liabilities relating to or arising out of (i) any of the Buyer's plans or obligations thereunder accrued after the Effective Time and
(ii) coverage of any and all claims for medical, dental or other coverage of Division Employees and their dependents for medical, dental or other covered services rendered after the Effective Time.

        (c) The employment of any of the Division Employees of the Subsidiary shall not be terminated for a reason arising from or in connection with this Agreement. By virtue of the United Kingdom Transfer Regulations all of the Subsidiary's rights, duties, powers, liabilities and obligations in respect of any contract of employment with the Division Employees of the Subsidiary still in force immediately before the Effective Time shall be transferred to the Buyer.

        (d) Except with the prior written consent of the Buyer (which consent shall not be unreasonably withheld), the Sellers shall not terminate the employment or vary the terms of employment of any of the Division Employees of the Subsidiary at any time before the Effective Time.

        (e) The Sellers shall cause the Buyer (or such other company as the Buyer shall notify to the Sellers in writing) to be appointed as the principal employer of the pension plan of the Subsidiary with effect from the Effective Time. For this purpose, principal employer shall be construed as such term is generally construed in connection with pension plans in the United Kingdom.

        (f) The Sellers shall not amend, provide for nor promise augmented or additional benefits in connection with the pension plan of the Subsidiary during the period ending with the Effective Time.

     6.2  Certain Employee Vacation Liability.

        (a) The Company shall remain responsible for, and shall indemnify and hold harmless the Buyer, against any and all claims, losses, damages, costs and expenses and other liabilities relating to or arising out of any vacation due to any Division Employees of the Company which accrued on or prior to July 31, 1995 and is unused as of the Effective Time.

        (b) From and after the Effective Time, the Buyer shall assume and be responsible for, and shall indemnify and hold harmless the Company against, any and all claims, losses, damages, costs and expenses and other liabilities relating to or arising out of any vacation due to any Division Employees of the Company which accrued after July 31, 1995 and is unused as of the Effective Time. It is understood that Buyer would not otherwise provide the vacation benefits contemplated by this Section 6.2(b) were it not in consideration of the Company's obligations under this Agreement.

        (c) The Company has delivered to the Buyer a schedule which shall list
(i) all vacation liability referred to in Section 6.2(a) which the Company estimates will exist as of August 31, 1996 and (ii) all vacation liability referred to in Section 6.2(b) which the Company estimates will exist as of August 31, 1996, which is attached hereto as Schedule 6.2. At the Closing the Company shall deliver an updated Schedule 6.2 showing the liabilities referred to in Sections 6.2(a) and (b) as of the Effective Time.

                                  ARTICLE VII

                               CLOSING CONDITIONS

     7.1 Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) To the extent required by applicable law, each of the Company and the Buyer and any other person (as defined in the HSR Act) required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the FTC pursuant to the HSR Act shall have made such filing and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated.

        (b) There shall be no action, suit or proceeding pending or threatened by or on behalf of any Governmental Entity seeking to enjoin or otherwise challenging the legality of the transactions contemplated by this Agreement, and there shall not be any order, decree or injunction restraining or prohibiting consummation of any of such transactions.

        (c) The stockholders of the Company shall have approved this Agreement pursuant to the terms of Section 5.9 hereunder.

        (d) The Supervisory Board (Aufsichtsrat) of the Buyer and the Supervisory Board (Aufsichtsrat) and the Management Board (Vorstand) of RWE shall have approved this Agreement as contemplated by Section 4.1.

     7.2 Conditions to the Obligations of the Company and the Subsidiary to Effect the Transactions Contemplated Hereby. The obligations of the Company and the Subsidiary to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Company and the
Subsidiary:

        (a) The Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time and the representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise contemplated by this Agreement), and the Company and the Subsidiary shall have received a certificate to that effect signed by two executive officers of the Buyer.

     7.3 Conditions to the Obligations of the Buyer to Effect the Transactions Contemplated Hereby. The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Buyer:

        (a) Each of the Company and the Subsidiary shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time and the representations and warranties of the Company and the Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise contemplated by this Agreement), and the Buyer shall have received a certificate from the Company and the Subsidiary to that effect signed on behalf of the Company by two executive officers and on behalf of the Subsidiary by two directors.

        (b) The Company shall have obtained (i) all material permits, authorizations, consents or approvals of any Governmental Entity (other than as may be required under any applicable laws of the Federal Republic Germany and of the United Kingdom) required for the effective transfer to the Buyer of the Sheridan Division Assets and the Subsidiary and rights and privileges relating thereto, (ii) all material consents or waivers from other parties to licenses, franchises, permits, indentures, agreements and other instruments that are required for the lawful consummation of the transactions contemplated hereby or are necessary in order for the Buyer to conduct the business of the Sheridan Systems Division, substantially in the same manner as heretofore conducted.

        (c) The Buyer shall have obtained all material licenses, franchises, permits, registrations, authorizations, consents or approvals of any Governmental Entity that are necessary in order for the Buyer to conduct the business of the Sheridan Systems Division, substantially in the same manner as heretofore conducted.

     7.4 Certificates. Each of the parties hereto will furnish to the other party such certificates of such party's officers or others and such other documents to evidence fulfillment of the conditions set forth in this Article VII as the other party may reasonably request.

                                  ARTICLE VIII

                              CERTAIN TAX MATTERS

     8.1  Tax Matters.

        (a) For any taxable period of the Sheridan Systems Division that beginning after the Effective Time or that includes (but does not end on) the date of the Effective Time, the Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate authorities all Tax returns, reports and forms required to be filed, and will pay (or cause to be paid) all Taxes due with respect to such returns, reports and forms. For all taxable periods of the Sheridan Systems Division ending on or before the Effective Time, the Company shall timely prepare and file (or cause such preparation and filing) with the appropriate authorities all Tax returns, reports and forms required to be filed, and will pay (or cause to be paid) all Taxes due with respect to such returns, reports and forms.

        (b) The Company and the Buyer shall reasonably cooperate in preparing and filing all returns, reports and forms relating to Taxes or relating to state or local real property transfer or gains Taxes, including maintaining and making available to each other all records reasonably necessary in connection with Taxes or such real property Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes or such real property Taxes.

        (c) Buyer shall prepare, and Buyer and Sellers shall agree to, the allocation of the Purchase Price and the Sheridan Division Liabilities among the Sheridan Division Assets to be purchased hereunder, which allocation shall be reflected in Schedule 8.1(c), finalized as of the Closing Date (the "Allocation"). The Allocation shall be made in accordance with Section 1060 of the Code and applicable Treasury regulations as well as under any analogous provisions of German or United Kingdom Law; provided, however, that the Allocation in respect of the Sheridan Division Assets of the Subsidiary shall approximate the book value of such Sheridan Division Assets as of the Effective Time. Each of the Sellers and the Buyer shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its affiliates to prepare and file, its Tax returns on a basis consistent with the Allocation and (iii) take no position, and cause its affiliates to take no position, inconsistent with the Allocation on any applicable Tax return, in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

     8.2 Indemnity for Taxes.

        (a) The Sellers and their respective affiliates hereby agree to indemnify the Buyer and the Sheridan Systems Division against and hold them harmless from all liability for (i) Taxes of the Sheridan Systems Division attributable to taxable periods ending on or before the Effective Time for which Tax returns were required to be filed prior to the Effective Time, (ii) all federal, state or local income Taxes attributable to operations of the Sheridan Systems Division (the "Closing Period Taxes") attributable to taxable periods commencing before and ending after the Effective Time, (iii) Taxes of any of the businesses of the Company or any of its affiliates other than the business of the Sheridan Systems Division attributable to all taxable periods, (iv) Taxes incurred as a result of any other transactions undertaken by the Sellers or any of their affiliates, including without limitation the liquidation and dissolution of the Company or any of its affiliates and (v) one-half of all Taxes described in Section 5.14; provided, however, the Sellers shall not indemnify the Buyer for any Taxes included in the Sheridan Division Liabilities.

        (b) (i) The Sellers and their respective affiliates agree to indemnify the Buyer and the Sheridan Systems Division against and hold them harmless from all Taxes, expenses or other losses arising out of the failure of the Sellers and their respective affiliates to perform any of the agreements set forth in
Section 8.1 and (ii) the Buyer agrees to indemnify the Sellers and their respective affiliates and hold them harmless from all Taxes, expenses or other losses arising out of the failure by the Buyer to perform any of the agreements set forth in Section 8.1.

        (c) Buyer and the Sellers agree to treat any payment under this Section
8.2 as an adjustment to the Purchase Price.

        (d) The obligation of the Company to indemnify and hold harmless the Buyer and the Sheridan Systems Division, on the one hand, and any of the obligations of the Buyer to indemnify and hold harmless the Company, on the other hand, pursuant to this Section 8.2, shall terminate upon the expiration of the applicable statutes of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

        (e) A party seeking indemnification provided for under this Section 8.2 (a "Tax Indemnified Party") in respect of Taxes, arising out of or involving a claim or demand made by any persons, firm, governmental authority or corporation against such party (a "Tax Third Party Claim") must notify the party from whom such indemnification is sought (the "Tax Indemnifying Party") in writing of the Tax Third Party Claim as promptly as possible but in no event later than 30 days after receipt by the Tax Indemnified Party of written notice of the Tax Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Tax Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Tax Indemnifying Party shall not be liable for any expenses incurred during the period in which the Tax Indemnified Party failed to give such notice). Thereafter, the Tax Indemnified Party shall deliver to the Tax Indemnifying Party, as promptly as possible but in no event later than 30 days after the Tax Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Tax Indemnified Party, relating to the Tax Third Party Claim.

        If a Tax Third Party Claim is made against the Tax Indemnified Party, the Tax Indemnifying Party will be entitled to participate in the defense thereof and to assume the defense thereof with counsel or other tax advisors selected by the Tax Indemnifying Party and satisfactory to the Tax Indemnified Party provided, however, that the Tax Indemnifying Party shall not be entitled to assume the defense of any such contest unless the Tax Indemnifying Party at its option has either provided bond or other security for its obligations under this Section
8.2 satisfactory to the Tax Indemnified Party or paid the Tax Third Party Claim. If the Tax Indemnifying Party assumes such defense, the Tax Indemnifying Party will not be liable to the Tax Indemnified Party for legal or other expenses subsequently incurred by the Tax Indemnified Party in connection with the defense thereof. If the Tax Indemnifying Party assumes such defense, the Tax Indemnified Party shall have the right to participate in the defense thereof and to employ counsel or other tax advisors, at its own expense separate from the counsel or other tax advisors employed by the Tax Indemnifying Party. The Tax Indemnifying Party shall be liable for all reasonable fees and expenses of counsel or other tax advisors employed by the Tax Indemnified Party for any period subsequent to the date the Tax Indemnified Party notifies the Tax Indemnifying Party pursuant to this Section 8.2(e) and during which the Tax Indemnifying Party has not assumed the defense thereof. Whether or not the Tax Indemnifying Party chooses to defend or prosecute any Tax Third Party Claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Tax Indemnifying Party shall have assumed the defense of a Tax Third Party Claim, the Tax Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Tax Third Party Claim without the Tax Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld.

        (f) Without the prior written consent of the Buyer, if a Material Adverse Effect on the liability for Taxes of the Buyer with respect to or arising from the Sheridan Systems Division or Sheridan Division Assets will result therefrom, none of the Sellers nor any of their affiliates shall make or change any election, change an accounting period, adopt or change any accounting method, file any amended Tax return or report, enter into any closing agreement, settle any Tax claim or assessment relating to the Sheridan Systems Division or the Sheridan Division Assets, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to any of the Sheridan Systems Division or the Sheridan Division Assets.

                                   ARTICLE IX

                          TERMINATION AND ABANDONMENT

     9.1  Termination. Subject to the parties' obligations as provided in
Section 5.6, this Agreement may be terminated at any time prior to the Effective
Time:

        (a) by mutual consent of the Company and the Buyer;

        (b) by the Company or the Buyer at any time after October 31, 1996 if the conditions set forth in Article VII shall not have been satisfied or waived;

        (c) by the Buyer, if (i) there has been a material violation or breach by the Company or the Subsidiary of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Buyer impossible and such violation or breach has not been waived by the Buyer or (ii) if the Company shall have entered into a definitive agreement to accept a Competing Proposal or (iii) if the approval by the Board of Directors of the Company contemplated by Section 3.3 shall not have been obtained by July 14, 1996; or

        (d) by the Company, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Company or the Subsidiary impossible and such violation or breach has not been waived by the Company.

     9.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. If this Agreement is terminated as provided herein:

        (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

        (b) each party hereto will use its best efforts to prevent disclosure to third persons of all information received by either party with respect to the business of the other party or its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Entity except (i) as may be required by Law; and (ii) as is permitted by this Agreement; and

        (c) subject to Section 9.3, neither party hereto shall have any liability or further obligation to the other party to this Agreement pursuant to this Agreement except as stated in this Section 9.2 and in Sections 5.4(b) and 5.5, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

     9.3 Transaction Expenses. Each of the Company and the Subsidiary agrees that if all or substantially all of the Sheridan Division Assets are sold, whether by means of an asset sale, stock sale, sale of the Company or otherwise, other than to the Buyer at any time on or prior to August 15, 1996 at a purchase price greater than the Purchase Price, then the Company shall promptly pay upon receipt of documentation therefor all of the Buyer's reasonable expenses incurred in connection with the transactions contemplated by this Agreement up to a maximum of $1,000,000. Such payment shall be made by wire transfer of immediately available funds to an account designated by the Buyer without set-off or deduction.

                                   ARTICLE X

                                CASH MANAGEMENT
                        OF THE SHERIDAN SYSTEMS DIVISION
                           PENDING THE EFFECTIVE TIME

     10.1 Representations and Warranties. (a) Every outstanding account receivable reflected in the Sheridan Division Balance Sheet (except those owned or held by the Subsidiary) and every other note receivable, account receivable or other receivable which is currently outstanding and which is a Sheridan Division Asset (except those owned or held by the Subsidiary), is subject to payment instructions contained in the Sheridan Systems Division's standard form invoice (a complete and accurate copy of which the Company has heretofore delivered to the Buyer), and pursuant to such instructions each such outstanding receivable will, if, as and when paid (in whole or in part), be paid by delivery of cash, wire transfer or a check into Sheridan Systems Division bank accounts at PNC Bank or the Bankers Trust Company listed in Schedule 1.41 (the "Division Clearing Accounts"). Each of the Division Clearing Accounts and the Disbursing Accounts (as hereinafter defined) is a Sheridan Division Bank Account. Amounts collected in the Division Clearing Accounts are transferred daily into a BT Commercial Corp. bank account as agent under the Company's credit facility. The Company maintains a book account (the "Sheridan Division Checkbook"), which is credited on a daily basis for amounts collected in the Division Clearing Accounts and reduced on a daily basis for corporate requirements, (i.e., "Total Requirements" as reflected on Schedule 10.2) and any checks written or moneys transferred on or from the disbursing accounts of the Sheridan Systems Division (the accounts at National City Bank and Northern Trust Company listed in Schedule 1.41, collectively, the "Disbursing Accounts"). For purposes of this Agreement the Sheridan Division Checkbook shall have a balance of zero as of the close of business on the date hereof. The Sheridan Systems Division may not make disbursements from the Disbursing Accounts if such disbursements would cause the balance in the Sheridan Division Checkbook to be less than zero.

     (b) All cash and third party checks and other negotiable instruments convertible into cash upon deposit which constitute proceeds of any asset reflected on the Sheridan Division Balance Sheet (except those owned or held by the Subsidiary) or any other asset which would be a Sheridan Division Asset but for its conversion to cash prior to the Effective Time (except those owned or held by the Subsidiary) are received by the Sheridan Systems Division only by deposit in the Division Clearing Accounts and not through any other bank, clearing or lock box account.

     (c) All cash and third party checks and other negotiable instruments which the Dayton operation of the Sheridan Systems Division receives with new purchase orders for goods or services or both which constitute customer advances relating to specific purchase orders and all cash and third party checks and other negotiable instruments which the Dayton operation of the Sheridan Systems Division receives as progress payments relating to specific purchase orders previously placed are received by the Sheridan Systems Division only by deposit in the Division Clearing Accounts and not through any other bank, clearing or lock box account.

     10.2 Joint Disbursement Authority. (a) Pending the earlier to occur of the Effective Time or a termination of this Agreement, the Company agrees that no payments or other disbursements shall be made by the Company out of the Sheridan Division Checkbook (including any payments from the Disbursing Accounts), except with the written authorization of one of the Buyer's designated representatives (each, a "Buyer's Required Signatory") which shall not be withheld in the case of the daily cash disbursement requirements in the "Total Requirements" reflected in the attached Schedule 10.2 and otherwise shall not be unreasonably withheld or delayed. Buyer hereby designates each of Ian Lyons, Torben Wetche, and Howard Dare to be a Buyer's Required Signatory, it being understood that Buyer may change any Buyer's Required Signatory by notice given to the Company as provided in this Agreement.

     (b) At the Effective Time the Company will cause the Division Clearing Accounts and the Disbursing Accounts to have funds aggregating the positive balance in the Sheridan Division Checkbook, which funds shall constitute a Sheridan Division Asset and shall be unconditionally sold, transferred and delivered to the Buyer in accordance with the provisions of this Agreement.

     (c) Pending the earlier to occur of the Effective Time or a termination of this Agreement, the Company shall not amend or otherwise make any change in the cash receiving and disbursing arrangements set forth in Section 10.1.

     (d) In order to effectuate the intent and purposes of this Article X, the Company shall provide to a Buyer's Required Signatory cash receipt data for the Dayton operation of the Sheridan Systems Division on a daily basis.

     (e) Pending the earlier to occur of the Effective Time or a termination of this Agreement, except as permitted by the next sentence, the Company shall not permit the Subsidiary to, and the Subsidiary shall not transfer or otherwise disburse any cash to the Company or AM International (UK Holdings) Limited. Cash transactions between the Dayton operation of the Sheridan Systems Division and the Subsidiary may only be conducted to or from the Division Clearing Accounts or the Disbursing Accounts and may only be made in respect of inventory payments within standard invoice terms.

     10.3 Balance Sheets. The Company has previously delivered to the Buyer balance sheets reflecting the financial condition of the Sheridan Systems Division as of May 25 and June 22, 1996, which balance sheets were in all respects prepared consistently with the Sheridan Division Balance Sheet and fairly reflected the financial condition of the Sheridan Systems Division as at that date. Such balance sheets, together with the Sheridan Division Balance Sheet, are attached hereto as Schedule 10.3(a). Attached hereto as Schedule 10.3(b) is an estimated balance sheet reflecting the projected financial condition of the Sheridan Systems Division as of July 31, 1996. Such balance sheet was in all respects prepared consistently with the Sheridan Division Balance Sheet and fairly reflects the Company's best estimate as of the date hereof of the projected financial condition of the Sheridan Systems Division as of that date.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

     11.1 Delivery of Schedules. The Schedules required to be delivered pursuant to this Agreement are being delivered simultaneously with the execution and delivery of this Agreement.

     11.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of the Company, the Subsidiary and the Buyer at any time prior to the Effective Time with respect to any of the terms contained herein.

     11.3 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.3.

     11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, telecopied (which is confirmed) or sent by reputable courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

           (a) if to the Company or the Subsidiary, to

               AM International, Inc.
               9399 West Higgins Road
               Rosemont, Illinois 60018
               Telephone: (847) 685-2510
               Facsimile: (847) 292-0610
               Attention: Steven R. Andrews, Esq.

               with a copy to

               Sidley & Austin
               One First National Plaza
               Chicago, Illinois 60603
               Telephone: (312) 853-7567
               Facsimile: (312) 853-7036
               Attention: John J. Sabl, Esq.

           (b) if to the Buyer, to

               Heidelberger Druckmaschinen AG
               Postfach 10 29 40
               D-69019 Heidelberg
               Telephone: 011-49-6221-92-4060
               Facsimile: 011-49-6221-92-4069
               Attention: Dr. Lutz Bucken

               with a copy to

               Skadden, Arps, Slate, Meagher & Flom
               919 Third Avenue
               New York, New York 10022
               Telephone: (212) 735-3000
               Facsimile: (212) 735-2000
               Attention: J. Michael Schell, Esq.

     11.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder; provided, however, that the Buyer may assign its rights to purchase the Sheridan Division Assets to one or more of its wholly owned subsidiaries, as provided in Section 11.6.

     11.6 Designated Subsidiary. Anything in this Agreement to the contrary notwithstanding, each of the Company and the Subsidiary agrees that the Buyer may cause one or more of its wholly owned subsidiaries designated by the Buyer to carry out all or part of the transactions contemplated by this Agreement; provided, however, that no such designation shall affect or diminish the liability of the Buyer under this Agreement.

     11.7 Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.9 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement: (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "subsidiary" when used in reference to any other person shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person; (iii) the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act; and (iv) the term "business day" means each day which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     11.10 Entire Agreement. This Agreement, including the exhibits hereto and the documents, schedules, certificates and instruments referred to herein, and the confidentiality agreement, dated January 19, 1996 between the Buyer and Bear, Stearns & Co. Inc., embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

     11.11 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable Law.

     11.12 Bulk Sales Law. The Buyer waives compliance by Sellers with any bulk sales or similar laws, and Sellers agree to indemnify from any liability resulting from such noncompliance.

                                  ARTICLE XII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     12.1 Survival of Representations. All representations and warranties made by either party pursuant to this Agreement shall not survive the Effective Time and shall terminate and be of no further force or effect upon the earlier to occur of the Effective Time or the date of the termination of this Agreement pursuant to Section 9.1. The covenants and agreements of the parties hereto shall survive in accordance with their respective terms.

     12.2 Statements as Representations. All statements contained herein or in any schedule or certificate delivered pursuant to this Agreement shall be deemed representations and warranties as such term is used in this Agreement.

     IN WITNESS WHEREOF, the Company, the Subsidiary and the Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          AM INTERNATIONAL, INC.

                                          By /s/  Jerome D. Brady

                                            ------------------------------------

                                          Its  Chairman, President and CEO

                                             -----------------------------------

                                          AM GRAPHICS INTERNATIONAL LIMITED

                                          By /s/  Robert Hutchings

                                            ------------------------------------

                                          Its  Acting Managing Director

                                             -----------------------------------

                                          HEIDELBERGER DRUCKMASCHINEN AG

                                          By /s/  Hartmut Mehdorn

                                            ------------------------------------

                                          Its  Chief Executive Officer and
                                               President

                                             -----------------------------------

                                          By /s/  Herbert Meyer

                                            ------------------------------------

                                          Its  Chief Financial Officer

                                             -----------------------------------

Bear Stearns Letterhead

                                                                     APPENDIX II

                                  July 9, 1996

AM International, Inc.
9399 West Higgins Road
Rosemont, IL 60018

Attention: Jerome D. Brady
           Chairman, President and
           Chief Executive Officer

Dear Sirs:

We understand that Heidelberger Druckmaschinen AG ("Heidelberg") intends to acquire substantially all of the assets associated with the operation of the Sheridan Systems Division ("Sheridan") of AM International, Inc. ("AMI") (the "Transaction") in exchange for a cash payment of $50 million and the assumption by Heidelberg of certain of the liabilities associated with the operation of Sheridan (the "Acquisition Consideration"). We further understand that Heidelberg plans to effectuate the Transaction through a wholly owned, direct or indirect subsidiary of Heidelberg. You have provided us with the Asset Purchase Agreement among Heidelberg, AMI and AM Graphics International (UK) Limited in substantially final form (the "Asset Purchase Agreement").

You have asked us to render our opinion as to whether the Acquisition Consideration is fair, from a financial point of view, to AMI.

In the course of our analyses for rendering this opinion, we have:

     1.   reviewed the Asset Purchase Agreement;

     2. reviewed AMI's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended July 31, 1995, and its Quarterly Reports on Form 10-Q for the periods ended October 28, 1995, January 27, 1996 and April 27, 1996;

     3. reviewed certain operating and financial information, including projections, provided to us by management relating to Sheridan's business and prospects;

     4. met with certain members of Sheridan's senior management to discuss its operations, historical financial statements and future prospects;

     5. met with certain of AMI's senior management to discuss Sheridan's operations, historical financial statements and future prospects;

     6.   visited Sheridan's facilities in Dayton, Ohio and Slough, England;

     7. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to Sheridan;

     8. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Sheridan;

     9. solicited indications of interest from companies and other parties that we believed may have an interest in acquiring Sheridan; and

   10. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Sheridan and AMI. With respect to the projections provided to us, we determined not to rely on the estimates of Sheridan's future financial performance in our analyses because of, among other factors, the inherent uncertainty of projections, the numerous revisions made by management to their projections for the current fiscal year and the fact that actual results for the interim periods of the current fiscal year have differed materially from past projections for such periods for Sheridan. We have not assumed any responsibility for the information provided to us and we have further relied upon the assurances of the management of Sheridan and AMI that they are unaware of any facts that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of Sheridan. The Board of Directors of AMI has informed us that it has determined to sell Sheridan at this time due to the overall financial needs of AMI and other business considerations, and we are not commenting upon the appropriateness of such reasons for the Transaction. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

Based on the foregoing, it is our opinion that the Acquisition Consideration is fair, from a financial point of view, to AMI.

We have acted as financial advisor to AMI in connection with the Transaction and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of AMI and does not constitute a recommendation to AMI shareholders as to how to vote on the Transaction. This letter may be included in its entirety in any proxy statement or other document distributed to shareholders of AMI in connection with the solicitation of proxies in favor of the Transaction (but any reference to or description of the opinion expressed herein in any such proxy statement or other document shall be subject to our prior written consent). This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By:  /s/ STEVEN WINOGRAD
                                               ------------------------
                                               Senior Managing Director

                                                      AM INTERNATIONAL, INC.
                                      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                      THE COMPANY FOR THE SPECIAL MEETING ON AUGUST 26, 1996


      The undersigned hereby constitutes and appoints Jerome D. Brady, Thomas D. Rooney and Steven R. Andrews
      and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders of AM INTERNATIONAL, INC., to be held
P     at the Riverway Auditorium, 6133 North River Road, Rosemont, Illinois on August 26, 1996,
      and at any adjournment thereof, on all matters coming before said meeting.
R

O                                             COMMENTS:  (change of address)
                                              ___________________________________________
X                                             ___________________________________________
                                              ___________________________________________
Y                                             ___________________________________________
                                              (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

      You are encouraged to specify your choice by marking the appropriate box ON THE REVERSE SIDE.   If you do not mark any box,
      your proxy will be voted in accordance with the Board of Directors' recommendation.  The Proxies cannot vote your shares unless you sign and return this card.

                                                                                                          SEE REVERSE
                                                                                                             SIDE
- ------------------------------------------------------------------------------------------------------------------------------------

/X/   Please mark your
      vote as in the example.

        This proxy when properly executed will be voted in the manner directed herein.  If no direction is made, this proxy will be voted FOR approval of the Proposed Sale.

- ------------------------------------------------------------------------------------------------------------------------------------
                      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED SALE.
- ------------------------------------------------------------------------------------------------------------------------------------

                        FOR        AGAINST       ABSTAIN
1. Approval of the      / /          / /           / /                           Change of Address/           / /
   Proposed Sale                                                                 Comments on Reverse Side


                                                                                 Please mark this Box if      / /
                                                                                 you will personally be
                                                                                 attending the meeting.

- ------------------------------------------------------------------------------------------------------------------------------------

                                                         Please date and sign exactly as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, name of guardian, please give full title as such.

                                                         _____________________________________________________


                                                         _____________________________________________________
                                                               SIGNATURE(S)                      DATE